As filed with the Securities and Exchange Commission on April 18, 2022

Registration No. 333-264111

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Civista Bancshares, Inc.

(Exact name of Registrant as specified in its charter)

Ohio	6022	34-1558688
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

100 East Water Street

Sandusky, Ohio 44870

(419) 625-4121

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Lance A. Morrsion, Esq.

Civista Bancshares, Inc.

100 East Water Street

Sandusky, Ohio 44870

(419) 627-4530

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael G. Dailey, Esq. Christian Gonzalez, Esq. Dinsmore & Shohl LLP 191 W. Nationwide Blvd., Suite 300 Columbus, Ohio 43215 Phone: (614) 628-6921	Thomas C. Blank, Esq. Shumaker, Loop & Kendrick, LLP 1000 Jackson Street Toledo, Ohio 43604 Phone: (419) 321-1394

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (do not check if smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an “x” in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

DATED APRIL 18, 2022 SUBJECT TO COMPLETION

Prospectus of Civista Bancshares, Inc.	Proxy Statement of Comunibanc Corp.

To the Shareholders of Comunibanc Corp.

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Civista Bancshares, Inc. (“Civista”) and Comunibanc Corp. (“Comunibanc”), have entered into an Agreement and Plan of Merger dated as of January 10, 2022 (the “Merger Agreement”), which provides for the merger of Comunibanc with and into Civista, with Civista being the surviving entity (the “Merger”). Consummation of the Merger is subject to certain conditions, including, but not limited to, obtaining the requisite vote of the shareholders of Comunibanc and the approval of the Merger by various regulatory agencies.

The proposed Merger will bring together two customer-focused organizations with deep commitments to the communities they serve. Both Civista and Comunibanc share a community banking philosophy that is focused on customers and is built upon providing exceptional advice and service to its customers. Overall, the Merger will benefit Comunibanc’s customers by providing them access to a broader array of products and services.

Under the terms of the Merger Agreement, shareholders of Comunibanc will be entitled to receive from Civista, after the Merger is completed, merger consideration payable in the form of Civista common shares and cash to be calculated as set forth in the Merger Agreement. At the effective time of the Merger, each outstanding common share of Comunibanc would be converted into the right to receive: (i) $30.13 in cash; and 1.1888 common shares of Civista. Holders of Civista common shares will continue to own their existing Civista common shares. Civista common shares are traded on the Nasdaq Capital Market® under the symbol “CIVB.” On January 10, 2022 the date of execution of the Merger Agreement, the closing price of Civista’s common shares was $25.12 per share. On April 14, 2022, the closing price of Civista common shares was $22.63 per share. Comunibanc common shares are quoted on the OTC Pink Open Market under the symbol “CBCZ.” On January 10, 2022, the date of execution of the Merger Agreement, the closing price of Comunibanc common shares was $37.90 per share. On April 14, 2022, the closing price of Comunibanc common shares was $56.53 per share.

Because the Exchange Ratio is fixed (except for customary anti-dilution adjustments and certain price protection provisions as described in the Merger Agreement), when you receive Civista common shares as a portion of the consideration for your common shares of Comunibanc, the implied value of the common share consideration that you will receive will depend on the market price of Civista’s common shares when you receive your Civista common shares. The value of the Civista common shares at the time of completion of the Merger could be greater than, less than or the same as the value of Civista common shares on the date of this proxy statement/prospectus. We urge you to obtain current market quotations of Civista common shares and Comunibanc common shares.

Civista will not issue any fractional common shares in connection with the Merger. Instead, each holder of Comunibanc common shares who would otherwise be entitled to receive a fraction of a Civista common share (after taking into account all Comunibanc common shares owned by such holder at the effective time of the Merger) will receive cash, without interest, (rounded to the nearest cent) equal to the Civista fractional common share to which such holder would otherwise be entitled, multiplied by (i) the average of the closing-sale prices of Civista common shares on the NASDAQ Capital Market as reported by The Wall Street Journal for the five (5) consecutive full trading days ending on the trading day preceding the closing date by (ii) the fraction of a share (rounded to the nearest one-thousandth when expressed in decimal form) of Civista common shares which such holder would otherwise be entitled to receive.

Comunibanc will hold a special meeting of its shareholders to vote on the adoption and approval of the Merger Agreement. The special meeting of Comunibanc shareholders will be held at 2 p.m., Eastern Daylight Savings Time, on June 10, 2022, at the Main Office of The Henry County Bank, 122 E. Washington Street, Napoleon, Ohio 43545.

This document is a proxy statement that Comunibanc is using to solicit proxies for use at its special meeting of shareholders to be held on June 10, 2022, to vote on the adoption and approval of the Merger Agreement. It is also a prospectus relating to Civista’s offer and sale of its common shares in connection with the Merger. This proxy statement/prospectus describes the special meeting, the Merger proposal and other related matters.

The board of directors of Comunibanc unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommend that shareholders vote “FOR” each of the proposals to be considered at the special meeting.

You are encouraged to read this document, including the materials incorporated by reference into this document, carefully. In particular, you should read the “RISK FACTORS” section beginning on page 21 for a discussion of the risks related to the Merger and owning Civista common shares after the Merger.

Whether or not you plan to attend Comunibanc’s special meeting, the Comunibanc board urges you to vote by completing, signing and returning the enclosed proxy card in the enclosed postage-paid envelope.

Not voting by proxy or at the Comunibanc special meeting will have the same effect as voting against the adoption and approval of the Merger Agreement. The Comunibanc board urges you to read carefully this proxy statement/prospectus, which contains a detailed description of Comunibanc’s special meeting, the Merger proposal, Civista’s common shares to be issued in the Merger and other related matters.

Sincerely,

William L. Wendt President & Chief Executive Officer Comunibanc Corp.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of Civista common shares to be issued in the Merger or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the Merger described in this proxy statement/prospectus are not savings accounts, deposit accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other federal or state governmental agency.

This proxy statement/prospectus is dated April 18, 2022, and it is first being mailed to Comunibanc shareholders on or about April 25, 2022.

Comunibanc Corp.

Notice of Special Meeting of Shareholders

To be held at 2 p.m., Eastern Daylight Savings Time, on June 10, 2022, at

the Main Office of The Henry County Bank located at 122 E. Washington Street, Napoleon, Ohio 43545

To the Shareholders of Comunibanc Corp.:

Notice is hereby given that a special meeting of the shareholders of Comunibanc Corp. (“Comunibanc”) will be held at 2 p.m., Eastern Daylight Savings Time, on June 10, 2022, at the Main Office of The Henry County Bank, 122 E. Washington Street, Napoleon, Ohio 43545, for the purpose of considering and voting on the following matters:

1.	A proposal to adopt and approve the Agreement and Plan of Merger dated as of January 10, 2022, by and between Civista Bancshares, Inc. and Comunibanc Corp.; and

2.

A proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Agreement and Plan of Merger.

Holders of record of Comunibanc common shares at the close of business on April 18, 2022, the record date, are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. The affirmative vote of the holders of at least a majority of Comunibanc’s shares is required to adopt and approve the Agreement and Plan of Merger.

A proxy statement/prospectus and proxy card for the special meeting are enclosed. A copy of the Agreement and Plan of Merger is attached as Annex A to the proxy statement/prospectus.

Your vote is very important, regardless of the number of Comunibanc common shares you own. Please vote as soon as possible to make sure that your common shares are represented at the special meeting. If you are a holder of record, you may cast your vote in person at the special meeting or, to ensure that your Comunibanc common shares are represented at the special meeting, you may vote your shares by completing, signing and returning the enclosed proxy card. If your shares are held in a stock brokerage account or by a bank or other nominee (in “street name”), please follow the voting instructions provided by your broker, bank or nominee.

The Comunibanc board of directors unanimously recommends that you vote (1) “FOR” the adoption and approval of the Agreement and Plan of Merger, and (2) “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

By Order of the Board of Directors,

William L. Wendt

President & Chief Executive Officer

Comunibanc Corp.

April 18, 2022

WHERE YOU CAN FIND MORE INFORMATION

Civista Bancshares, Inc. (“Civista”) is a publicly traded company that files annual, quarterly and other reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”). The public filings are available to the public from the SEC’s website at www.sec.gov. You may request a copy of Civista’s filings with the SEC (excluding exhibits) at no cost by contacting Civista at the address and/or telephone number below. Certain information filed by Civista with the SEC is also available, without charge, through Civista’s website at www.civb.com under the “Investor Relations” section.

Civista has filed with the SEC a registration statement on Form S-4 to register its common shares to be issued to Comunibanc shareholders as part of the merger consideration. This document is a part of that registration statement. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and request a copy of the registration statement, including any amendments, schedules and exhibits at the addresses set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This proxy statement/prospectus incorporates by reference important business and financial information about Civista from documents filed with or furnished to the SEC that are not included in or delivered with this proxy statement/prospectus. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 68. These documents are available, without charge, to you upon written or oral request at the Civista address and telephone number listed below:

Civista Bancshares, Inc.

100 East Water Street

Sandusky, Ohio 44870

Attention: Investor Relations

(419) 625-4121

Additional information about Comunibanc may be obtained by contacting Comunibanc Corp., c/o The Henry County Bank, 122 E. Washington Street, Napoleon, Ohio 43545, (419) 599-1065.

To obtain timely delivery of these documents, you must request the information no later than                , 2022 in order to receive them before the Comunibanc special meeting.

Civista common shares are traded on the Nasdaq Capital Market® under the symbol “CIVB.” Comunibanc common shares are quoted on the OTC Pink Open Market under the symbol “CBCZ.”

Civista has not authorized anyone to provide you with any information other than the information included in this document and documents which are incorporated by reference. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this document and the documents incorporated by reference are accurate only as of their respective dates. Civista’s business, financial condition, results of operations and prospects may have changed since those dates.

i

LEGAL MATTERS	68
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	68

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are answers to certain questions that you may have regarding the special meeting. You are urged to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document.

Q:	Why am I receiving this proxy statement/prospectus?

A:

You are receiving this proxy statement/prospectus because Civista Bancshares, Inc. (“Civista”) and Comunibanc Corp. (“Comunibanc”) have entered into an Agreement and Plan of Merger dated as of January 10, 2022 (the “Merger Agreement”), attached to this proxy statement/prospectus as Annex A, pursuant to which Comunibanc will be merged with and into Civista, with Civista being the surviving entity (the “Merger”). Immediately following the Merger, or at such later time specified by Civista, The Henry County Bank, an Ohio state-chartered bank and wholly-owned subsidiary of Comunibanc (“Henry County Bank” or the “Subsidiary Bank”), will merge with and into Civista Bank, an Ohio state-chartered bank and wholly owned subsidiary of Civista (“Civista Bank”), with Civista Bank being the surviving bank (the “Civista Bank Merger”). The Merger Agreement must be adopted and approved by the holders of a majority of the Comunibanc common shares outstanding and entitled to vote at the special meeting.

Comunibanc is holding a special meeting of holders of Comunibanc common shares (the “Comunibanc Special Meeting”) to obtain approval of the Comunibanc Merger proposal. Holders of Comunibanc common shares are entitled to dissenter’s rights. This document is also a prospectus that is being delivered to holders of Comunibanc common shares because, in connection with the merger, Civista is offering Civista common shares to holders of Comunibanc’s common shares as part of the Merger Consideration.

This proxy statement/prospectus contains important information about the Merger and the special meeting of the shareholders of Comunibanc, and you should read it carefully. The enclosed proxy materials allow you to vote your Comunibanc common shares without attending the special meeting. Your vote is important, and we encourage you to submit your proxy as soon as possible.

Q:	What will happen in the Merger?

A:

In the Merger, Comunibanc will merge with and into Civista. Each share of Comunibanc common stock issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be converted into the right to receive: 1.1888 Civista common shares (the “Stock Consideration”), and $30.13 in cash (the “Cash Consideration” and together with the Stock Consideration, the “Merger Consideration”). After completion of the Merger, Comunibanc will cease to exist as separate legal entity. Holders of Civista common shares will continue to own their existing Civista common shares. See the information provided in the section entitled “THE MERGER” beginning on page 31 and the Merger Agreement for more information about the Merger.

Q:	Why are Civista and Comunibanc proposing to merge?

A:

Comunibanc believes that the Merger is in the best interests of its shareholders and other constituencies because of, among other reasons, the synergies potentially available as a result of the proposed Merger. Furthermore, as a result of the Merger, Henry County Bank will become part of a larger banking institution, resulting in Henry County Bank’s customers having the breadth of services offered by a larger financial institution, delivered by local bankers with whom they are familiar and who will listen and be able to respond to their customers’ needs. To review Comunibanc’s reasons for the Merger in more detail, see “THE MERGER—Comunibanc’s Reasons for the Merger” on page 33 of this proxy statement/prospectus.

Civista believes that the Merger is in the best interests of its shareholders and will benefit Civista and its shareholders by enabling Civista to further expand into the Northwest Ohio market strengthening the competitive position of the combined organization. Furthermore, Civista believes its increased asset size after the Merger will create additional economies of scale and provide opportunities for asset and earnings growth in an extremely competitive banking environment. To review Civista’s reasons for the Merger in more detail, see “THE MERGER—Civista’s Reasons for the Merger” on page 36 of this proxy statement/prospectus.

Q:	What will Comunibanc shareholders receive in the Merger?

A:

Under the terms of the Merger Agreement, after the Merger is completed shareholders of Comunibanc will be entitled to receive for each Comunibanc common share from Civista the Merger Consideration payable in the form of:

•	1.1888 Civista common shares (“Stock Consideration”), and

•	$30.13 in cash (“Cash Consideration”).

Civista will not issue any fractional common shares in connection with the Merger. Instead, each holder of Comunibanc common shares who would otherwise be entitled to receive a fraction of a Civista common share (after taking into account all Comunibanc common shares owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount (rounded to the nearest cent) equal to the Civista fractional common share to which such holder would otherwise be entitled, multiplied by (i) the average of the closing-sale prices of Civista common shares on the Nasdaq Capital Market® as reported by The Wall Street Journal for the five (5) consecutive full trading days ending on the trading day preceding the closing date by (ii) the fraction of a share (rounded to the nearest one-thousandth when expressed in decimal form) of Civista common shares which such holder would otherwise be entitled to receive.

Q:	Can I make an election to select the form of Merger consideration I desire to receive?

A:	No. Each Comunibanc common share will be converted into the right to receive the combination of cash and Civista common shares as provided in the Merger Agreement.

Q:	Does Comunibanc anticipate paying any dividends prior to the effective date of the Merger?

A:

Yes. Under the terms of the Merger Agreement, Comunibanc is permitted to pay to its shareholders its usual and customary cash dividend of no more than $0.41 on each outstanding share of common stock for the six-month period January 1, 2022 through June 30, 2022, to be declared and paid in June, 2022 consistent with past practices, prorated if the Effective Time occurs prior to the declaration of such dividend, and a dividend $0.20 on each outstanding share of Comunibanc common stock if the Effective Time occurs after October 31, 2022, subject to coordinating with Civista regarding issuance of any dividend to ensure holders of Comunibanc common shares do not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Comunibanc common stock and any Civista common shares such holder receives as result of the Merger.

Q:	What are the expected material U.S. Federal Income Tax consequences of the Merger?

A:

The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Internal Revenue Code”). In addition, the completion of the Merger is conditioned on receipt of tax opinions from both Civista’s legal counsel, Dinsmore & Shohl LLP, and Comunibanc’s legal counsel, Shumaker, Loop & Kendrick, LLP, dated as of the closing date, to the same effect. However, neither Civista nor Comunibanc has requested or received a ruling from the Internal Revenue Service that the Merger will qualify as a reorganization or as to any other aspect of the Merger Agreement or the transactions contemplated by it. The U.S. federal income tax consequences of the Merger to a U.S. resident Comunibanc shareholder will depend on the relative mix of cash and Civista common stock received by that Comunibanc shareholder. U.S. resident Comunibanc shareholders will recognize gain, but not loss, when they exchange their Comunibanc common stock for a combination of cash and Civista common stock, but their taxable gain in that case will not exceed the cash they receive in the Merger. Special rules apply to U.S. resident Comunibanc shareholders who receive cash in lieu of fractional Civista common stock or who properly exercise dissenters’ rights and receive solely cash in exchange for their Comunibanc common stock. Any gain recognized by a shareholder upon the receipt of the Cash Consideration could be subject to an additional tax on “net investment income,” depending on the individual’s adjusted gross income. For further information, please refer to “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 46.

THE TAX CONSEQUENCES OF THE MERGER WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:	When and where will the Comunibanc Special Meeting of shareholders take place?

A:

The special meeting of shareholders of Comunibanc will be held at 2 p.m., Eastern Daylight Savings Time, on June 10, 2022, at the Main Office of Henry County Bank located at 122 E. Washington Street, Napoleon, Ohio 43545.

Even if you plan to attend the Comunibanc special meeting, Comunibanc recommends that you vote your shares in advance so that your vote will be counted if you later decide not to or become unable to attend the special meeting. See “How do I vote my common shares of Comunibanc?” below.

Q:	What matters will be considered at the special meeting of Comunibanc?

A:

The shareholders of Comunibanc will be asked to (1) vote to adopt and approve the Merger Agreement, and (2) vote to approve the adjournment of the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

Q:	Is my vote needed to adopt and approve the Merger Agreement and to approve the other matters?

A:

The adoption and approval of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the Comunibanc common shares outstanding and entitled to vote. The special meeting may be adjourned, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement. The affirmative vote of the holders of a majority of the Comunibanc common shares represented, in person or proxy, at the special meeting is required to adjourn the special meeting.

Q:	How do I vote my common shares of Comunibanc?

A:	If you were the record holder of Comunibanc common shares as of April 18, 2022, you are entitled to receive notice of, and to vote at, the Comunibanc special meeting.

Each holder of Comunibanc common shares is entitled to cast one (1) vote on each matter properly brought before the Comunibanc special meeting for each Comunibanc common share that such holder owned of record as of the record date. Attendance at the Comunibanc special meeting is not required to vote. Whether or not you attend the Comunibanc special meeting, the Comunibanc board of directors urges you to promptly submit your voting instructions by signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares will be represented at the Comunibanc special meeting. If you return your properly executed proxy card, prior to the special meeting and do not revoke it prior to its use, your proxies will be voted at the special meeting or, if appropriate, at any adjournment of the special meeting. Comunibanc’s common shares will be voted as specified on the proxy card or, in the absence of specific instructions to the contrary, will be voted “FOR” the adoption and approval of the Merger Agreement, and, “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies.

If you are a record holder of your shares and you have returned a properly executed proxy card, you may revoke it or change it at any time before a vote is taken at the special meeting by:

•	filing a written notice of revocation with the Secretary of Comunibanc, at 122 E. Washington Street, Napoleon, Ohio 43545;

•

executing and returning another proxy card with a later date than the earlier proxy card you wish to revoke, which later proxy card must be received by the Secretary of Comunibanc, at 122 E. Washington Street, Napoleon, Ohio 43545, before it is voted at the special meeting; or

•	attending the special meeting and either giving notice of revocation in person to the Secretary, or voting by ballot at the special meeting.

If you hold Comunibanc common shares in the name of a broker, bank or other nominee, please see the discussion below regarding shares held in “street name.”

Q:	How can I vote my shares in attendance at the Comunibanc Special Meeting?

A:	Record Holders. Shares held directly in your name as the holder of record of Comunibanc common shares may be voted by attending the Comunibanc special meeting in person.

Shares in “street name.” If your Comunibanc common shares are held in street name, you should have received a notice of internet availability of proxy materials or voting instructions from the broker, bank or other nominee holding your common shares. You should follow the instructions in the notice of internet availability of proxy materials or voting instructions provided by your broker or other nominee in order to instruct your broker or other nominee on how to vote your common shares. The availability of telephone and internet voting will depend on the voting process of your broker or other nominee. If you do not instruct your bank or broker how to vote in the, no votes will be cast on your behalf.

Even if you plan to attend the Comunibanc special meeting, Comunibanc recommends that you vote your shares in advance so that your vote will be counted if you later decide not to or become unable to attend the special meeting. See “How do I vote my common shares of Comunibanc?” above. Additional information on attending the special meeting can be found under the section entitled “The Special Meeting of Shareholders of Comunibanc” on page 27.

Q:	What will happen if I fail to vote or abstain from voting at the Comunibanc Special Meeting?

A:

If you fail to promptly submit your voting instructions by returning your proxy card before the Comunibanc special meeting or vote in person at the Comunibanc special meeting or if you mark “ABSTAIN” on your proxy card or ballot at the special meeting with respect to the proposal to adopt and approve the Merger Agreement, it will have the same effect as a vote “AGAINST” the proposal.

Q:	How will my shares be voted if I return a blank proxy card?

A:

If you sign, date and return your proxy card or your proxy instructions with respect to the Comunibanc proposals and do not indicate how you want your common shares to be voted, then your shares will be voted “FOR” the adoption and approval of the Merger Agreement, and, if necessary, “FOR” the approval of the adjournment of the special meeting to solicit additional proxies.

Q:	How do I vote if I own shares through the Comunibanc ESOP?

A:

If you participate in the Henry County Bank Employee Stock Ownership Plan and Trust (the “ESOP”), which owns approximately 32,800 Comunibanc common shares, you will receive a vote authorization form for the ESOP that reflects all shares that you may direct the trustee to vote on your behalf under the ESOP. The trustee will vote all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the Comunibanc common shares allocated to his or her account. The trustee will vote (i) all allocated shares for which it receives instructions, as instructed by the participants to whom the shares have been allocated, and (ii) all allocated shares for which timely and complete instructions are not received in the same proportion as the shares for which instructions are received.

Q:	If my common shares are held in a stock brokerage account or by a bank or other nominee in “street name”, will my broker, bank or other nominee vote my shares for me?

A:

No. You must provide your broker, bank or nominee (the record holder of your common shares) with instructions on how to vote your common shares. Please follow the voting instructions provided by your broker, bank or nominee. If you do not provide voting instructions to your broker, bank or nominee, then your common shares will not be voted by your broker, bank or nominee.

Assuming a quorum is present, if you are a Comunibanc shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares or you abstain from voting,

•	your broker, bank or other nominee may not vote your shares on the proposal to approve the Merger, which broker non-votes will have the same effect as a vote “AGAINST” such proposal; and

•	your broker, bank or other nominee may not vote your shares on Comunibanc’s adjournment proposal, which broker non-votes will have no effect on the vote for such proposal.

Q:	Can I change my vote after I have submitted my proxy?

A:

Comunibanc shareholders may revoke a proxy at any time before a vote is taken at the special meeting by: (i) filing a written notice of revocation with Comunibanc’s Secretary, at 122 E. Washington Street, Napoleon, OH 43545; (ii) executing and returning another proxy card with a later date; or (iii) attending the special meeting and either giving notice of revocation in person to the Secretary or voting by ballot at the special meeting.

Your attendance at the special meeting will not, by itself, revoke your proxy.

If you hold your common shares in “street name” and you have instructed your broker, bank or nominee to vote your common shares, you must follow directions received from your broker, bank or nominee to change your vote.

Q:	Are the Comunibanc shareholders entitled to dissenters’ rights?

A:

If you are a Comunibanc shareholder as of April 18, 2022, the record date, and you do not vote your shares in favor of the adoption and approval of the Merger Agreement, you will have the right under Section 1701.85 of the Ohio General Corporation Law (“OGCL”) to demand the fair cash value for your Comunibanc common shares. To exercise your dissenters’ rights, you must deliver to Comunibanc a written demand for payment of the fair cash value of your shares before the vote on the adoption and approval of the Merger Agreement is taken at the special shareholders’ meeting. The demand for payment must include your address, the number of Comunibanc common shares owned by you, and the amount you claim to be the fair cash value of your Comunibanc common shares, and should be mailed to: Comunibanc Corp., Attention: Corporate Secretary, 122 E. Washington Street, Napoleon, OH 43545. Comunibanc shareholders who wish to exercise their dissenters’ rights must: (i) not vote in favor of the Merger or elect not to return the proxy card, and (ii) deliver written demand for payment prior to the Comunibanc shareholder vote. For additional information regarding dissenters’ rights, see “DISSENTERS’ RIGHTS” on page 30 of this proxy statement/prospectus and the complete text of the applicable sections of Section 1701.85 of the Ohio General Corporation Law attached to this proxy statement/prospectus as Annex B. We encourage you to consult your legal counsel, at your expense, before attempting to exercise your right to dissent.

Q:	When is the Merger expected to be completed?

A:

We are working to complete the Merger as quickly as possible. We expect to complete the Merger late in the second quarter of 2022, assuming shareholder approvals and all applicable governmental approvals have been received by that date and all other conditions precedent to the Merger have been satisfied or waived.

Q:	Should Comunibanc shareholders send in their stock certificates now?

A:

No. Either at the time of closing or no more than five (5) business days after the Merger is completed, the Exchange Agent for the Merger will send you a letter of transmittal with instructions informing you how to send in your stock certificates to the Exchange Agent. You should use the letter of transmittal to exchange your Comunibanc stock certificates for the Merger Consideration. Do not send in your stock certificates with your proxy form.

Q:	What do I need to do now?

A:

After carefully reviewing this proxy statement/prospectus, including its Annexes, please vote your common shares of Comunibanc using one of the methods as described in the question above entitled “How do I vote my common shares of Comunibanc?” on page 3, as applicable, as soon as possible. By submitting your proxy, you authorize the individuals named in Comunibanc’s proxy to vote your common shares at Comunibanc’s special meeting of shareholders in accordance with your instructions. Your vote is very important. Whether or not you plan to attend the special meeting, please submit your proxy with voting instructions to ensure that your common shares will be voted at the special meeting.

Q:	Are there any risks that I should consider in deciding whether to vote for the approval of the Comunibanc Merger proposal, or the other proposals to be considered at the Comunibanc Special Meeting?

A:

Yes. You should read and carefully consider the risk factors set forth in the section entitled “RISK FACTORS” beginning on page 21. You also should read and carefully consider the risk factors of Civista in the documents that are incorporated by reference into this proxy statement/prospectus.

Q:	Who can answer my questions?

A:	If you have questions about the Merger or desire additional copies of this proxy statement/prospectus or additional proxy cards, please contact Comunibanc at the applicable address below:

Comunibanc Corp.

Attention: William L. Wendt, President

122 E. Washington Street

Napoleon, Ohio 43545

(419) 599-1065

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. You should read carefully this entire document and its Annexes and all other documents to which this proxy statement/prospectus refers before you decide how to vote. In addition, we incorporate by reference important business and financial information about Civista into this document. For a description of this information, See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 68. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document. Each item in this summary includes a page reference, where applicable, directing you to a more complete description of that item.

The Companies

Civista Bancshares, Inc.

Civista Bancshares, Inc.

100 East Water Street

Sandusky, Ohio 44870

(419) 625-4121

Civista, an Ohio corporation incorporated in 1987, is a registered financial holding company headquartered in Sandusky, Ohio. Through Civista Bank, Civista is primarily engaged in the business of community banking, which accounts for substantially all of Civista’s revenue, operating income and assets. Civista Bank, an Ohio state chartered bank, conducts a general banking business that involves collecting customer deposits, making loans, purchasing securities and offering trust services. Civista Bank maintains its main office at 100 East Water Street, Sandusky, Ohio and operates branch banking offices in the following Ohio communities: Sandusky (2), Norwalk (2), Berlin Heights, Huron, Port Clinton, Castalia, New Washington, Shelby (2), Willard, Greenwich, Plymouth, Shiloh, Akron, Dublin, Plain City, Russells Point, Urbana (2), West Liberty, Quincy, Dayton (3), Beachwood, and in the following Indiana communities: Lawrenceburg (3), Aurora, West Harrison, Milan, Osgood and Versailles. Civista also operates loan production offices in Westlake, Ohio and Fort Mitchell, Kentucky. In addition to Civista Bank, the Company’s other subsidiaries include First Citizens Insurance Agency, Inc., Water Street Properties, Inc., FC Refund Solutions, Inc., First Citizens Investments, Inc., First Citizens Capital LLC, CIVB Risk Management, Inc., First Citizens Statutory Trust II, First Citizens Statutory Trust III, First Citizens Statutory Trust IV, Futura TPF Trust I, and Futura TPF Trust II. Civista Bank offers a full complement of deposit, lending and investment products from an experienced team of employees. At December 31, 2021, Civista had total consolidated assets of $3.0 billion, total deposits of $2.4 billion and total shareholders’ equity of $355 million.

Civista common shares are traded on the Nasdaq Capital Market under the symbol “CIVB”. Civista is subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, and, therefore, files reports, proxy statements and other information with the SEC. Further important business and financial information about Civista is incorporated by reference into this proxy statement/prospectus. See “INCORPORATION OF DOCUMENTS BY REFERENCE” on page 68 of this proxy statement/prospectus.

Comunibanc Corp.

Comunibanc Corp.

122 E. Washington Street

Napoleon, Ohio 43545

Phone: (419) 599-1065

Comunibanc, an Ohio corporation, incorporated in 1997, is a bank holding company headquartered in Napoleon, Ohio. Through The Henry County Bank (“Henry County Bank” or the “Subsidiary Bank”), Comunibanc is primarily engaged in community banking. Henry County Bank, an Ohio state chartered bank, conducts a general banking business that involves collecting customer deposits, making loans, and offering individual retirement accounts, health savings accounts, and employee pension plans products. Comunibanc maintains its main office at 122 E. Washington Street, Napoleon, Ohio and operates branch banking offices in the following Ohio communities: Napoleon (2), Bowling Green, Malinta, Liberty Center and Holgate, Ohio.

At December 31, 2021, Comunibanc had total consolidated assets of $329 million, total loans of approximately $164 million, total consolidated deposits of $273 million, and total consolidated stockholders’ equity of $32 million.

Comunibanc Corp.’s common shares are quoted on the OTC Pink Open Market under the symbol “CBCZ”.

The Merger (page 31)

The Merger Agreement provides that, if all of the conditions are satisfied or waived, Comunibanc will be merged with and into Civista, with Civista surviving. Immediately following the Merger, or at such later time specified by Civista, Henry County Bank will merge with and into Civista Bank, with Civista Bank being the surviving entity (the “Civista Bank Merger” or the “Subsidiary Bank Merger”). The Merger Agreement is attached to this proxy statement/prospectus as Annex A and is incorporated in this proxy statement/prospectus by reference. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

What Comunibanc shareholders will receive in the Merger (page 2)

Under the terms of the Merger Agreement, if the Merger is completed, shareholders of Comunibanc will be entitled to receive for each Comunibanc common share: (i) $30.13 in cash and (ii) 1.1888 Civista common shares (the “Merger Consideration”).

The value of the cash consideration is to be received by each Comunibanc shareholder with respect to each common share is fixed at $30.13. The implied value of stock consideration will fluctuate as the market price of Civista common shares fluctuates before the completion of the Merger. The value of the stock consideration that a Comunibanc shareholder actually receives will be based on the closing price on the Nasdaq Capital Market® of Civista common shares upon completion of the Merger.

Civista will not issue any fractional common shares in connection with the Merger. Instead, each holder of Comunibanc common shares who would otherwise be entitled to receive a fraction of a Civista common share (after taking into account all Comunibanc common shares owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount (rounded to the nearest cent) equal to the Civista fractional common share to which such holder would otherwise be entitled, multiplied by (i) the average of the closing-sale prices of Civista common shares on the Nasdaq Capital Market® as reported by The Wall Street Journal for the five (5) consecutive full trading days ending on the trading day preceding the closing date by (ii) the fraction of a share (rounded to the nearest one-thousandth when expressed in decimal form) of Civista common shares which such holder would otherwise be entitled to receive.

Exchange of Comunibanc common shares (page 48)

Within five business days after the effective time, the Exchange Agent will send to each Comunibanc shareholder a letter of transmittal for use in the exchange with instructions explaining how to surrender Comunibanc common share certificates (or book entry shares) to the Exchange Agent. Comunibanc shareholders that surrender their certificates to the Exchange Agent, together with a properly completed letter of transmittal, will receive the merger consideration, including the stock consideration and cash consideration, plus any cash payable in lieu of any fractional shares of Civista, and any dividends or distributions such holder has the right to receive pursuant to the Merger Agreement.

Comunibanc Special Meeting of shareholders (page 27)

A special meeting of shareholders of Comunibanc will be held at 2 p.m., Eastern Daylight Savings Time, on June 10, 2022, at the the Main Office of Henry County Bank, 122 E. Washington Street, Napoleon, Ohio 43545, for the purpose of considering and voting on the following matters:

•	a proposal to adopt and approve the Merger Agreement; and

•

a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

You are entitled to vote at the special meeting if you owned Comunibanc common shares as of the close of business on April 18, 2022. As of April 18, 2022, a total of 828,504 shares of Comunibanc common shares were outstanding and eligible to be voted at the Comunibanc Special Meeting. As of the same date, there were no Comunibanc preferred shares outstanding or eligible to be voted at the Comunibanc Financial special meeting.

Required vote (pages 27)

The adoption and approval of the Merger Agreement by Comunibanc will require the affirmative vote of the holders of at least 414,253 shares of Comunibanc common stock, which is a majority of the Comunibanc common shares outstanding and entitled to vote at the Comunibanc special meeting. A quorum, consisting of the holders of a majority of the outstanding Comunibanc common shares, must be present in person or by proxy at the Comunibanc special meeting before any action, other than the adjournment of the special meeting, can be taken. The affirmative vote of the holders of a majority of the Comunibanc common shares represented, in person or by proxy, at the special meeting is required to adjourn the special meeting, if necessary, to solicit additional proxies.

The directors of Comunibanc who collectively have the power to vote approximately 6.5% of the outstanding Comunibanc common shares, entered into a support agreement with Civista on January 10, 2022, pursuant to which they agreed, subject to certain terms and conditions, to vote all of their shares in favor of the adoption and approval of the Merger Agreement. As of the date of this proxy statement/prospectus, Civista and its directors, executive officers and affiliates beneficially owned no Comunibanc common shares, and Comunibanc and its directors, executive officers and affiliates beneficially owned no Civista common shares.

Park National Bank acts as trustee for the ESOP (the “Trustee”), which holds approximately 32,800 Comunibanc common shares. Each participant in the ESOP will have the right to instruct the Trustee on how to cast the votes attributable to the participant’s allocated shares, and the Trustee will vote any shares with respect to which a participant has not provided instruction in the same proportion as the shares for which instructions are received.

Recommendation to Comunibanc shareholders (page 29)

The board of directors of Comunibanc unanimously approved the Merger Agreement. The board of directors of Comunibanc believes that the Merger is in the best interests of Comunibanc and its shareholders, and, as a result, the directors unanimously recommend that Comunibanc shareholders vote “FOR” the adoption and approval of the Merger Agreement, and “FOR” the proposal to adjourn the special meeting, if necessary and appropriate, to solicit additional proxies.

In reaching this decision, the board of directors of Comunibanc considered many factors, which are described in the section captioned “THE MERGER—Background of the Merger” and “THE MERGER—Comunibanc’s Reasons for the Merger” beginning on page 31 and page 33, respectively, of this proxy statement/prospectus.

Opinion of Comunibanc’s Financial Advisor (page 35)

In connection with the Merger, Comunibanc’s financial advisor, ProBank Austin (“ProBank Austin”), delivered a written opinion, dated January 10, 2022, to the Comunibanc board of directors as to the fairness, from a financial point of view of the merger consideration, including the Exchange Ratio in the Merger to be received by the holders of Comunibanc common shares. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by ProBank Austin in preparing the opinion, is attached as Annex C to this proxy statement/prospectus. ProBank Austin’s opinion speaks only as of the date of this opinion. The opinion was for the information of, and was directed to, the Comunibanc board of directors (in its capacity as such) in connection with its consideration of the financial terms of the Merger. The opinion did not address the underlying business decision of Comunibanc to engage in the Merger or enter into the Merger Agreement or constitute a recommendation to the Comunibanc board of directors in connection with the Merger, and it does not constitute a recommendation to any holder of Comunibanc common shares or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter.

Material U.S. federal income tax consequences of the Merger (page 46)

Civista and Comunibanc intend that the Merger will be treated as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). Both Civista and Comunibanc intend that each will be a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code. If treated as a reorganization, for U.S. federal income tax purposes (i) no gain or loss will be recognized by Civista or Comunibanc as a result of the Merger under Sections 361(a) and 1032 of the Internal Revenue Code and (ii) a U.S. resident holder of Comunibanc common shares receiving both cash and Civista common shares in exchange for such holder’s Comunibanc common shares (not including any cash received in lieu of fractional shares) will recognize gain (but not loss), but, under Section 356 of the Internal Revenue Code, such holder’s taxable gain in that case will not exceed the cash the receive in the Merger (not included any cash received in lieu of fractional shares). A U.S. resident Comunibanc shareholder receiving cash in lieu of fractional Civista common shares will, subject to the provisions and limitations of Section 302 of the Internal Revenue Code, recognize gain or loss as if such fractional Civista common share was distributed as part of the Merger and then redeemed by Civista under Sections 302 and 1001 of the Internal Revenue Code in accordance with Internal Revenue Service Rev. Rul. 66-365, 1966-2 C.B. 116. A U.S. resident Comunibanc shareholder who exercise dissenters’ rights and receive solely cash in exchange for Comunibanc common shares in the Merger will recognize gain or loss equal to the difference between the amount of cash received and such holder’s tax basis in such Comunibanc common shares under Sections 302 and 1001 of the Internal Revenue Code. Any resulting gain will be capital gain if the Comunibanc common shares were held as a capital asset at the time of the Merger and, specifically, long-term capital gain if such U.S. holder’s holding period with respect to such Comunibanc common shares is greater than one year under Sections 1221 through 1223 of the Internal Revenue Code, unless otherwise treated as a distribution to which Section 301 of the Internal Revenue Code applies (and, thereunder, potentially as a dividend) under Section 302(d) of the Internal Revenue Code or as a dividend under Section 356(a)(2) of the Internal Revenue Code.

Determining the actual tax consequences of the Merger to Comunibanc shareholders can be complicated. This tax treatment may not apply to all Comunibanc shareholders. All Comunibanc shareholders should read carefully the description under the section captioned “THE MERGER —Material U.S. Federal Income Tax

Consequences of the Merger” beginning on page 46 of this proxy statement/prospectus and are strongly encouraged to consult their own tax advisors concerning these matters. All Comunibanc shareholders should consult their tax advisors as to the specific tax consequences of the Merger to them, including, without limitation, the applicability and effect of the alternative minimum tax and any state, local, foreign, and other tax laws, your basis in any Civista common shares received in the Merger, your holding period with respect to any Civista common shares received in the Merger, your tax return reporting requirements, or the applicability and effect of any proposed changes in any tax laws.

Interests of directors and executive officers of Comunibanc (page 43)

The directors and some of the executive officers of Comunibanc have interests in the Merger that are different from, or in addition to, the interests of Comunibanc shareholders generally. These include:

•	continued indemnification and continued insurance for directors and officers of Comunibanc for events occurring before the Merger;

•	coverage under a directors’ and officers’ insurance policy for six years following the effective date of the Merger;

•

one Comunibanc director will be appointed to serve on the board of directors of Civista Bank selected by Civista, in accordance with the Civista Bank regulations, corporate governance guidelines and applicable law; and

•

upon the consummation of the Merger, and subject to certain other conditions, payments to be paid to certain directors and executive officers pursuant to supplemental retirement programs, deferred fee agreements, deferred compensation agreements, and/or change in control agreements.

Each of Civista’s and Comunibanc’s board of directors was aware of these interests and considered them in approving the Merger Agreement. See “THE MERGER—Interests of Comunibanc Directors and Executive Officers in the Merger” beginning on page 43 of this proxy statement/prospectus.

Dissenters’ rights of Comunibanc shareholders (page 30 and Annex B)

Under Ohio law, Comunibanc shareholders who do not vote in favor of the adoption and approval of the Merger Agreement and deliver a written demand for payment for the fair cash value of their Comunibanc common shares prior to the Comunibanc special meeting, will be entitled, if and when the Merger is completed, to receive the fair cash value of their Comunibanc common shares. The right to make this demand is known as “dissenters’ rights.” Comunibanc shareholders’ right to receive the fair cash value of their Comunibanc common shares, however, is contingent upon strict compliance with the procedures set forth in Section 1701.85 of the OGCL. A Comunibanc shareholder’s failure to vote against the adoption and approval of the Merger Agreement will not constitute a waiver of such shareholder’s dissenters’ rights, provided that such shareholder does not vote in favor of the Merger Agreement or return an unmarked proxy card.

For additional information regarding dissenters’ rights, see “DISSENTERS’ RIGHTS” on page 30 of this proxy statement/prospectus and the complete text of Section 1701.85 of the OGCL attached to this proxy statement/prospectus as Annex B. If Comunibanc shareholders should have any questions regarding dissenters’ rights, such shareholders should consult with their own legal advisers.

Certain differences in shareholder rights (page 64)

When the Merger is completed, Comunibanc shareholders (other than those exercising dissenters’ rights) will receive Civista common shares and, therefore, will become Civista shareholders. As Civista shareholders, your rights will be governed by Civista’s Amended and Restated Articles of Incorporation and Amended and Restated Regulations, as well as Ohio law. See “COMPARISON OF CERTAIN RIGHTS OF COMUNIBANC AND CIVISTA SHAREHOLDERS” beginning on page 64 of this proxy statement/prospectus.

Regulatory approvals required for the Merger (page 42)

The Merger cannot be completed until Civista receives the required regulatory approvals, which include the approval the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the Ohio Division of Financial Institutions (“ODFI”) for the Subsidiary Bank Merger and the Federal Reserve’s approval, nonobjection or waiver of an application, to consummate the Merger. On March 4, 2022, Civista submitted the appropriate applications to both the Federal Reserve and ODFI for the Merger and the Subsidiary Bank Merger for approvals and/or nonobjection. The Federal Reserve approved the Subsidiary Bank Merger on April 13, 2022 and approval from ODFI is pending, and is anticipated to follow soon. Although neither Civista nor Comunibanc know of any reason why it cannot obtain these regulatory approvals in a timely manner, Civista and Comunibanc cannot be certain when or if they will be obtained, or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the Merger or the Subsidiary Bank Merger.

Conditions to the Merger (page 55)

As more fully described in this proxy statement/prospectus and in the Merger Agreement, the completion of the Merger depends on the adoption and approval of the Merger Agreement by Comunibanc shareholders and receipt of the required regulatory approvals, in addition to satisfaction of, or where legally permissible, waiver of, other customary conditions. Although Civista and Comunibanc anticipate the closing of the Merger will occur late in the second quarter of 2022, neither Civista nor Comunibanc can be certain when, or if, the conditions to the Merger will be satisfied or, where permissible, waived, or that the Merger will be completed. See “THE MERGER AGREEMENT—Conditions to Consummation of the Merger” beginning on page 55 of this proxy statement/prospectus.

Termination of the Merger Agreement (page 62)

Civista and Comunibanc may mutually agree to terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective, whether before or after shareholder approval, if the board of directors of both approves such termination by vote of a majority of the members of each board. In addition, either Civista or Comunibanc, acting alone, may terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective under the following circumstances:

•

(i) if any of the required regulatory approvals is denied and the denial has become final and nonappealable, (ii) if any of the required regulatory approvals is requested, directed or advised to be withdrawn by such applicable regulatory body, or (iii) if any regulatory bodies issue a final nonappealable law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Subsidiary Bank Merger;

•	if the Comunibanc shareholders do not adopt and approve the Merger Agreement at their special shareholder meeting;

•

if there is a material breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement that cannot be or has not been cured within 30 days of notice of the breach; or

•	if the Merger has not been consummated by November 30, 2022, unless the failure to complete the Merger by that date is due to the knowing action or inaction of the party seeking to terminate.

Civista, acting alone, may terminate the Merger Agreement and abandon the Merger at any time before the special meeting of Comunibanc shareholders upon written notice to Comunibanc if the Comunibanc board of directors:

•	fails to include its recommendation to the Comunibanc shareholders in this proxy statement/prospectus that they adopt the Merger Agreement;

•

withdraws, modifies, or qualifies Comunibanc’s recommendation to shareholders, including by publicly approving, endorsing or recommending, or publicly proposing to approve, endorse or recommend, any other acquisition proposal, or fails to recommend against acceptance of an acquisition proposal that has been publicly disclosed within five (5) business days after the commencement of the tender or exchange offer, or fails to issue a press release announcing its unqualified opposition to the acquisition proposal within five (5) business days after an acquisition proposal is publicly announced; or

•	fails to comply with its obligations under the Merger Agreement.

Comunibanc, acting alone, may terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective upon written notice to Civista:

•	if Comunibanc intends to enter into an agreement relating to a superior acquisition proposal in accordance with the terms of the Merger Agreement; or

•

if, prior to the effective time of the Merger and during the time period specified in the Merger Agreement, the market value of Civista’s common shares drops below certain pre-determined thresholds while the Nasdaq Bank Index does not; subject, however, to Civista’s right to cure by providing notice to Comunibanc that Civista intends to proceed with the Merger by paying additional consideration.

Acquisition proposals and termination fee (page 63)

If the Merger Agreement is terminated by Comunibanc under certain circumstances involving alternative acquisition proposals, Comunibanc may be required to pay a termination fee to Civista equal to $2,008,000.00.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR CIVISTA

The following table summarizes financial results achieved by Civista for the periods and at the dates indicated and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Civista’s Consolidated Financial Statements and the notes to the Consolidated Financial Statements contained in reports that Civista has previously filed with the SEC. Historical financial information for Civista can be found in its Annual Report on Form 10-K for the fiscal year ended December 31, 2021. The information at and for the three months ended December 31, 2021 and 2020 is unaudited. However, in the opinion of management of Civista all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the three months ended December 31, 2021 and 2020 are not necessarily indicative of the results that may be expected for future periods. See “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document for instructions on how to obtain the information that has been incorporated by reference. You should not assume the results of operations for past periods noted below indicate results for any future period.

The information below has been derived from Civista’s Consolidated Financial Statements.

	At or For the Three Months Ended December 31,
(Dollars in thousands, except per share data)	2021	2020	2021	2020	2019
Operating Data
Total interest income	$24,735	$25,721	$101,742	$99,865	$98,054
Total interest expense	1,412	2,190	6,317	10,138	12,954
Net interest income	23,323	23,531	95,425	89,727	85,100
(Recovery of) provision for credit losses	—	2,250	830	10,112	1,035
Net (loss) gain on investment securities	(6)	71	1,972	37	153
Net (loss) gain on asset disposals and other transactions	—	—	(1)	2	(33)
Total non-interest income excluding net gains and losses	6,817	7,595	29,480	28,145	22,290
Total non-interest expense	17,173	16,968	78,484	70,665	66,947
Net income	10,982	10,173	40,456	32,192	33,878

Balance Sheet Data
Total investment securities	$560,946	$364,350	$560,946	$364,350	$359,690
Loans, net of deferred fees and costs (“total loans”)	1,997,879	2,057,502	1,997,879	2,057,502	1,708,970
Allowance for loan losses	26,641	25,028	26,641	25,028	14,767
Goodwill and other intangible assets	84,432	84,926	84,432	84,926	85,156
Total assets	3,011,983	2,768,862	3,011,983	2,768,862	2,309,557
Non-interest-bearing deposits	788,906	720,809	788,906	720,809	512,553
Brokered deposits	26,610	64,741	26,610	64,741	33,994
Other interest-bearing deposits	1,601,185	1,403,848	1,601,185	1,403,848	1,132,217
Short-term borrowings	—	—	—	—	101,500
Other long-term borrowings	102,813	29,427	102,813	29,427	29,427
Total stockholders’ equity	355,212	350,108	355,212	350,108	330,126
Tangible assets	2,927,551	2,683,936	2,927,551	2,683,936	2,224,401
Tangible equity	270,780	265,182	270,780	265,182	244,970

Per Common Share Data
Earnings per common share—basic	$0.73	$0.64	$2.63	$2.00	$2.12
Earnings per common share—diluted	0.73	0.64	2.63	2.00	2.01
Cash dividends declared per common share	0.14	0.11	0.52	0.44	0.42
Book value per common share	23.75	22.02	23.75	22.02	19.78
Tangible book value per common share	18.28	16.82	18.28	16.82	14.77
Weighted-average number of common shares outstanding—basic	14,939,027	15,862,795	15,343,215	16,080,863	15,612,868
Weighted-average number of common shares outstanding—diluted	14,939,027	15,862,795	15,343,215	16,080,863	16,851,740
Common shares outstanding at end of period	14,954,200	15,898,032	14,954,200	15,898,032	16,687,542
Closing share price at end of period	24.40	17.53	24.40	17.53	24.00

Significant Ratios
Return on average stockholders’ equity	12.49%	11.79%	11.61%	9.57%	10.64%
Return on average tangible equity	16.48%	15.66%	15.30%	12.80%	14.57%
Return on average assets	1.47%	1.44%	1.34%	1.17%	1.51%
Average stockholders’ equity to average assets	11.75%	12.23%	11.52%	12.21%	14.20%
Average total loans to average deposits	81.21%	96.63%	81.46%	93.99%	95.45%
Net interest margin	3.42%	3.69%	3.47%	3.70%	4.31%
Efficiency ratio	56.20%	53.70%	61.10%	59.10%	61.40%
Dividend payout ratio	19.18%	17.19%	19.77%	22.00%	20.90%
Total loans to deposits	82.67%	93.98%	82.67%	93.98%	101.80%
Total investment securities as percentage of total assets	18.62%	13.16%	18.62%	13.16%	15.57%

Asset Quality Ratios
Nonperforming loans as a percent of total loans	0.27%	0.35%	0.27%	0.35%	0.53%
Nonperforming assets as a percent of total assets	0.18%	0.26%	0.18%	0.26%	0.39%
Nonperforming assets as a percent of total loans and OREO	0.27%	0.36%	0.27%	0.36%	0.53%
Criticized loans as a percent of total loans	3.90%	7.20%	3.90%	7.20%	1.51%
Classified loans as a percent of total loans	2.29%	3.15%	2.29%	3.15%	0.86%
Allowance for credit losses as a percent of total loans	1.33%	1.22%	1.33%	1.22%	0.86%
Allowance for credit losses as a percent of nonperforming loans	496.10%	343.05%	496.10%	343.05%	161.95%
(Recovery of) provision for credit losses as a percent of average total loans	0.00%	0.11%	0.04%	0.52%	0.06%
Net charge-offs as a percentage of average total loans	0.00%	0.01%	0.04%	0.01%	0.00%

Capital Information
Common equity tier 1 capital ratio	12.92%	13.21%	12.92%	13.21%	13.63%
Tier 1 risk-based capital ratio	14.35%	14.74%	14.35%	14.74%	15.29%
Total risk-based capital ratio (tier 1 and tier 2)	19.17%	15.99%	19.17%	15.99%	16.13%
Tier 1 leverage ratio	10.21%	10.77%	10.21%	10.77%	12.34%
Common equity tier 1 capital	$265,637	$254,032	$265,637	$254,032	$241,074
Tier 1 capital	295,064	283,459	295,064	283,459	270,501
Total capital (tier 1 and tier 2)	394,164	307,504	394,164	307,504	285,268
Total risk-weighted assets	$2,056,223	$1,922,627	$2,056,223	$1,922,627	$1,768,818
Total stockholders’ equity to total assets	11.79%	12.64%	11.79%	12.64%	14.29%
Tangible common equity to tangible assets	9.25%	9.88%	9.25%	9.88%	11.01%

UNAUDITED COMPARATIVE PER SHARE DATA

The following table sets forth for Civista and Comunibanc certain historical, pro forma and pro forma-equivalent per share financial information as of and for the year ended December 31, 2021 and unaudited pro forma financial information as of and for the three months ended December 31, 2021. The information in the table below, in part, is derived from and should be read together with the historical Consolidated Financial Statements of Civista that are incorporated by reference in this proxy statement/prospectus. The unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect certain anticipated costs and benefits of the Merger and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the Merger been consummated at the beginning of the periods presented. The pro forma data gives effect to the Merger and is based on numerous assumptions and estimates. The pro forma combined per share data and Comunibanc pro forma per share data are prepared assuming a maximum of 984,926 common shares will be issued in the Merger. See “THE MERGER AGREEMENT—Merger Consideration” on page 51.

	As of and For the Year Ended December 31, 2021	As of and For the Three Months Ended December 31, 2021
Earnings per share: Basic
Civista total historical	$2.63	$0.73
Comunibanc historical	$2.07	$0.49
Pro forma total combined	$2.59	$0.72
Equivalent pro forma for one Comunibanc common share (1)	$3.08	$0.86
Earnings per share: Diluted
Civista total historical	$2.63	$0.73
Comunibanc historical	$2.07	$0.49
Pro forma combined	$2.59	$0.72
Equivalent pro forma for one Comunibanc common share (1)	$3.08	$0.86
Cash dividends declared per share
Civista total historical	$0.52	$0.14
Comunibanc historical	$0.82	$0.41
Pro forma combined (2)	$0.52	$0.14
Equivalent pro forma for one Comunibanc common share (3)	$0.62	$0.17
Book value per share:
Civista total historical	$23.75	$23.75
Comunibanc historical	$38.65	$38.65
Pro forma combined	$22.90	$22.90
Equivalent pro forma for one Comunibanc common share (1)	$27.23	$27.23

(1)	Pro Forma per equivalent Comunibanc Corp. share information is calculated based on pro forma information multiplied by the exchange ratio of 1.1888.
(2)	Pro forma combined dividends per share represent Civista’s historical dividends per share.
(3)	Pro forma per equivalent Comunibanc Corp. dividend information is calculated based on Civista’s historical dividends per share multiplied by the exchange ratio of 1.1888.

MARKET PRICE AND DIVIDEND INFORMATION

Civista’s common shares are listed and trade on the Nasdaq Capital Market® under the symbol “CIVB”. As of April 14, 2022 there were 14,724,189 Civista common shares outstanding. Civista has approximately 1499 shareholders of record.

Comunibanc’s common shares are quoted on the OTC Pink Open Market under the symbol “CBCZ,” however, the shares do not have an active trading market and are not traded frequently. As of April 18, 2022 there were 828,504 Comunibanc common shares outstanding, which were held by 384 holders of record.

The information presented in the following table reflects the last reported sale prices per share of Civista common shares and Comunibanc common shares as of January 10, 2022, the last trading day preceding our public announcement of the Merger, and April 14, 2022, the last practicable day for which information was available prior to the date of this proxy statement/prospectus. The table also presents the implied value of Comunibanc common shares based on those prices for Civista’s common shares and the 1.1888 fixed exchange ratio. The implied value reflected below includes the $30.13 in cash consideration that will be paid in the Merger. No assurance can be given of what the market price of Civista’s common shares will be if and when the Merger is completed.

	Civista Common Shares	Comunibanc Common Shares	Implied value per Comunibanc common share at the 1.1888 fixed exchange ratio (including the $30.13 in cash consideration)
January 10, 2022	$25.12	$37.90	$59.99
April 14, 2022	$22.63	$56.53	$57.03

The following table lists the high and low prices per share for Civista common shares and Comunibanc common shares and the cash dividends declared by each company for the periods indicated.

	Civista Common Shares			Comunibanc Common Shares (1)
	High	Low	Dividends	High	Low	Dividends
2020
First Quarter	$24.32	$12.00	$0.11	$32.35	$25.00	$0.00
Second Quarter	$18.23	$11.62	$0.11	$26.00	$24.40	$0.39
Third Quarter	$15.73	$11.25	$0.11	$26.50	$24.05	$0.00
Fourth Quarter	$17.96	$12.32	$0.11	$27.00	$25.50	$0.41
2021
First Quarter	$23.94	$16.46	$0.12	$32.00	$27.00	$0.00
Second Quarter	$23.98	$21.80	$0.12	$32.90	$28.61	$0.41
Third Quarter	$24.26	$21.40	$0.14	$33.75	$30.25	$0.00
Fourth Quarter	$25.94	$22.59	$0.14	$37.90	$30.88	$0.41
2022
First Quarter	$25.87	$23.11	$0.14	$58.50	$37.90	$0.00
Second Quarter (through April 14, 2022)	$24.53	$22.50	$0.00	$58.08	$56.53	$0.00

(1)

Comunibanc’s common shares are quoted on the over-the-counter market, do not have an active trading market and are not traded frequently. Consequently, the prices quoted above may not represent an accurate indication of the value of Comunibanc common shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements about the benefits of the proposed merger, the plans, objectives, expectations and intentions of Civista and Comunibanc, the expected timing of completion of the Merger, and other statements that are not historical facts. Such statements are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, continue, remain, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995 (“Reform Act”), notwithstanding that such statements are not specifically identified.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors, in addition to the factors relating to the Merger discussed under the caption “RISK FACTORS” beginning on page 21 and the factors previously disclosed in Civista’s reports filed with the SEC, which could cause actual results to differ materially from those contained or implied in the forward-looking statements:

•	changes in general economic, political, or industry conditions;

•

the magnitude and continued duration of the COVID-19 pandemic and its impact on the global economy and financial market conditions and Civista’s and Comunibanc’s businesses, results of operations, and financial conditions;

•	uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve;

•	volatility and disruptions in global capital and credit markets;

•	movements in interest rates;

•	discontinuation of LIBOR;

•	competitive pressures on product pricing and services;

•	success, impact, and timing of Civista’s and Comunibanc’s business strategies, including market acceptance of any new products or services;

•

the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Act and the Basel III regulatory reforms, as well as those involving the ODFI, Federal Reserve, Federal Deposit Insurance Corporation, and Consumer Financial Protection Bureau;

•

changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental or legislative action and other changes pertaining to banking, securities, taxation and financial accounting and reporting, environmental protection and insurance, and the ability to comply with such changes in a timely manner;

•	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the Merger Agreement;

•	the outcome of any legal proceedings that may be instituted against Civista or Comunibanc;

•	delays in completing the Merger;

•

the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Merger);

•	the failure to obtain Comunibanc’s shareholders approval or to satisfy any of the other conditions to the Merger on a timely basis or at all;

•

the possibility that the anticipated benefits of the Merger are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Civista and Comunibanc do business;

•	the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the Merger;

•	the ability to complete the Merger and integration of Civista and Comunibanc successfully;

•	the dilution caused by Civista’s issuance of additional shares of its capital stock in connection with the Merger;

•	revenues or earnings following the Merger may be lower than expected; and

•	other factors that may affect the future results of Civista and Comunibanc.

In addition, certain statements may be contained in the future filings of Civista with the SEC, in press releases and in oral and written statements made by or with the approval of Civista that are not statements of historical fact and constitute forward-looking statements within the meaning of the Reform Act. Examples of forward-looking statements include, but are not limited to:

•

statements about the benefits of the Merger between Civista and Comunibanc, including future financial and operating results, cost savings, enhanced revenues and accretion to reported earnings that may be realized from the Merger;

•	statements regarding plans, objectives and expectations of Civista or Comunibanc or their respective management or boards of directors;

•	statements regarding future economic performance; and

•	statements regarding assumptions underlying any such statements.

You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the dates of the documents incorporated by reference in this proxy statement/prospectus. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, we caution you not to place reliance on these forward-looking statements. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results. Except as required by applicable law, neither Civista nor Comunibanc undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.

Additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, are discussed in the reports that Civista has filed with the SEC as described under “Where You Can Find More Information” in the forepart of this document.

Civista and Comunibanc expressly qualify in their entirety all forward-looking statements attributable to either of them, or any person acting on their behalf, by reference to the cautionary statements contained or referred to in this proxy statement/prospectus.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” on page 19, you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document.

An investment by Comunibanc shareholders in Civista common shares as a result of the exchange of shares of Civista common shares for Comunibanc common shares in the Merger involves certain risks. In addition, Civista discusses certain other material risks connected with the ownership of Civista common shares and with Civista’s business under the caption “Risk Factors” appearing in its Annual Report on Form 10-K most recently filed with the SEC and may include additional or updated disclosures of such material risks in its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that Civista has filed with the SEC or may file with the SEC after the date of this proxy statement/prospectus, of which such reports are or will be incorporated by reference in this proxy statement/prospectus.

Holders of Comunibanc common shares should carefully read and consider all of these risks and all other information contained in this proxy statement/prospectus, including the discussions of risk factors included in the documents incorporated by reference in this proxy statement/prospectus, in deciding whether to vote for approval of the various proposals for which they may be entitled to vote at the Comunibanc Special Meeting described herein. The risks described in this proxy statement/prospectus and in those documents incorporated by reference may adversely affect the value of Civista common shares that you, as an existing holder of Comunibanc common shares, will hold upon consummation of the Merger, and could result in a significant decline in the value of Civista common shares and cause the current holders of Civista common shares and/or the holders of Comunibanc common shares to lose all or part of the value of their respective investments in Civista common shares.

Risks Related to the Merger

Because the market price of Civista common shares may fluctuate, holders of Comunibanc common shares cannot be certain of the market value of the Merger Consideration they will receive.

Under the terms of the Merger Agreement, all of the Comunibanc common shares exchanged in the Merger will be exchanged for a combination of Civista common shares and cash. The cash portion of the Merger consideration is fixed at $30.13 per share, and the common share portion is fixed at 1.1888 Civista common shares for each common share of Comunibanc exchanged.

Civista will not issue any fractional shares of common shares in connection with the Merger. Instead, each holder of Comunibanc common shares who would otherwise be entitled to receive a fraction of a Civista common share (after taking into account all shares of Comunibanc common shares owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount equal to the Civista fractional common share to which such holder would otherwise be entitled to multiplied by the average of the closing sale price of Civista common shares on the Nasdaq Capital Market for the five (5) consecutive full trading days immediately preceding the effective date of the Merger.

Any change in the market price of Civista common shares prior to the completion of the Merger will affect the market value of the Merger Consideration that Comunibanc shareholders will receive following completion of the Merger. Stock price changes may result from a variety of factors that are beyond the control of Civista and

Comunibanc, including but not limited to general market and economic conditions, impacts and disruptions resulting from the ongoing COVID-19 pandemic, changes in their respective businesses, operations and prospects, and regulatory considerations. Therefore, at the time of the Comunibanc special meeting, Comunibanc shareholders will not know the precise market value of the consideration they will receive at the effective time of the Merger. Comunibanc shareholders should obtain current sale prices for Civista common shares before voting their shares at the Comunibanc special meeting.

Comunibanc has the right to terminate the Merger Agreement if, prior to the effective time of the Merger and during the time period specified in the Merger Agreement, if the market value of Civista’s common shares drops below certain pre-determined thresholds while the Nasdaq Bank Index does not; provided, however, that Civista will have the right to prevent Comunibanc’s termination by increasing the Exchange Ratio for the stock portion of the Merger consideration pursuant to a formula set forth in the Merger Agreement.

The market price of Civista common shares after the Merger may be affected by factors different from those affecting the shares of Comunibanc common shares or Civista common shares currently.

In the Merger, holders of Comunibanc common shares will become holders of Civista common shares. Although similar in some respects, Civista’s business does differ from that of Comunibanc. Accordingly, the results of operations of the combined company and the market price of Civista’s common shares after the completion of the Merger may be affected by factors different from those currently affecting the independent results of operations of each of Civista and Comunibanc. For a discussion of the businesses of Civista and Comunibanc and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information” in the forepart of this document.

Civista could experience difficulties in managing its growth and effectively integrating the operations of Comunibanc and the Subsidiary Bank.

The earnings, financial condition and prospects of Civista after the Merger will depend in part on Civista’s ability to integrate successfully the operations of Comunibanc and the Subsidiary Bank and to continue to implement its own business plan. Civista may not be able to fully achieve the strategic objectives and projected operating efficiencies anticipated in the Merger. The costs or difficulties relating to the integration of Comunibanc and the Subsidiary Bank with the Civista organization may be greater than expected or the cost savings from any anticipated economies of scale of the combined organization may be lower or take longer to realize than expected. Inherent uncertainties exist in integrating the operations of any acquired entity, and Civista may encounter difficulties, including matters such as loss of key employees and customers, and the disruption of its ongoing business or possible inconsistencies in standards, controls, procedures and policies, among others. These factors could contribute to Civista not fully achieving the expected benefits from the Merger.

The Merger Agreement limits Comunibanc’s ability to pursue alternatives to the Merger with Civista which may discourage other acquirers from offering a higher valued transaction to Comunibanc and may, therefore, result in less value for the Comunibanc shareholders.

The Merger Agreement contains a provision that, subject to certain limited exceptions, prohibits Comunibanc from soliciting, negotiating, or providing confidential information to any third party relating to any competing proposal to acquire Comunibanc or the Subsidiary Bank.

In addition, if the Merger Agreement is terminated by Comunibanc under certain circumstances involving alternative acquisition proposals, Comunibanc may be required to pay a termination fee to Civista equal to $2,008,000 million. The requirement that Comunibanc make such a payment could discourage another company from making a competing proposal.

The fairness opinion of Comunibanc’s financial advisor does not reflect changes in circumstances subsequent to the date of such opinion.

The Comunibanc board of directors received an opinion, dated January 10, 2022, from ProBank Austin, its financial advisor, as to the fairness of the Merger Consideration, including the Exchange Ratio, from a financial point of view, as of the date of each such opinion. Subsequent changes in the operation and prospects of Comunibanc or Civista, general market and economic conditions and other factors that may be beyond the control of Comunibanc or Civista may significantly alter the value of Comunibanc or Civista or the prices of the Comunibanc common shares or Civista common shares by the time the Merger is completed. The opinion does not address the fairness of the Merger Consideration, including the Exchange Ratio, from a financial point of view, at the time the Merger is completed, or as of any other date other than the date of such opinion. The opinion of Comunibanc’s financial advisor is attached as Annex C to this proxy statement/prospectus. For a description of the opinion, see “THE MERGER—Opinion of Comunibanc’s Financial Advisor” on page 35 of this proxy statement/prospectus.

Civista and Comunibanc shareholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management of the combined organization.

The Merger will dilute the ownership position of Civista shareholders and result in Comunibanc shareholders having an ownership stake in the combined company that is smaller than their current stake in Comunibanc. Upon completion of the Merger, we estimate that continuing Civista shareholders will own approximately 93.82% of the issued and outstanding common shares of the combined company, and former Comunibanc shareholders will own approximately 6.18% of the issued and outstanding common shares of the combined company. Consequently, Civista shareholders and Comunibanc shareholders, as a general matter, will have less influence over the management and policies of the combined company after the effective time of the Merger than they currently exercise over the management and policies of Civista and Comunibanc, respectively.

Failure to complete the Merger could negatively impact the value of Comunibanc’s stock and future businesses and financial results of Civista and Comunibanc.

If the Merger is not completed, the ongoing businesses of Civista and Comunibanc may be adversely affected and Civista and Comunibanc will be subject to several risks, including the following:

•	Civista and Comunibanc will be required to pay certain costs relating to the Merger, whether or not the Merger is completed, such as legal, accounting, financial advisor and printing fees;

•

under the Merger Agreement, Comunibanc is subject to certain restrictions regarding the conduct of its business before completing the Merger, which may adversely affect its ability to execute certain of its business strategies; and

•

matters relating to the Merger may require substantial commitments of time and resources by Civista and Comunibanc management, which could otherwise have been devoted to other opportunities that may have been beneficial to Civista and Comunibanc as independent companies, as the case may be.

In addition, if the Merger is not completed, Comunibanc may experience negative reactions from its customers and employees. Employees could resign and obtain other employment as a result of the potential Merger. Comunibanc also could be subject to litigation related to any failure to complete the Merger.

The combined company is expected to incur substantial costs in connection with the related integration which is to occur after completion of the Merger in the fourth quarter of 2022. There are a large number of processes, policies, procedures, operations, technologies and systems that may need to be integrated, including data processing, purchasing, accounting and finance, payroll, compliance, treasury management, branch operations, vendor management, risk management, lines of business, pricing and benefits. While Comunibanc and Civista have assumed that a certain level of costs will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration costs. Moreover, many of the costs that will be incurred are, by their nature, difficult to estimate accurately. These integration costs may result in the combined company taking charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present.

The Civista common shares to be received by Comunibanc shareholders upon completion of the Merger will have different rights from Comunibanc common shares.

Upon completion of the Merger, Comunibanc shareholders will no longer be shareholders of Comunibanc but will instead become shareholders of Civista, and their rights as shareholders of Civista will continue to be governed by the Ohio Revised Code and by Civista’s Amended Articles of Incorporation and Code of Regulations. The terms of Civista’s Amended Articles of Incorporation and Regulations are in some respects materially different than the terms of Comunibanc’s Amended Articles of Incorporation. See “COMPARISON OF CERTAIN RIGHTS OF COMUNIBANC AND CIVISTA SHAREHOLDERS” on page 64 of this proxy statement/prospectus.

The Merger Agreement subjects Civista and Comunibanc to certain restrictions on their respective business activities prior to the effective time.

The Merger Agreement subjects Civista and Comunibanc to certain restrictions on their respective business activities prior to the effective time. Subject to certain specified exceptions, the Merger Agreement obligates Comunibanc to, and to cause each of its subsidiaries to, conduct its business in the ordinary course in all material respects and use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and each of Civista and Comunibanc to, and to cause each of its subsidiaries to, take no action that would reasonably be likely to adversely affect or delay the ability of either Civista or Comunibanc obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the Merger Agreement or to perform its respective covenants and agreements under the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement on a timely basis. These restrictions could prevent Comunibanc from pursuing certain business opportunities that arise prior to the effective time. See the section entitled “THE MERGER AGREEMENT—Comunibanc’s Conduct of Business Pending the Merger” beginning on page 58 and “THE MERGER AGREEMENT—Civista’s Conduct of Business Pending the Merger” beginning on page 62.

The COVID-19 pandemic’s impact on the combined company’s business and operations is uncertain.

The extent to which the continuation of the COVID-19 pandemic or any variant will negatively affect the business, financial condition, liquidity, capital and results of operations of the combined company will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the COVID-19 pandemic or any variant, the direct and indirect impact of the COVID-19 pandemic or any variant on employees, clients, counterparties and service providers, as well as other market participants, and actions taken by governmental authorities and other third parties in response to the COVID-19 pandemic or any variant. Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of the COVID-19 pandemic on the combined company’s business, and there is no guarantee that efforts by the combined company to address the adverse impacts of the COVID-19 pandemic or any variant will be effective.

Even after the COVID-19 pandemic or any variant has subsided, the combined company may continue to experience adverse impacts to its business as a result of the COVID-19 pandemic’s global economic impact, including reduced availability of credit, adverse impacts on liquidity and the negative financial effects from any recession or depression that may occur.

Completion of the Merger is subject to many conditions and if these conditions are not satisfied or waived, the Merger will not be completed.

The respective obligations of Civista and Comunibanc to complete the Merger are subject to the fulfillment or written waiver of many conditions, including approval by the requisite vote of Comunibanc shareholders, receipt of requisite regulatory approvals, absence of orders prohibiting completion of the Merger, effectiveness of the registration statement of which this document is a part, approval of the Civista common shares to be issued to Comunibanc for listing on the Nasdaq, the continued accuracy of the representations and warranties by both parties, and the performance by both parties of their covenants and agreements. See “THE MERGER AGREEMENT—Conditions to Consummation of the Merger” on page 55 of this proxy statement/prospectus. These conditions to the consummation of the Merger may not be fulfilled and, accordingly, the Merger may not be completed. In addition, if the Merger is not completed by November 30, 2022, either Civista or Comunibanc may have the opportunity to choose not to proceed with the Merger, and the parties can mutually decide to terminate the Merger Agreement at any time, before or after approval by the requisite vote of the Comunibanc shareholders. In addition, Civista or Comunibanc may elect to terminate the Merger Agreement in certain other circumstances. See “THE MERGER AGREEMENT—Termination of the Merger Agreement” on page 62 of this proxy statement/prospectus for a fuller description of these circumstances.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

Before the Merger and the Civista Bank Merger may be completed, various approvals, consents and non-objections must be obtained from the Federal Reserve and the ODFI. In determining whether to grant these approvals, these regulatory authorities consider a variety of factors, including the regulatory standing of each party and the factors described under “THE MERGER —Regulatory Approvals Required” beginning on page 42. These approvals could be delayed or not obtained at all, due to a number of factors including any or all of the following: an adverse development in either party’s regulatory standing, or any other factors considered by regulatory authorities in granting such approvals; governmental, political or community group inquiries, investigations or opposition; changes in legislation or the political environment, including as a result of changes of the U.S. executive administration, Congressional leadership and regulatory agency leadership; or impacts and disruptions resulting from the COVID-19 pandemic or any variant. The approvals that are granted may impose terms and conditions, limitations, obligations or costs, or place restrictions on the conduct of the combined company’s business or require changes to the terms of the transactions contemplated by the Merger Agreement. There can be no assurance that the regulatory authorities will not impose any such conditions, limitations, obligations or restrictions or that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the Merger Agreement, imposing additional material costs on or materially limiting the revenues of the combined company following the Merger or will otherwise reduce the anticipated benefits of the Merger. In addition, there can be no assurance that any such conditions, limitations, obligations or restrictions will not result in the delay or abandonment of the merger. Additionally, the completion of the Merger is conditioned on the absence of certain orders, injunctions or decrees by any governmental entity of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the Merger Agreement. Despite the parties’ commitments to use their reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any governmental entity with respect to the Merger Agreement, neither Civista, Comunibanc nor Comunibanc’s respective subsidiaries is required under the terms of the Merger Agreement to take any action, or commit to take any action, or agree to any condition or restriction in connection with obtaining these approvals, that would reasonably be likely to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the Merger. See the section entitled “THE MERGER —Regulatory Approvals Required” beginning on page 42.

Issuance of shares of Civista common shares in connection with the Merger may adversely affect the market price of Civista common shares.

In connection with the payment of the merger consideration, Civista expects to issue approximately 984,926 shares of Civista common shares to Comunibanc shareholders. The issuance of these new shares of Civista common shares may result in fluctuations in the market price of Civista common shares, including a stock price decrease.

Certain Comunibanc directors and executive officers have interests in the Merger that may differ from the interests of Comunibanc shareholders.

The Comunibanc shareholders should be aware that certain Comunibanc directors and executive officers have interests in the Merger and have arrangements that are different from, or in addition to, those of Comunibanc shareholders generally. The Comunibanc board was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that Comunibanc shareholders vote in favor of the Comunibanc Merger Agreement proposal and certain related matters and against alternative transactions. For a more complete description of these interests, see the section of this proxy statement/prospectus entitled “INTERESTS OF COMUNIBANC EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER” beginning on page 43.

If the Merger does not qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code, then the Comunibanc shareholders may be required to pay substantial U.S. federal income taxes.

Civista’s and Comunibanc’s obligations to complete the Merger are conditioned upon the receipt of tax opinions from both Civista’s legal counsel, Dinsmore & Shohl LLP, and Comunibanc’s legal counsel, Shumaker, Loop & Kendrick, LLP, dated as of the closing date, to the effect that the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue the Code (the “Merger Tax Opinions”). The Merger Tax Opinions will be based on, among other things, certain representations and assumptions as to factual matters made by Civista and Comunibanc. The failure of any factual representation or assumption to be true, correct and complete in all material respects could affect the validity of the Merger Tax Opinions. An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or the courts, and the IRS or the courts may not agree with the conclusions set forth in the Merger Tax Opinions. In addition, the Merger Tax Opinions will be based on current law, and cannot be relied upon if current law changes with retroactive effect. If the Merger does not qualify as a reorganization under Section 368(a) of the Internal Revenue Code, then the stock consideration received in the Merger would be taxable to the U.S. resident shareholders of Comunibanc and such shareholders would be treated as selling their Comunibanc common shares in a taxable transaction in exchange for Civista common shares and cash received in the Merger, and could as a result recognize taxable income in the Merger with respect to the stock consideration as well as the cash consideration received in the Merger. See “THE MERGER—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 46 of this proxy statement/prospectus.

Risks Related to Civista’s Business

You should read and consider risk factors specific to Civista’s business that will also affect the combined company after the Merger, described in Civista’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as updated by subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed by Civista with the SEC and incorporated by reference into this document. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 68 of this statement/prospectus.

THE SPECIAL MEETING OF SHAREHOLDERS OF COMUNIBANC

Time, Date and Place

This proxy statement/prospectus is being provided to Comunibanc shareholders in connection with the solicitation of proxies by the Comunibanc board of directors for use at the special meeting of shareholders to be held at 2 p.m., Eastern Daylight Savings Time, on June 10, 2022, at the Main Office of Henry County Bank, 122 E. Washington Street, Napoleon, Ohio 43545, including any adjournments of the special meeting.

This proxy statement/prospectus is also being furnished by Civista to Comunibanc shareholders as a prospectus in connection with the issuance of Civista common shares upon completion of the Merger.

Matters to be Considered

At the Comunibanc Special Meeting, the shareholders of Comunibanc will be asked to consider and vote upon the following matters:

•	a proposal to adopt and approve the Merger Agreement; and

•

a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

The board of directors of Comunibanc believes that the Merger with Civista is in the best interests of Comunibanc shareholders and recommends that you vote (1) “FOR” the adoption and approval of the Merger Agreement, and (2) “FOR” the proposal to adjourn the special meeting of Comunibanc shareholders, if necessary, to solicit additional proxies.

Record Date; Shares Outstanding and Entitled to Vote

The board of directors of Comunibanc has fixed the close of business on April 18, 2022, as the record date for determining the Comunibanc shareholders who are entitled to notice of and to vote at the Comunibanc special meeting of shareholders. Only holders of Comunibanc common shares at the close of business on the record date will be entitled to notice of and to vote at the Comunibanc special meeting.

As of the close of business on April 14, 2022, there were 828,504 Comunibanc common shares outstanding and entitled to vote at the special meeting. As of the same date, there were no shares of Comunibanc preferred stock outstanding. The Comunibanc common shares were held of record by approximately          shareholders. Each Comunibanc common share entitles the holder to one vote on all matters properly presented at the special meeting.

Votes Required; Quorum

Under Comunibanc’s Amended Articles of Incorporation, the adoption and approval of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the Comunibanc common shares outstanding and entitled to vote at the special meeting. Approval of an adjournment of the special meeting requires the affirmative vote of the holders of a majority of Comunibanc’s common shares represented, in person or by proxy, at the special meeting. The failure to vote in person or submit valid proxy instructions, broker non-votes and abstentions will have no effect on the voting of on the proposal to adjourn.

As of April 18, 2022, directors of Comunibanc owned an aggregate of 59,382 Comunibanc common shares, an amount equal to approximately 7.17% of the outstanding Comunibanc common shares. All of the directors of Comunibanc entered into a Support Agreement with Civista pursuant to which they agreed, subject to certain terms and conditions, to vote all of their shares in favor of the adoption and approval of the Merger Agreement. As of the date of this proxy statement/prospectus, Civista and its directors, executive officers and affiliates beneficially owned no Comunibanc common shares.

Your vote is important. The adoption and approval of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the Comunibanc common shares outstanding and entitled to vote at the Comunibanc special meeting. The proposal on the adjournment of the Comunibanc special meeting, if necessary, to solicit additional proxies requires the affirmative vote of at least a majority of the Comunibanc common shares represented in person or by proxy at the Comunibanc special meeting. Beneficial owners who hold Comunibanc common shares in “street name” through a broker must instruct their broker how to vote their shares of Comunibanc common shares on the adoption and approval of the Merger Agreement. Without specific instructions from the beneficial owners brokers are prohibited from voting such shares. If you fail to return your proxy card or vote in person at the special meeting or if you mark “ABSTAIN” on your proxy card or ballot at the special meeting, or if your Comunibanc common shares are held in “street name” and you fail to instruct your broker how to vote, it will have the same effect as a vote “AGAINST” the adoption and approval of the Merger Agreement, but will have no effect on the adjournment proposal.

A quorum, consisting of the holders of a majority of the outstanding Comunibanc common shares, must be present in person or by proxy at the Comunibanc special meeting before any action, other than the adjournment of the special meeting, can be taken. A properly executed proxy card marked “ABSTAIN” will be counted for purposes of determining whether a quorum is present.

The Comunibanc board of directors does not expect any matter other than the adoption and approval of the Merger Agreement, and if necessary, the approval of the adjournment of the special meeting to solicit additional proxies, to be brought before the Comunibanc special meeting.

Solicitation and Revocation of Proxies

A proxy card accompanies each copy of this proxy statement/prospectus mailed to Comunibanc shareholders. Your proxy is being solicited by the board of directors of Comunibanc. Whether or not you attend the special meeting, the Comunibanc board of directors urges you to promptly submit your proxy by mail by returning your properly executed proxy card as soon as possible. If you timely submit your properly executed proxy card prior to the Comunibanc special meeting and do not revoke it prior to its use, the Comunibanc common shares represented by that proxy card will be voted at the special meeting or, if appropriate, at any adjournment of the special meeting. Comunibanc’s common shares will be voted as specified on the proxy card or, in the absence of specific instructions to the contrary, will be voted “FOR” the adoption and approval of the Merger Agreement, and “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies.

If you have returned a properly executed proxy card, you may revoke it at any time before a vote is taken at the special meeting:

•	by filing a written notice of revocation with the Secretary of Comunibanc, at 122 E. Washington Street, Napoleon, Ohio 43545;

•	by executing and returning another proxy card with a later date; or

•	by attending the special meeting, giving notice of revocation in person to the corporate Secretary, or voting by ballot at the special meeting.

Your attendance at the special meeting will not, by itself, revoke your proxy.

If you hold your Comunibanc common shares in “street name” through a broker, bank or other nominee, you must provide your broker, bank or nominee (the record holder of your common shares) with instructions on how to vote your common shares. Your broker, bank or other nominee will provide you with a proxy card and voting instructions. If you have instructed your broker, bank or other nominee to vote your common shares, you must follow the directions received from your broker, bank or other nominee to change or revoke your vote.

Cost of Solicitation

Comunibanc will bear its own cost of solicitation of proxies on behalf of the Comunibanc board of directors. Proxies will be solicited by mail, and may be further solicited by additional mailings, personal contact, telephone, facsimile or electronic mail, by directors, officers and employees of Comunibanc, none of whom will receive additional compensation for their solicitation activities. Comunibanc will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of Comunibanc common shares not beneficially owned by them, for forwarding this proxy statement/prospectus and other proxy solicitation materials to, and obtaining proxies from, the beneficial owners of Comunibanc common shares entitled to vote at the special meeting.

Participants in the ESOP

If you participate in the ESOP, you will receive a vote authorization form for the plan that reflects all shares that you may direct the Trustee to vote on your behalf under the ESOP. Please be aware that the Trustee of the plan may establish a deadline for submitting your voting instructions that is before the time of the Comunibanc special meeting.

Under the terms of the ESOP, each ESOP participant may direct the Trustee how to vote the common shares allocated to his or her account. As all ESOP shares held by the ESOP are allocated to the accounts of participants, the Trustee will vote all the allocated shares held in the ESOP as instructed by the participants to whom they have been allocated, and vote all allocated shares for which timely and complete voting instructions are not received in the same proportion as the shares for which instructions are received.

PROPOSALS SUBMITTED TO COMUNIBANC SHAREHOLDERS

Comunibanc Merger Proposal

As discussed throughout this proxy statement/prospectus, Comunibanc is asking its shareholders to adopt and approve the Merger Agreement. Comunibanc shareholders should carefully read this document in its entirety for more detailed information regarding the Merger Agreement and the Merger. In particular, shareholders are directed to the copy of the Merger Agreement attached as Annex A to this proxy statement/prospectus.

The board of directors of Comunibanc recommends a vote “FOR” the approval and adoption of the Merger Agreement.

Comunibanc Adjournment Proposal

The Comunibanc special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, the solicitation of additional proxies if there are insufficient votes at the time of the Comunibanc special meeting to approve and adopt the Merger Agreement. If, at the time of the Comunibanc special meeting, the number of common shares of Comunibanc present or represented and voting in favor of the Merger Agreement proposal is insufficient to approve and adopt the Merger Agreement, Comunibanc intends to move to adjourn the Comunibanc special meeting in order to enable the Comunibanc board of directors to solicit additional proxies for approval of the proposal.

In the Comunibanc adjournment proposal, Comunibanc is asking its shareholders to authorize the holder of any proxy solicited by the Comunibanc board of directors to vote in favor of granting discretionary authority to the proxy holders to adjourn the Comunibanc special meeting to another time and place for the purpose of soliciting additional proxies. If the Comunibanc shareholders approve the adjournment proposal, Comunibanc could adjourn the Comunibanc special meeting and any adjourned session of the Comunibanc special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Comunibanc shareholders who have previously voted.

The Comunibanc board of directors recommends a vote “FOR” the Comunibanc adjournment proposal.

DISSENTERS’ RIGHTS

Rights of Dissenting Comunibanc Shareholders

Shareholders of Comunibanc entitled to certain dissenters’ rights pursuant to Sections 1701.84(A) and 1701.85 of the OGCL. Section 1701.85 generally provides that shareholders of Comunibanc will not be entitled to such rights without strict compliance with the procedures set forth in Section 1701.85, and failure to take any one of the required steps may result in the termination or waiver of such rights. Specifically, any Comunibanc shareholder who is a record holder of Comunibanc common shares on April 18, 2022, the record date for the Comunibanc special meeting, and whose shares are not voted in favor of the adoption of the Merger Agreement may be entitled to be paid the “fair cash value” of such Comunibanc common shares after the effective time of the Merger.

To be entitled to such payment, a shareholder:

•

must deliver to Comunibanc a written demand for payment of the fair cash value of the shares held by such shareholder before the vote on the adoption and approval of the Merger Agreement proposal is taken;

•	must not vote in favor of adoption and approval of the Merger Agreement; and

•	must otherwise comply with Section 1701.85.

A Comunibanc shareholder’s failure to vote against the adoption and approval of the Merger Agreement will not constitute a waiver of such shareholder’s dissenters’ rights. Any written demand must specify the shareholder’s name and address, the number and class of shares held by him, her or it on the Comunibanc record date, and the amount claimed as the “fair cash value” of such Comunibanc common shares.

See the text of Section 1701.85 of the OGCL attached as Annex B to this proxy statement/prospectus for specific information on the procedures to be followed in exercising dissenters’ rights. Comunibanc is notifying each of the holders of record of its common shares as of April 18, 2022 that dissenters’ rights are available and intends that this proxy statement/prospectus constitutes such notice.

If Comunibanc so requests, dissenting shareholders must submit their share certificates to Comunibanc within 15 days of such request, for endorsement on such certificates by Comunibanc that a demand for appraisal has been made. Failure to comply with such a request will terminate the shareholder’s dissenters’ rights. Any such certificates will be promptly returned to the dissenting shareholders by Comunibanc. If Comunibanc and any dissenting shareholder cannot agree upon the “fair cash value” of Comunibanc common shares, either may, within three months after service of demand by the shareholder, file a petition in the Common Pleas Court of Henry County, Ohio, for a determination of the “fair cash value” of such dissenting shareholder’s Comunibanc common shares. The fair cash value of a Comunibanc common share to which a dissenting shareholder is entitled to under Section 1701.85 will be determined as of the day prior to the special meeting. The court may appoint one or more appraisers to determine the “fair cash value” and, if the court approves the appraisers’ report, judgment will be entered for the “fair cash value,” and the costs of the proceedings, including reasonable compensation of the appraisers, will be assessed or apportioned as the court considers equitable.

If a Comunibanc shareholder exercises his or her dissenters’ rights under Section 1701.85, all other rights with respect to such shareholder’s Comunibanc common shares will be suspended until Comunibanc purchases the shares, or the right to receive the fair cash value is otherwise terminated. Such rights will be reinstated should the right to receive the fair cash value be terminated other than by the purchase of the shares.

The foregoing description of the procedures to be followed in exercising dissenters’ rights available to holders of Comunibanc common shares pursuant to Section 1701.85 of the OGCL may not be complete and is qualified in its entirety by reference to the full text of Section 1701.85 attached as Annex B to this proxy statement/prospectus. Ensuring perfection of dissenters’ rights can be complicated. The procedural rules are specific and must be followed precisely. A Comunibanc shareholder’s failure to comply with these procedural rules may result in his or her becoming ineligible to pursue dissenters’ rights.

U.S. shareholders should note that dissenting shareholders will recognize gain or loss for federal income tax purposes on cash paid to them in satisfaction of the fair value of their shares, and should consult their tax advisors accordingly. See “THE MERGER—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 46 of this proxy statement/prospectus.

Failure by any shareholder to follow the complex steps required by the OGCL for properly asserting dissenters’ rights may result in the loss of those rights. If you are considering dissenting from the approval of the Merger Agreement and asserting your dissenters’ rights under the OGCL, you should consult your legal advisor.

THE MERGER

The Proposed Merger

The Merger Agreement provides for the merger of Comunibanc with and into Civista, with Civista as the surviving entity. Thereafter, at a later time specified by Civista Bank in its certificate of merger filed with the Ohio Secretary of State, Henry County Bank will be merged with and into Civista Bank, with Civista Bank surviving the Civista Bank Merger.

The Merger Agreement is attached to this proxy statement/prospectus as Annex A and is incorporated in this proxy statement/prospectus by reference.  You are encouraged to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

Background of the Merger

Comunibanc and Henry County Bank have been considering their strategic alternatives over the past few years. Comunibanc had retained ProBank Austin in 2016 to help develop a strategic plan. Late in 2020, Comunibanc determined it was appropriate to update that strategic plan. Comunibanc retained ProBank Austin in January 2021, to assist Comunibanc in developing that updated strategic plan. At that time the board of directors considered its alternatives and very much favored remaining independent. However, Comunibanc realized that remaining independent would be contingent upon its ability to grow into new markets, significantly increase the size of its loan portfolio, find and retain new lenders and senior management, and create liquidity for its shareholders. A number of meetings were held between Comunibanc management and ProBank Austin over the ensuing months and analysis was conducted in that regard.

As the board was continuing to explore its strategic alternatives, on July 12, 2021, Comunibanc’s board received an unsolicited offer from a larger community bank. The proposal from the other community bank (“Buyer 1”) proposed that Henry County Bank would be run as an affiliate of Buyer 1 with current management remaining in place. The proposed price, while a premium to the then current market price for Comunibanc’s shares, was below the range that ProBank Austin had suggested could be obtained in a sale transaction. The board of directors of Comunibanc met as part of a regular board meeting on July 23, 2021, to consider the unsolicited offer. Richard F. Maroney, Jr. of ProBank Austin and Thomas C. Blank of Shumaker, Loop & Kendrick, LLP, special counsel to Comunibanc, were present to review the terms of the letter from Buyer 1 and the other alternatives. Mr. Maroney delivered an analysis of the proposed offer and discussed the pricing and structure relative to other recently completed or announced transactions and anticipated value in a sale transaction. He also reviewed other potential buyer candidates and recent transactions to gauge pricing expectations for the Comunibanc board. Mr. Blank reviewed with the board the letter and consideration of putting in place change of control agreements to keep top management tied to Comunibanc. The board again expressed its desire to remain independent, but agreed that the return to shareholders was of paramount importance, and it was difficult to accomplish this as an independent institution in Henry County Bank’s current markets and with its current operations.

At the request of the board of directors, Mr. Maroney worked with Anthony Grieser, Comunibanc’s Chief Financial Officer, to explore modifications to the projections set forth in the Comunibanc’s previously prepared strategic plan from April 2021, to determine if remaining independent and returning a higher level of profitability to shareholders was feasible.

At a board meeting held on August 2, 2021, the updated information was reviewed by the board of directors. Again, the board expressed its desire to remain independent if consistent with what was in the best interest of its shareholders and other constituents. The board reviewed the difficulties of remaining independent including retention of qualified employees, particularly lenders. They acknowledged the difficulty of attracting qualified talent to Napoleon and the other communities served by Henry County Bank. There also was a review of operational concerns with significant upgrades being required to technology and systems in the near future. Further, the board acknowledged the anticipated retirement of a number of senior officers in the near term. Finally, the board agreed that successfully expanding into new markets could prove difficult.

At the conclusion of the meeting, the board agreed to have further discussions with only Buyer 1 to proceed with the desired independent structure, but with a request for higher pricing. The board agreed to retain ProBank Austin pursuant to its engagement letter dated August 2, 2021. The Board also authorized Mr. Blank to finalize and Mr. Wendt to execute a mutual confidentiality agreement to allow Buyer 1 to perform due diligence on Comunibanc and Henry County Bank and for continued discussions between ProBank Austin, on behalf of the Comunibanc, and Buyer 1 and its investment banking firm representative.

There were ongoing discussions between Buyer 1 and Mr. Maroney that resulted in Buyer 1 submitting a revised offer with a more traditional merger structure. On September 27, 2021 Comunibanc had an additional board meeting with all board members present. Mr. Maroney and Mr. Blank also attended this meeting. With the assistance of Mr. Maroney and Mr. Blank, the Board members reviewed the revised offer, and Mr. Maroney presented a review of the revised offer and compared it to the original offer. He also presented additional information about Buyer 1 and other potential candidates. He was asked to have additional discussions with representatives of Buyer 1 to encourage a revised offer with higher pricing for the transaction.

On October 13, 2021 Buyer 1 submitted a revised expression of interest letter that retained the more standardized merger structure, but had pricing consistent with its initial proposal, a lower amount than the second proposal. The board of directors met on October 18, 2021 to consider the revised offer. Mr. Maroney and Mr. Blank were again present for the meeting. The board reviewed materials from Mr. Maroney on the proposed transaction comparing the now three offers that had been submitted by Buyer 1. There was also discussion about other alternatives with potential other acquirors.

The board members considered the revised offer and the alternative of remaining independent, neither of which seemed a strong option for shareholders of Comunibanc at this point. The board discussed alternatives and determined that Comunibanc needed to consider other potential acquirors. The board authorized Mr. Maroney to contact three additional institutions that it was believed would be interested in acquiring Comunibanc, which could accomplish the transaction, and who had liquid stock. The board also authorized Mr. Blank to prepare change in control agreements for Messrs. Grieser and Yarnell and Ms. Mack with restrictive covenants, that it was believed would cause them to remain with Comunibanc, at least through the closing of a transaction.

The board met again on November 12, 2021 to review offers presented by two additional potential suitors, one of which was Civista, and a confirming and final offer from Buyer 1. One of the institutions that had been contacted by Mr. Maroney decided not to submit an offer. Mr. Maroney and Mr. Blank were again present for the meeting. Civista expressed a strong desire for a merger transaction with Comunibanc. Both pricing and cultural philosophies aligned well with what the board thought appropriate. At that meeting, the board approved negotiating exclusively with Civista, but asked Mr. Maroney to push for pricing in excess of $60 per share in order for Civista to be granted exclusivity in negotiation, which Civista had requested. This proposal to negotiate exclusively with Civista and seek an affiliation transaction was unanimously approved at the meeting. The board also reviewed drafts of a form of change in control agreement for three executives as prepared by Mr. Blank and asked that he meet with each of the three executives to discuss a proposed agreement for them. Later that day, Mr. Wendt executed a letter of intent on behalf of Comunibanc, which provided for an increased price of $60.25 per share and provided that Comunibanc would deal exclusively with Civista for a 60-day period. Subsequent to the execution of the letter of intent, Mr. Wendt, upon advice from Mr. Blank, signed an exclusivity agreement with Civista.

From November 12, 2021 until January 7, 2022, Mr. Maroney and Mr. Blank worked with Comunibanc and counsel and financial advisors to Civista to facilitate a due diligence investigation of Comunibanc and Henry County Bank by Civista and a limited reverse due diligence of Civista by Mr. Maroney and representatives of Comunibanc. At the same time, Comunibanc’s executive management, Mr. Blank and Mr. Maroney continued to negotiate the Merger Agreement which Comunibanc’s shareholders are being asked to approve pursuant to this proxy statement/prospectus.

The board of directors of Comunibanc met again on January 7, 2022, to consider the Agreement. All of the Board members were present for the meeting. Mr. Maroney reviewed the process Comunibanc had used to consider the Merger with Civista. This included review of the strategic plan that had been created earlier in 2021, the multiple offers from Buyer 1, consideration of final offers from Buyer 1, Civista and one other interested party, and the negotiations with Civista. Mr. Maroney delivered his oral opinion that the pricing for the transaction set forth in the Merger Agreement was fair, from a financial point of view, to Comunibanc and its shareholders. The oral opinion was followed by a written letter confirming this opinion. After Mr. Maroney delivered his oral fairness opinion, Mr. Blank then reviewed in detail the Merger Agreement with the directors discussing all salient points. He also reviewed the support agreement that all of the directors would be asked to sign in connection with the transaction. Finally, Mr. Blank reviewed the final change in control agreements with each of the executives. Upon a motion duly made and seconded, the directors unanimously approved the Agreement and the Merger and authorized Mr. Wendt and other officers of the Comunibanc to execute and deliver the Agreement and take additional actions necessary to effect the transaction. Mr. Wendt also was authorized by the unanimous approval of the Board to execute each of the change in control agreements on behalf of Comunibanc, which were signed that day.

Mr. Wendt signed the Agreement on the following Monday, January 10, 2022.

Comunibanc’s Reasons for the Merger

Comunibanc’s board of directors unanimously determined that the proposed Merger is in the best interests of Comunibanc and its shareholders. In making its determination, the board of directors considered a number of factors affecting the business, operations, financial condition, earnings, and prospects of Comunibanc. The material factors considered by the board included:

•	the purchase price per share to be paid by Civista and resulting valuation multiples;

•	the liquidity of the stock of Civista relative to that of Comunibanc;

•	the business strategy and strategic plan of Comunibanc, its prospects for the future, and its projected financial results;

•	a review of the risks and prospects of Comunibanc remaining independent, including the challenges of the current financial, operating, and regulatory environment;

•	Comunibanc’s stand-alone financial prospects;

•	the anticipated costs and necessary investments associated with continuing to develop and enhance Comunibanc’s business capabilities;

•	the employment prospects for Comunibanc’s employees within the larger combined company;

•	the favorable results of Comunibanc’s due diligence investigation of Civista;

•	Comunibanc’s and Civista’ shared corporate values and commitment to serve their customers and communities;

•	the resulting geographic footprint of Civista’s and Comunibanc’s combined market areas;

•	Civista’ historically strong financial condition and results of operations;

•	the ability of Civista to complete the Merger from a business, financial, and regulatory perspective;

•	the scale, scope, strength, and diversity of operations, product lines, and delivery systems that could be achieved by the combined company;

•	the likelihood of successful integration and operation of the combined company;

•	the likelihood of obtaining the shareholder and regulatory approvals needed to complete the Merger;

•	the results of the solicitation process conducted by Comunibanc, with the advice and assistance of its advisors;

•	certain structural protections included in the Merger Agreement, including:

•	that it does not preclude a third party from making an unsolicited acquisition proposal to Comunibanc;

•

Comunibanc’s ability to terminate the Merger Agreement to enter into a definitive agreement for a superior proposal if certain requirements are met, in each case subject to the payment of a termination fee by Comunibanc of $2,008,000, an amount that was negotiated at arm’s-length and was determined by Comunibanc to be reasonable; and

•

the financial analyses and the oral opinion on January 7, 2022 (which was subsequently confirmed in writing on January 10, 2022) of ProBank Austin to Comunibanc’s board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by ProBank Austin as set forth therein, the Exchange Ratio was fair to the holders of Comunibanc common shares, from a financial point of view, as more fully described below under “Opinion of Comunibanc’s Financial Advisor.”

Comunibanc’s board of directors also considered several potential risks and uncertainties with respect to the Merger and factors unique to certain shareholders of Comunibanc, including, without limitation, the following:

•	the challenges of integrating Comunibanc’s business, operations, and employees with those of Civista;

•	the need to and likelihood of obtaining requisite shareholder and regulatory approvals to complete the Merger;

•	the risks and costs associated with entering into the Merger Agreement;

•

the form and amount of the Merger Consideration, including the increased volatility associated with all-stock consideration and the risk that the consideration to be paid to Comunibanc shareholders could be adversely affected by a decrease in the trading price of Civista common shares during the pendency of the Merger;

•	the fact that a termination fee of $2,008,000 million would have to be paid to Civista under certain circumstances described in the Merger Agreement; and

•	the other risks described under the sections entitled “RISK FACTORS” beginning on page 21 and “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” beginning on page 19.

The foregoing discussion of the material information and factors considered by Comunibanc’s board of directors is not intended to be exhaustive. Comunibanc’s board of directors evaluated the above factors and unanimously determined that the Merger was in the best interests of Comunibanc and its shareholders. In reaching its determination to approve the Merger and recommend that Comunibanc shareholders approve the Merger, the board of directors considered the totality of the information presented to it and did not assign any relative or specific weights to any of the individual factors considered, although individual directors may have given different weights to different factors. The board of directors considered these factors, including the potential risks, uncertainties and disadvantages associated with the Merger, in the aggregate rather than separately and determined the benefits of the Merger to be favorable to and outweigh the potential risks, uncertainties and disadvantages of the Merger. This explanation of the board of directors’ reasoning and certain other information presented in this section are forwarding-looking in nature and, therefore, should be read in the context of the factors discussed under “Cautionary Statement Concerning Forward-Looking Statements.”

Comunibanc’s board of directors determined that the Merger, the Merger Agreement and the transactions contemplated thereby are advisable and in the best interests of Comunibanc and its shareholders. The board of directors also unanimously determined that the Merger Agreement and the transactions contemplated thereby are consistent with, and in furtherance of, Comunibanc’s business strategies. Accordingly, Comunibanc’s board of directors unanimously approved and adopted the Merger Agreement and approved the Merger and unanimously recommends that Comunibanc shareholders vote “FOR” approval of the Merger Agreement and the Merger. The terms of the Merger Agreement were the product of arm’s-length negotiations between Comunibanc and Civista and their respective representatives.

The above discussion of the information and factors considered by Comunibanc’s board of directors is not intended to be exhaustive but includes all material factors considered by the board in arriving at its determination to approve, and to recommend that the Comunibanc shareholders vote to approve the Merger Agreement. The Comunibanc board of directors did not assign any relative or specific weights to the above factors, and individual directors may have given differing weights to each factor.

Recommendation of the Comunibanc Board of Directors

The board of directors of Comunibanc unanimously approved the Merger Agreement. The board of directors of Comunibanc believes that the Merger is in the best interests of Comunibanc and its shareholders, and, as a result, the directors unanimously recommend that Comunibanc shareholders vote “FOR” the adoption and approval of the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary and appropriate, to solicit additional proxies.

Opinion of Comunibanc’s Financial Advisor

On August 2, 2021, Comunibanc retained ProBank Austin to serve as exclusive financial advisor in connection with evaluating and implementing a potential transaction involving the sale or merger of Comunibanc. ProBank Austin is an investment banking and consulting firm specializing in community bank mergers and acquisitions. Comunibanc selected ProBank Austin as its financial advisor on the basis of its experience and expertise in representing community banks in similar transactions and its familiarity with Comunibanc.

In its capacity as financial advisor, ProBank Austin provided a fairness opinion (the “ProBank Austin Opinion”) to the board of directors of Comunibanc in connection with the Merger. At the meeting of the Comunibanc board on January 7, 2022, ProBank Austin rendered its oral opinion (which was subsequently confirmed in writing by delivery of ProBank Austin’s written opinion dated January 10, 2022) that, based upon and subject to the various factors, assumptions and limitations set forth in such opinion, ProBank Austin representatives’ experience as investment bankers, ProBank Austin’s work as described in such opinion and other factors ProBank Austin deemed relevant, as of such date, the Merger Consideration set forth in the Merger Agreement was fair, from a financial point of view, to the shareholders of Comunibanc common stock.

The full text of the ProBank Austin Opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering its opinion, is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference. The summary of the ProBank Austin Opinion set forth herein is qualified in its entirety by reference to the full text of the opinion. Comunibanc shareholders should read the full text of the opinion carefully and in its entirety. The ProBank Austin Opinion is addressed to the Comunibanc Board, is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of Comunibanc common shares, and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the Merger.

The ProBank Austin Opinion was reviewed and approved by the fairness opinion committee of ProBank Austin. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. You should consider the following when reading the discussion of ProBank Austin’s opinion in this document:

•

The opinion letter details the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken by ProBank Austin in connection with its opinion, and should be read in its entirety;

•	ProBank Austin expressed no opinion as to the price at which Comunibanc’s or Civista’s common shares would actually trade at any given time;

•

ProBank Austin’s opinion does not address the relative merits of the Merger and the other business strategies considered by Comunibanc’s board, nor does it address the board’s decision to proceed with the Merger; and

•	ProBank Austin’s opinion rendered in connection with the Merger does not constitute a recommendation to any Comunibanc shareholder as to how he or she should vote at the special meeting.

The preparation of a fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances. It is, therefore, not readily susceptible to partial analysis or summary description. In performing its analyses, ProBank Austin made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Comunibanc and Civista and may not be realized. Any estimates contained in ProBank Austin’s analyses are not necessarily predictive of future results or values, and may be significantly more or less favorable than the estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold. Unless specifically noted, none of the analyses performed by ProBank Austin was assigned a greater significance by ProBank Austin than any other. The relative importance or weight given to these analyses is not affected by the order of the analyses or the corresponding results. The summaries of financial analyses include information presented in tabular format. The tables should be read together with the text of those summaries.

With respect to the projections and estimates for Comunibanc and Civista, and the expected transaction costs, purchase accounting adjustments and cost savings, Comunibanc’s and Civista’s management and advisors confirmed to us that they reflected the best currently available estimates and judgments of management of the future financial performance of Comunibanc and Civista, respectively, and ProBank Austin assumed that such performance would be achieved. ProBank Austin expresses no opinion as to such financial projections and estimates or the assumptions on which they are based. ProBank Austin also assumed that there has been no material change in Comunibanc’s or Civista’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. ProBank Austin assumed, in all respects material to our analysis, that Comunibanc and Civista will remain as going concerns for all periods relevant to the analyses, that all of the representations and warranties contained in the Agreement are true and correct, that each party to the Agreement will perform all of the covenants required to be performed by such party under the Agreement, and that the closing conditions in the Agreement are not waived. Finally, ProBank Austin has relied upon the advice Comunibanc has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

ProBank Austin has relied, without independent verification, upon the accuracy and completeness of the information it reviewed for the purpose of rendering its opinion. ProBank Austin did not undertake any independent evaluation or appraisal of the assets and liabilities of Comunibanc or Civista, nor was it furnished with any appraisals. ProBank Austin has not reviewed any individual credit files of Comunibanc or Civista, and has assumed that Comunibanc’s and Civista’s allowances are, in the aggregate, adequate to cover inherent credit losses. ProBank Austin’s opinion is based on economic, market and other conditions existing on the date of its opinion. No limitations were imposed by Comunibanc’s board or its management on ProBank Austin with respect to the investigations made or the procedures followed by ProBank Austin in rendering its opinion.

In rendering its opinion, ProBank Austin made the following assumptions:

•

all material governmental, regulatory and other consents and approvals necessary for the consummation of the Merger would be obtained without any adverse effect on Comunibanc, Civista or on the anticipated benefits of the Merger;

•	Comunibanc and Civista have provided all of the information that might be material to ProBank Austin in its review; and

•

the financial projections it reviewed were reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of Comunibanc and Civista as to the future operating and financial performance of Comunibanc and Civista, respectively.

In connection with its opinion, ProBank Austin reviewed:

(i)	the Agreement dated January 10, 2022;

(ii)	certain publicly available financial statements and other historical financial information of Comunibanc and Civista that we deemed relevant;

(iii)	certain internal financial and operating data of Comunibanc and Civista that were prepared and provided to us by the respective management of Comunibanc and Civista;
(iv)	internal financial projections for Comunibanc for the year ending December 31, 2022, prepared by, and reviewed with, management of Comunibanc;

(v)

the pro forma financial impact of the Merger on Civista, based on assumptions relating to transaction expenses, acquisition accounting adjustments, and cost savings as discussed with representatives of Civista;

(vi)

publicly reported historical stock price and trading activity for Civista’s common shares, including an analysis of certain financial and stock information of certain other publicly traded companies deemed comparable to Civista;

(vii)	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available, deemed comparable to the Merger;

(viii)	the current market environment generally and the banking environment in particular; and,

(ix)	such other information, financial studies, analyses, and investigations, financial, economic, and market criteria as we considered relevant.

ProBank Austin also discussed with certain members of senior management of Comunibanc the business, financial condition, results of operations and prospects of Comunibanc, including certain operating, regulatory and other financial matters. We held similar discussions with certain members of senior management of Civista regarding the business, financial condition, results of operations and prospects of Civista.

The following is a summary of the material factors considered and analyses performed by ProBank Austin in connection with its opinion dated January 10, 2022. The summary does not purport to be a complete description of the analyses performed by ProBank Austin. Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement.

Summary of Financial Terms of Agreement. The Agreement provides for each of the 828,504 shares of Comunibanc common stock to be converted into the right to receive: (i) $30.13 in cash (the “Cash Consideration”); and (ii) 1.1888 shares of Civista common stock (the “Stock Consideration”). No fractional shares of Civista will be issued in connection with the Merger, and in lieu thereof, fractional shares will be paid in cash.

Based on 828,504 shares of Comunibanc outstanding common stock, a fixed exchange ratio of 1.1888 and Civista’s closing price of $25.00 on January 5, 2022, the implied value of the Merger Consideration was $49.6 million in the aggregate or $59.85 per share. The implied transaction value of $49.6 million or $59.85 per share represented:

•	153 percent of Comunibanc’s September 30, 2021 tangible book value per share; and

•	27.1 times Comunibanc’s earnings per share for twelve-months ending September 30, 2021.

The Agreement provides a termination right to Comunibanc if the Civista’s stock price declines by more than 20 percent as compared to the NASDAQ Bank Index.

Peer Analysis. ProBank Austin compared selected results of Henry County Bank’s operating performance to that of 32 selected commercial banks headquartered in Ohio with total assets between $250 million and $600 million. ProBank Austin considered this group of financial institutions comparable to Henry County Bank on the basis of asset size and geographic location. This peer group consisted of the following banks:

Bank Name	City	Bank Name	City
1st National Bank	Lebanon	Portage Community Bank	Ravenna
Belmont Savings Bank	Bellaire	RiverHills Bank	Milford
Buckeye State Bank	Powell	Somerville Bank	Somerville
CenterBank	Milford	The Andover Bank	Andover
Farmers & Merchants Bank	Miamisburg	The Citizens Bank Company	Beverly
Farmers Savings Bank	Spencer	The Community Bank	Zanesville
First Bank of Ohio	Tiffin	The Fahey Banking Company	Marion
First Federal Community Bank	Dover	The Farmers Bank and Savings Co.	Pomeroy
First National Bank in New Bremen	New Bremen	The First Citizens National Bank	Upper Sandusky
Greenville National Bank	Greenville	The First National Bank of Bellevue	Bellevue
Hometown Bank	Kent	The First National Bank of Dennison	Dennison
Kingston National Bank	Kingston	The Genoa Banking Company	Genoa
Liberty National Bank	Ada	The Hocking Valley Bank	Athens
North Valley Bank	Zanesville	The Savings Bank	Circleville
Ohio State Bank	Bexley	The St. Henry Bank	Saint Henry
Osgood Bank	Osgood	United Midwest Savings Bank	De Graff

ProBank Austin noted the following selected financial measures for the peer group as compared to Henry County Bank:

	Peer Financial Performance (1)			Henry County
	25th Pct	Median	75th Pct	Bank (1)
Total Assets ($millions)	$283.2	$348.1	$451.4	$329.0
LTM PTPP (FTE) / Average Assets	1.04%	1.38%	1.86%	0.76%
LTM Return on Average Assets (2)	0.79%	1.06%	1.30%	0.56%
LTM Return on Average Equity (2)	7.50%	10.13%	12.93%	5.67%
NPAs / Total Assets	0.62%	0.21%	0.06%	0.20%
Tangible Equity / Tangible Assets	8.88%	9.71%	11.93%	9.94%

LTM = Last Twelve Months    PTPP = Pre-Tax Pre-Provision = Net Interest Income (FTE) + Noninterest Income – Noninterest Expense    FTE = fully-tax equivalent    Return on Average Assets = ROAA    Return on Average Equity = ROAE    NPAs = Nonperforming assets, defined as loans 90 or more days past due, nonaccrual loans, and Other Real Estate Owned. Restructured loans are not included.

(1)	Peer financial performance and Henry County Bank’s performance for the twelve-month period ending September 30, 2021.
(2)	Based on tax-adjusted performance for S-Corporations.

This comparison indicated that Henry County Bank was lower than the 25th percentile of the peer group in terms of ROAA, ROAE and PTPP earnings to average assets. Henry County Bank’s nonperforming asset levels approximated the median of the peer group. Henry County Bank’s tangible equity to tangible assets ratio was above the median of the peer group.

Comparable Transaction Analysis. ProBank Austin compared the financial performance of certain selling institutions and the prices paid in selected transactions to Comunibanc’s financial performance and the implied transaction multiples being paid by Civista for Comunibanc. Specifically, ProBank Austin reviewed certain information relating to select bank and thrift transactions in Ohio, Michigan, and Indiana announced between January 1, 2020 and December 31, 2021 with seller’s assets less than $3 billion. Twelve (12) transactions were included in this group based on the selected criterion. The following lists the transactions reviewed by ProBank Austin:

Buyer	ST	Seller	ST	Announced Date
First Merchants Corp.	IN	Level One Bancorp Inc.	MI	11/04/21
Arbor Bancorp Inc.	MI	FNBH Bancorp Inc.	MI	08/09/21
Farmers Ntnl Banc Corp.	OH	Cortland Bancorp	OH	06/23/21
Fentura Financial Inc.	MI	Farmers SB of Munith	MI	06/22/21
Savings Bancorp Inc	OH	SSNB Inc	OH	06/15/21
Double Bottomline Corp.	—	Cmnty Savings Bncp	OH	06/09/21
Farmers & Merchants	OH	Perpetual FSB	OH	05/04/21
Nicolet Bankshares	WI	Mackinac Fncl Corp	MI	04/12/21
Farmers & Merchants Bancorp	OH	Ossian Financial Services	IN	12/21/20
Crane CU	IN	Our Community Bank	IN	08/19/20
SB Financial Group	OH	Edon Bancorp Inc.	OH	02/07/20
ChoiceOne Financial Services	MI	Community Shores Bank Corp.	MI	01/06/20

The following table highlights the median results of the guideline M&A transactions:

	M&A Guideline Median	Comunibanc (1)
Seller’s Financial Performance
Total Assets ($millions)	$161.9	$329.0
Tangible Equity / Tangible Assets	9.99%	9.94%
Return on Average Assets	0.75%	0.56%
Return on Average Equity	7.32%	5.67%
Efficiency Ratio	71.4%	75.4%
Nonperforming Assets (2) /Assets	0.46%	0.79%
Deal Transaction Multiples
Price/Tangible Book Value Ratio	160%	153%
Price/LTM Earnings	21.5	27.1

LTM = Last twelve month

Note: M&A Guideline transactions financial performance based on most recent 12-month data.

(1)	Comunibanc’s financial performance and deal transaction multiples based on Henry County Bank’s performance for the twelve-month period ending September 30, 2021.
(2)	Nonperforming assets include nonaccrual loans and leases, restructured loans and leases, and other real estate owned.

The median last twelve-month ROAA ratio of the selling banks in the guideline transactions was 0.75 percent compared to 0.56 percent for Comunibanc. Comunibanc’s ROAE of 5.67 percent was lower than the peer median of 7.32 percent. The median nonperforming assets (“NPA”) to assets ratio measured 0.46 percent for the guideline transaction group which was lower than 0.79 percent for Comunibanc. The indicated price to tangible book ratio being paid by Civista for Comunibanc of 153 percent is lower than the median price to tangible book ratio of 160 percent for the guideline transactions. The implied price-to-earnings multiple for the Comunibanc transaction with Civista of 27.1 times was higher than the median multiple of 21.5 times.

Pro Forma Merger Analysis. ProBank Austin analyzed the potential pro forma effect of the merger to Civista’s performance metrics. Assumptions were made regarding the fair value accounting adjustments, cost savings and other acquisition adjustments based on discussions with management of Comunibanc and Civista and their representatives. For Civista’s stand-alone performance, ProBank Austin relied on input from Civista’s management and their financial advisor for 2022 through 2024. The pro forma merger analysis indicated that the merger is expected to be dilutive to Civista’s tangible book value per share at closing and that such dilution is expected to be recovered within approximately 3.4 years (later revised by Civista to 2.9 years). The merger is expected to be 7.7 percent accretive to Civista’s earnings per share (excluding nonrecurring transaction expenses) for the calendar year 2022 and the accretion is expected to increase to 13.1 percent in the second full year following closing. For all the above analyses, the actual results achieved by Civista following the merger may vary from the projected results and the variance may be material.

ProBank Austin’s Compensation and Other Relationships with Comunibanc and Civista. Comunibanc has agreed to pay ProBank Austin customary fees for its services as exclusive financial advisor in connection with the Merger. Comunibanc paid ProBank Austin $32,500 upon the issuance of the ProBank Austin Opinion. Comunibanc has also agreed to pay ProBank Austin a transaction fee equal to 1.30 percent of the transaction value payable at closing of the Merger.

Comunibanc agreed to reimburse ProBank Austin for its reasonable out-of-pocket expenses, and to indemnify ProBank Austin against certain liabilities, including liabilities under securities laws. ProBank Austin has provided various consulting services to Comunibanc in the past. ProBank Austin does not have any prior, existing or pending engagements with Civista.

Summary. Based on the preceding summary discussion and analysis, and subject to the qualifications described herein, ProBank Austin determined the Merger Consideration to be fair, from a financial point of view, to the holders of Comunibanc common shares.

The opinion expressed by ProBank Austin was based on market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including, but not limited to, changes affecting the securities markets, the results of operations or material changes in the financial condition of either Civista or Comunibanc could materially affect the assumptions used in preparing this opinion.

Civista’s Reasons for the Merger

Civista believes that the Merger is in the best interests of Civista and its shareholders. In reaching this determination, the Civista board of directors consulted with its management, as well as its financial, accounting and legal advisors, and considered the projected pro forma impact of the Merger and a number of other factors, including, without limitation, the following:

•

each of Civista’s, Comunibanc’s and the combined company’s business, operations, financial condition, asset quality, earnings, and prospects. In reviewing these factors, including the information obtained through due diligence, Civista considered that Comunibanc’s business and operations and risk profile complement those of Civista, and that the Merger and the other transactions contemplated by the Merger Agreement would result in a combined company with an expanded distribution and scale that would position Civista to serve an expanded customer base while still staying true to its community banking roots;

•	the strategic rationale for the Merger, including enhancing scale and geographic reach of Civista in core markets.

•	the long-term interests of Civista and its shareholders, as well as the interests of its employees, customers, creditors and the communities in which Civista operates;

•	the opportunity to acquire an organization with deep community banking relationships;

•	enhanced market share in Northwest Ohio with incremental high-quality, low-cost core deposits;

•	the cost savings and other benefits of size and operating efficiencies that Civista believes it can realize;

•	that the Merger should assist Civista in maintaining its status as an independent holding company and Civista Bank as a community bank; and

•

the size and structure of the transaction allows Civista to maintain its strong capital position; additionally, Civista Bank will also maintain a strong capital position allowing the organization to expand within its new markets.

The board of directors of Civista also considered a variety of risks and other potentially negative factors in deliberations concerning the Merger. In particular, the board of directors of Civista considered:

•	the costs associated with the regulatory approval process, the costs associated with calling a special meeting of Comunibanc shareholder, transaction expenses, and other Merger related costs;

•	the possibility of encountering difficulties in achieving anticipated synergies and cost savings in the amounts estimated or in the timeframe contemplated;

•	the dilution to current Civista shareholders from the issuance of additional Civista common shares in the Merger;

•	the potential risk of diverting management attention and resources towards the completion of the Merger and the integration of Comunibanc;

•	potential run-off of deposits and loans following announcement and/or the closing of the Merger;

•	the risk that projected earnings, tangible book value increases and/or cost savings will not materialize or will be less than expected;

•	the likelihood that Civista common shares may trade down post-announcement and/or post-Merger;

•	the risk that Comunibanc’s loans and other items were not appropriately valued;

•	the risk that Comunibanc terminates the Merger Agreement by reason of a superior competing proposal; and

other risks described under the sections entitled “RISK FACTORS” beginning on page 21 and “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” beginning on page 19.

The above discussion of the information and factors considered by the Civista board of directors is not intended to be exhaustive but includes the material factors considered by the Civista board of directors. In reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Civista board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Civista board of directors considered all these factors as a whole, including through its discussions with Civista’s management and financial and legal advisors, in evaluating the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement.

Regulatory Approvals Required

To complete the Merger and Subsidiary Bank Mergers, Civista and Comunibanc need to obtain approvals or consents from, or make filings with, a number of U.S. federal and state bank and other regulatory authorities. Subject to the terms of the Merger Agreement, Civista and Comunibanc have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the Merger Agreement (including the Merger and the Subsidiary Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and governmental entities. These approvals include, among others, the approval of the Merger and the Subsidiary Bank Merger by the Federal Reserve and the ODFI, respectively. The Merger and the Subsidiary Bank Merger must receive approval from both the ODFI and the Federal Reserve before the Merger may be consummated. On March 4, 2022, Civista submitted the applicable filings to the Federal Reserve for approval and/or nonobjection of the Merger and an application to the Federal Reserve and ODFI for approval of the Subsidiary Bank Merger. The Federal Reserve approved the Subsidiary Bank Merger on April 13, 2022 and approval from ODFI is pending, and is anticipated to follow soon.

The approval of any regulatory applications merely implies the satisfaction of regulatory criteria for approval, which does not include review of the adequacy or fairness of the Merger Consideration to Comunibanc shareholders. Furthermore, regulatory approvals do not constitute or imply any endorsement or recommendation of the Merger or the terms of the Merger Agreement.

Civista and Comunibanc believe that the Merger does not raise significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals. However, there can be no assurance that all of the regulatory approvals described herein will be obtained and, if obtained, there can be no assurances regarding the timing of the approvals, the companies’ ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have an adverse effect on the financial condition, results of operations, assets or business of the combined company following completion of the Merger. There can likewise be no assurances that U.S. federal or state regulatory or competition authorities will not attempt to challenge the Merger or, if such a challenge is made, what the result of such challenge will be.

Interests of Comunibanc Directors and Officers in the Merger

As described below, some of Comunibanc’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of Comunibanc shareholders generally. The Comunibanc board of directors was aware of these interests and considered them in approving the Merger Agreement.

Change-in-Control Agreements. Comunibanc and Henry County Bank are parties to certain change in control agreements with certain executive officers.

Anthony Grieser has a change in control agreement with Comunibanc and Henry County Bank. Under that agreement, in the event of the Merger, Mr. Grieser will be entitled to receive a payment equal to 2.5 times the sum of his (i) base salary, as in effect immediately prior to the effective date of the Merger, and (ii) the average annual bonus paid to, or earned by, Mr. Grieser during the two (2) calendar years immediately preceding the effective date of the Merger. The estimated benefit payable to Mr. Grieser under the terms of his change in control agreement as a result of the Merger is $500,753.

Sharon Mack has a change in control agreement with Comunibanc and Henry County Bank. Under that agreement, in the event of the Merger, Ms. Mack will be entitled to receive a payment equal to 1.0 times the sum of her (i) base salary, as in effect immediately prior to the effective date of the Merger, and (ii) the average annual bonus paid to, or earned by, Ms. Mack during the two (2) calendar years immediately preceding the effective date of the Merger. Ms. Mack will be entitled to a second payment equal to 0.5 times her base salary and the average annual bonus paid to, or earned by, Ms. Mack during the two (2) calendar years immediately preceding the effective date of the Merger, provided however that Ms. Mack remains employed by Comunibanc, Henry County Bank or any successor entity of either as of October 31, 2022, or earlier if Ms. Mack is terminated without cause by Comunibanc, Henry County Bank, or any successor entity prior to October 31, 2022, in which case payment will be made within seven (7) days of termination. The estimated benefit payable to Ms. Mack under the terms of her change in control agreement as a result of the Merger is $275,430, of which $183,620 which will be paid at the time of the Merger and $91,810 will be paid subject to certain conditions and on a delayed basis as provided for above.

James K. Yarnell has a change in control agreement with Comunibanc and Henry County Bank. Under that agreement, in the event of the Merger, Mr. Yarnell will be entitled to receive a payment equal to 1.5 times the sum of his (i) base salary, as in effect immediately prior to the effective date of the Merger, and (ii) the average annual bonus paid to, or earned by, Mr. Yarnell during the two (2) calendar years immediately preceding the effective date of the Merger. The estimated benefit payable to Mr. Yarnell under the terms of his change in control agreement as a result of the Merger is $258,573.

Severance Payments

Under the terms of the Merger Agreement Civista shall pay to each employee of Comunibanc or its Subsidiaries who (i) is not subject to an existing contract providing for severance and/or a change in control payment, (ii) is an employee of Comunibanc or any of its Subsidiaries immediately before the Effective Time, (iii) is not offered continued employment by Civista or any of its Subsidiaries after the Effective Time or is terminated by Civista without cause within three (3) months after the Effective Time, and (iv) who sign and deliver Civista’s standard form of termination and release agreement, a severance amount equal to two weeks of pay, at their base rate of pay in effect at the time of termination, multiplied by the number of whole years of service of such employee with Comunibanc or any of its Subsidiaries, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment shall equal four weeks of base pay, and the maximum severance payment shall not exceed 26 weeks of base pay. Such severance pay shall be paid in a lump sum within 14 days following the employee’s termination, provided that such employee has not been terminated for cause. In addition, Civista will offer outplacement assistance to any such terminated employee for the same period of time during which such employee is entitled to severance hereunder. For any employee of Comunibanc or its Subsidiaries participating in Comunibanc’s, or any of its Subsidiaries’, group health program at the Effective Time who is entitled to a severance payment, the employee will be able to purchase health insurance coverage at the full premium rate for the entire COBRA period; Civista will pay the cost of COBRA coverage for such employees for a period equal to the number of weeks such employee is entitled to severance.

Mr. Anthony E. Grieser, the Chief Financial Officer of Henry County Bank, has entered into an independent consulting agreement with Civista to be effective as of the closing of the Merger. Mr. Grieser is agreeing to assist Civista, on an as needed basis, until completion of core banking processor data conversion, in October of 2022, providing advice and support in the management of the existing accounting and financial reporting systems of Henry County Bank, and the preparation and processing of accounting and financial reports relating to the Henry County Bank’s business. Civista will pay Mr. Grieser $100 per hour of actual work completed pursuant to the terms of the agreement.

Indemnification and Directors’ and Officers’ Liability Insurance

Subject to compliance with applicable state and federal laws, Civista will indemnify each person who served as a director or officer of Comunibanc on or after the date of the Merger Agreement and before the Effective Time of the Merger to the fullest extent provided by Comunibanc’s governing documents and applicable law, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that the person was an officer or director of Comunibanc or Henry County Bank. In addition, the Merger Agreement provides that, prior to the Merger, Comunibanc will purchase a directors’ and officers’ and company liability insurance policy to be effective for up to six years following the effective date of the Merger, on terms no less advantageous than those contained in Comunibanc’s existing policy, provided, however, that the premium on the policy shall not exceed 150% of Comunibanc’s current premium levels.

Director Appointments

Promptly following the Effective Time, Civista shall cause one (1) person who is currently a member of the Comunibanc Board to be vetted and appointed to the Civista Bank board of directors for a term commencing as soon as practicable after the Effective Time, in accordance with the Civista Bank regulations, corporate governance guidelines, and applicable law. The person selected to be appointed to the Civista Bank board will be mutually agreed to in writing by Civista and Comunibanc, acting in good faith.

Termination and payout of certain fully vested compensation agreements.

Director Deferred Fee Agreements and Director Supplemental Retirement Program. Henry County Bank maintains a voluntary director deferred fee plan (“Deferred Fee Plan”) and a Director Supplemental Retirement Program (the “Director Deferred Plan”). Directors Chamberlin, Fisher, Freppel, Stober, and Wendt participate in the Deferred Fee Plan and directors Anthony E. Grieser, Jacob A. Freppel, and William L. Wendt participate in the Director SERP Plan. All participants are fully vested in their benefits and the obligations of Henry County Bank are fully accrued for under both plans. Under the terms of the Merger Agreement, Henry County Bank will take action to terminate the Director Fee Plan and the Director SERP plan at or immediately prior to the Effective Time and distribute the vested and accured benefits to the participating directors.

Salary Reduction Deferred Compensation Agreements. Henry County Bank maintains a voluntary salary reduction deferred compensation plan (the “Executive Deferred Compensation Plan”). Henry County Bank

officers Anthony E. Grieser, Sharon S. Mack, William L. Wendt, David L. Wills, and J. Kevin Yarnell each have elected to participate in the plan. Participants are at all times fully vested in their volutary deferral amounts and the obligations of Henry County Bank are fully accrued for under the plan. Under the terms of the Merger Agreement, Henry County Bank will take action to terminate the Executive Deferred Compensation Plan at or immediately prior to the Effective Time and distribute the vested and accrued benefits to the participating executives.

Split Dollar Agreements

Henry County Bank maintains split dollar plans for the benefit of its directors and officers. Under the terms of the plans participants have the right during and after employment to designate beneficiares to receive death benefits from life insuarnce policies owned by Henry County Bank and maintained on the life of the participant. Except for directors Fisher and Freppel, all participants under the director and officer split dollar plan are fully vested in their split dollar benefits based upon their current service and the actuarial net present value of the obligations of Henry County Bank have been fully accrued. Directors Fisher and Freppel have not fulfilled the employment service requirement to be vested in their benefit, but their benefit will become fully vested in connection with the Merger under the terms of the change in control provisions of their split dollar agreements. As of December 31, 2021, the most recent date for which information is available, the accuarial net present value of the unaccrued split dollar benefit that will accelerate and vest upon the Merger was $7,751 and $25,571 for Mr. Fisher and Mr. Freppel, respectively. Civista has agreed in the Merger Agreement to assume the obligations of Henry County Bank under the split dollar agreement. If requested by Civista, Comunibanc and Henry County Bank have agreed to use their reasonable best efforts to terminate each participant agreement under the Split Dollar Plans. Any payment made to a participant in connection with the termination of their respective split dollar agreement under the Split Dollar Plans must be approved by Civista prior to payment.

MERGER-RELATED COMPENSATION TO NAMED EXECUTIVE OFFICERS

The discussion and table below reflect the estimated amount of compensation and benefits that each of the named executive officers of Comunibanc and Henry County Bank are entitled to receive where the compensation or benefits are based on or otherwise relate to the Merger.

The amounts in the table below assume the named executive officer remains employed and is not terminated with cause as of the Effective Time. Amounts do not include compensation benefits available to all of Comunibanc’s general employees on a non-discriminatory basis. All of the employment arrangements described above comply with or are excepted from Section 409A of the Internal Revenue Code.

Name	Change in Control Cash Payments (1) ($)	Retention Payments (2) ($)	Total ($)
Anthony E. Grieser	$500,753	—	$500,753
Sharon S. Mack	$183,620	$91,810	$275,430
J. Kevin Yarnell	$258,573	—	$258,573

(1)

The amounts in this column reflect the value of single trigger cash payments to be made to the named executives under their Change in Control agreements, executed January 7, 2022. These numbers may be subject to change based on compensation of the named parties. At present, the payments are not expected to trigger 280G tax considerations.

(2)	The amounts in this column are based on retention payments earned by Comunibanc Officers and Executives pursuant to the Change in Control agreements dated January 7, 2022.

Material U.S. Federal Income Tax Consequences of the Merger

This section describes the intended, material U.S. federal income tax consequences of the Merger to Civista, Comunibanc, and U.S. holders of Comunibanc common shares who exchange their shares for a combination of Civista common shares and cash pursuant to the Merger. Civista and Comunibanc intend for the Merger to be treated as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and Civista and Comunibanc intend that each will be a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code. Civista has received an opinion of Dinsmore & Shohl LLP, and Comunibanc has received an opinion of Shumaker, Loop & Kendrick, LLP, dated as of the effective date of the Merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth in that opinion (including factual representations contained in certificates of officers of Civista and Comunibanc), the Merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code.

The following discussion assumes that the U.S. Internal Revenue Service (“IRS”) and the courts agree that the Merger is a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and that Civista and Comunibanc are each a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code. However, Civista and Comunibanc have not requested and do not intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the Merger, and the tax opinions to be delivered in connection with the Merger are not binding on the IRS or any court or other administrative body. Consequently, there is no assurance of the accuracy of the anticipated U.S. federal income tax consequences to Civista, Comunibanc, and the shareholders of Comunibanc described in this proxy statement/prospectus. In addition, if any of the facts, representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the Merger could be adversely affected. The actual tax consequences to you of the Merger may be complex and will depend upon your specific situation and upon factors that are not within the control of Civista or Comunibanc. You should consult with your own tax advisor as to the tax consequences of the Merger in light of your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign, and other tax laws, your basis in any Civista common shares received in the Merger, your holding period with respect to any Civista common shares received in the Merger, your tax return reporting requirements, or the applicability and effect of any proposed changes in any tax laws.

The following discussion is based on the Internal Revenue Code, existing and proposed Treasury Department regulations promulgated thereunder and published judicial and administrative rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion. This summary does not address any tax consequences of the Merger under state, local or foreign laws, or any federal laws other than those pertaining to income tax.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Comunibanc common shares who, for U.S. federal income tax purposes, is:

•	an individual citizen or resident of the U.S.;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the U.S. or any state thereof or the District of Columbia;

•

a trust if (i) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable Treasury Department regulations to be treated as a United States person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Comunibanc common shares, the tax treatment of a partner generally will depend on the status of the partners and the activities of the partnership. If you are a partnership, or a partner in such partnership, holding Comunibanc common shares, you should consult your tax advisors.

This discussion is applicable only to those U.S. resident Comunibanc shareholders that hold their Comunibanc common shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment), and does not address all of the U.S. federal income tax consequences that may be relevant to particular Comunibanc shareholders in light of their individual circumstances or to Comunibanc shareholders that are subject to special rules, such as:

•	financial institutions;

•	S corporations or other pass-through entities and investors in those through entities;

•	retirement plans, individual retirement accounts or other tax-deferred accounts;

•	insurance companies;

•	mutual funds;

•	tax-exempt organizations;

•	dealers in securities or foreign currencies;

•	traders in securities who elect to use the mark-to-market method of accounting;

•	regulated investment companies;

•	real estate investment trusts;

•	holders of Comunibanc common shares subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	persons that exercise dissenters’ rights;

•	persons that hold Comunibanc common shares as part of a straddle, hedge, constructive sale, conversion transaction or other risk management transaction;

•	persons who purchase or sell their Comunibanc common shares as part of a wash sale;

•	expatriates or persons that have a functional currency other than the U.S. dollar;

•	persons who are not U.S. holders;

•	expatriates of the United States;

•	persons that have a functional currency other than the U.S. dollar;

•

holders that hold (or that held, directly or constructively, at any time during the five year period ending on the date of the disposition of the Comunibanc common shares pursuant to the merger) 5% or more of the outstanding Comunibanc common shares; and

•	persons that acquired their Comunibanc common shares through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any alternative minimum tax, U.S. federal estate or gift tax or any state, local or foreign tax consequences of the Merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or any consequences under the Foreign Account Tax Compliance Act of 2010 (including the Treasury Department regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). Determining the actual tax consequences of the Merger may be complex.

They will depend on specific situations and on factors that are not within the control of Comunibanc or Civista All holders of Comunibanc common shares should consult their tax advisors as to the specific tax consequences of the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local, foreign, and other tax laws, your basis in any Civista common shares received in the Merger, your holding period with respect to any Civista common shares received in the Merger, your tax return reporting requirements, or the applicability and effect of any proposed changes in any tax laws.

The following discussion summarizes the matters addressed in the tax opinion of Dinsmore & Shohl LLP and Shumaker, Loop & Kendrick LLP filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

Reorganization Treatment

The Merger is intended to be a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and Civista and Comunibanc are each intended to be a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code. If the intended reorganization treatment is respected by the Internal Revenue Service and the courts, then the material federal income tax consequences described below are anticipated.

Federal Income Tax Consequences to Civista and Comunibanc

No Gain or Loss. No gain or loss will be recognized by Civista or Comunibanc as a result of the Merger.

Tax Basis. The aggregate tax basis of the assets of Comunibanc in the hands of Civista will be the same as the aggregate tax basis of such assets in the hands of Comunibanc immediately prior to the Merger.

Holding Period. The holding period of the assets of Comunibanc to be received by Civista will include the period during which such assets were held by Comunibanc.

Federal Income Tax Consequences to U.S. Holders of Comunibanc Common Shares

The U.S. federal income tax consequences of the Merger to a U.S. holder will depend on whether such U.S. holder receives cash or a combination of cash and Civista common shares in exchange for such U.S. holder’s Comunibanc common shares. Although the Exchange Ratio, Cash Consideration, and Stock Consideration provisions of the Merger Agreement are generally fixed, cash payments in lieu of fractional Civista common shares or in connection with dissenters’ rights could alter the mix of consideration a shareholder will receive.

Exchange of Comunibanc Common Shares for a combination of Civista Common Shares and Cash

A U.S. holder of Comunibanc common shares will recognize gain (but not loss) with respect to the Civista common shares and cash such U.S. holder receives pursuant to the Merger in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the Civista common shares and the amount of cash received by such U.S. holder, exceeds such U.S. holder’s basis in its Comunibanc common shares surrendered in the Merger, and (ii) the amount of cash received by such U.S. holder (other than any cash received in lieu of a fractional Civista common share, as discussed below under “—Cash In Lieu of Fractional Shares”). For purposes of this calculation, the fair market value of Civista common shares is based on the trading price of Civista common shares on the date of the Merger, rather than price negotiated between Civista and Comunibanc in the Merger Agreement used to calculate the number of shares of Civista common stock to be issued to the shareholder. In the case of any U.S. holder who acquired different blocks of Comunibanc common shares at different times and at different prices, any realized gain or loss will be determined separately for each identifiable block of Comunibanc common shares exchanged in the Merger. A loss realized on the exchange of one block cannot be used to offset a gain realized on the exchange of another block, but a U.S. holder will generally be able to reduce its capital gains by capital losses in determining its income tax liability. Prior to voting on the Merger, any U.S. holder potentially in that circumstance should consult its tax advisor with regard to identifying the basis or holding periods of the particular Civista common shares received in the Merger. Subject to possible dividend treatment (as discussed in more detail under “—Possible Dividend Treatment,” below), gain that U.S. holders of Comunibanc common shares recognize in connection with the Merger generally will constitute capital gain if they held such stock as a capital asset at the time of the Merger and will constitute long-term capital gain if such holders have held their Comunibanc common shares for more than one year at the effective time of the Merger. Long-term capital gain of certain non-corporate U.S. holders of Comunibanc common shares, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

The tax basis of the Civista common shares received by a U.S. holder of Comunibanc common shares described above (including a fractional Civista common share, if any, deemed issued and redeemed by Civista) will be the same as the tax basis of the Comunibanc common shares surrendered in exchange for the Civista common shares and cash, reduced by the amount of cash received by such a U.S. holder in the Merger (other than any cash received in lieu of a fractional Civista common share), and increased by any gain recognized by such a U.S. holder in the Merger (including any portion of the gain that is treated as a dividend (as described below), but excluding any gain or loss resulting from the deemed issuance and redemption of a fractional Civista common share). The holding period for Civista common shares received by such a U.S. holder (including a fractional Civista common share, if any, deemed to be issued and redeemed by Civista) will include such U.S. holder’s holding period for Comunibanc common shares surrendered in exchange for the Civista common shares.

Cash in Lieu of Fractional Shares

A U.S. holder of Comunibanc common shares that receives cash in lieu of a fractional Civista common share generally will be treated as having received such fractional share and then having received such cash in redemption of such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s aggregate adjusted basis in the Comunibanc common shares surrendered which is allocable to the fractional share. Subject to possible dividend treatment (as discussed in more detail under “Possible Dividend Treatment”, below), such gain or loss generally will be long-term capital gain or loss if the U.S. holder held such stock as a capital asset at the time of the Merger and the U.S. holder’s holding period for its Comunibanc common shares exceeds one year at the effective time of the Merger. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

Tax Consequences to Comunibanc Shareholders who Receive Only Cash

A U.S. holder of Comunibanc common shares who properly exercises its dissenters’ rights and receives solely cash in exchange for all of its Comunibanc common shares (and is not treated as constructively owning Civista common shares after the Merger under the circumstances referred to below under “Possible Dividend Treatment”) will recognize a gain or loss for federal income tax purposes equal to the difference between the cash received and such U.S. holder’s tax basis in Comunibanc’s common shares surrendered in exchange for the cash. Subject to possible dividend treatment (as discussed in more detail under “Possible Dividend Treatment”, below), such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the U.S. holder at the effective time of the Merger. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period is more than one year. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

Possible Dividend Treatment

In some cases, if a U.S. holder of Comunibanc common shares actually or constructively owns Civista common shares other than the Civista common shares received pursuant to the Merger, the gain recognized by such holder could be treated as having the effect of the distribution of a dividend under tests set forth in the

Internal Revenue Code, in which case such gain would be treated as dividend income. This could happen, for example, because of ownership of additional Civista common shares by such holder, ownership of Civista common shares by a person related to such holder, or a share repurchase by Civista from other holders of Civista common shares. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of certain constructive ownership rules, U.S. holders of Comunibanc’s common shares should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Backup Withholding and Reporting Requirements

Under certain circumstances, cash payments made to a U.S. holder of Comunibanc common shares pursuant to the Merger may be subject to backup withholding at a rate of 28% of the cash payable to the holder, unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Department regulations, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

A U.S. holder of Comunibanc common shares owning at least 5% (by vote or value) of the outstanding shares of Comunibanc common shares or having a basis of $1,000,000 or more in its Comunibanc common shares, immediately before the Merger, is required to file a statement with such holder’s U.S. federal income tax return setting forth such holder’s tax basis in and the fair market value of shares of the Comunibanc common shares exchanged by such holder pursuant to the Merger. In addition, all U.S. holders of Comunibanc common shares will be required to retain records pertaining to the Merger.

The preceding discussion of material U.S. federal income tax consequences of the Merger is included in this proxy statement/prospectus for general information only, and is intended only as a summary of material U.S. federal income tax consequences of the Merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you and is not tax advice.

We recommend that each Communibanc shareholder consult with his, her or its own tax advisor regarding the specific tax consequences to the shareholder of the Merger, including the application and effect of state, local and foreign income and other tax laws.

Accounting Treatment

The Merger will be accounted for under the acquisition method of accounting in accordance with generally accepted accounting principles in the United States. Under the acquisition method of accounting, the assets and liabilities of Comunibanc will be recorded and assumed at estimated fair values at the time the Merger is consummated. The excess of the estimated fair value of Civista common shares issued and the cash proceeds paid over the net fair values of the assets acquired, including identifiable intangible assets, and liabilities assumed will be recorded as goodwill and will not be deductive for income tax purposes. Goodwill will be subject to an annual test for impairment and the amount impaired, if any, will be charged as an expense at the time of impairment.

Resale of Civista’s Common Shares

Civista has registered its common shares to be issued in the Merger with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). No restrictions on the sale or other transfer of Civista’s common shares issued in the Merger will be imposed solely as a result of the Merger, except for restrictions on the transfer of Civista’s common shares issued to any Comunibanc shareholder who may become an “affiliate” of Civista for purposes of Rule 144 under the Securities Act. The term “affiliate” is defined in Rule 144 under the Securities Act and generally includes executive officers, directors and shareholders beneficially owning 10% or more of the outstanding Civista common shares.

THE MERGER AGREEMENT

The following is a description of the material terms of the Merger Agreement. A complete copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

The Merger Agreement contains representations and warranties of Comunibanc and Civista. The assertions embodied in those representations and warranties are qualified by information contained in confidential disclosure schedules that the parties delivered in connection with the execution of the Merger Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from the standard of materiality generally applicable to statements made by a corporation to shareholders or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, or for any other purpose, at the time they were made or otherwise.

The Merger and Subsidiary Bank Mergers

Pursuant to the terms and subject to the conditions of the Merger Agreement, upon filing the applicable certificate of merger, Comunibanc will merge with and into Civista, with Civista surviving the Merger and continuing as an Ohio corporation and a registered financial holding company and the separate corporate existence of Comunibanc shall cease. Immediately after the Merger or at such later time specified by Civista, Civista will cause Henry County Bank to be merged with and into Civista Bank, with Civista Bank surviving the Merger and continuing as an Ohio-chartered commercial bank.

Effective Time

Civista and Comunibanc will cause the effective date of the Merger to occur as soon as practicable after the last of the conditions set forth in the Merger Agreement have been satisfied or waived. Unless Civista and Comunibanc otherwise agree in writing, the effective date of the Merger will not be later than November 30, 2022. The Merger will become effective upon the later to occur of (a) the filing of a certificate of merger with the Ohio Secretary of State, or (b) at a later time that Civista and Comunibanc agree to in writing and specify in the certificate of merger.

Civista and Comunibanc currently anticipate closing the Merger and filing the certificate of merger with the Ohio Secretary of State in the second quarter of 2022.

Merger Consideration

Under the terms of the Merger Agreement, if the Merger is completed, shareholders of Comunibanc will be entitled to receive for each Comunibanc common share: (i) $30.13 in cash and (ii) 1.1888 Civista common shares (the “Merger Consideration”).

The value of the cash consideration to be received by each Comunibanc shareholder with respect to each common share is fixed at $30.13. The implied value of stock consideration will fluctuate as the market price of Civista common shares fluctuates before the completion of the Merger. The value of the stock consideration that a Comunibanc shareholder actually receives will be based on the closing price on the Nasdaq Capital Market® of Civista common shares upon completion of the Merger.

Civista will not issue any fractional common shares in connection with the Merger. Instead, each holder of Comunibanc common shares who would otherwise be entitled to receive a fraction of a Civista common share

(after taking into account all Comunibanc common shares owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount (rounded to the nearest cent) equal to the Civista fractional common share to which such holder would otherwise be entitled, multiplied by (i) the average of the closing-sale prices of Civista common shares on the Nasdaq Capital Market® as reported by The Wall Street Journal for the five (5) consecutive full trading days ending on the trading day preceding the closing date by (ii) the fraction of a share (rounded to the nearest one-thousandth when expressed in decimal form) of Civista common shares which such holder would otherwise be entitled to receive.

The Merger Agreement also requires that the merger consideration, specifically the Exchange Ratio, be adjusted if the number of Comunibanc common shares or the Civista common shares outstanding between the date of the Merger Agreement and the effective time shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or extraordinary distribution to give holders of the Comunibanc common shares the same economic effect contemplated by the Merger Agreement prior to any such event.

Additionally, in order to satisfy the “continuity of interest” requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Internal Revenue Code, Civista may increase the stock Consideration per share (and cause a corresponding decrease in the cash Consideration per share equal to the economic value of any such increase) to the minimum extent necessary to enable the Merger to satisfy the “continuity of interest” requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code.

At the effective time of the Merger, Comunibanc common shares will no longer be outstanding and will automatically be cancelled and cease to exist, and holders of Comunibanc common shares will cease to be, and will have no rights as, shareholders of Comunibanc, other than to receive the merger consideration pursuant to the terms and conditions of the Merger Agreement (and dissenters’ rights under Section 1701.85 of the OGCL in the case of Comunibanc common shares as to which the holder has properly exercised dissenters’ rights).

Under certain circumstances involving a fall in the market price of Civista common shares, Civista may, at its election, increase the Merger consideration by adjusting the Exchange Ratio in order to avoid termination of the Merger Agreement.

See the section of this discussion titled “—Termination of the Merger Agreement” for more information.

Exchange and Payment Procedure; Surrender of Certificates

Civista will engage American Stock Transfer & Trust Company, LLC (the “Exchange Agent”) to act as its exchange agent to handle the exchange of Comunibanc common shares for the merger consideration. As soon as practicable, but not more than five business days after the effective time, the Exchange Agent will send to each Comunibanc shareholder a letter of transmittal for use in the exchange with instructions explaining how to surrender Comunibanc common share certificates (or book entry shares) to the Exchange Agent. Comunibanc shareholders that surrender their certificates to the Exchange Agent, together with a properly completed letter of transmittal, will receive the merger consideration, including the stock consideration and cash consideration, plus any cash payable in lieu of any fractional shares of Civista, and any dividends or distributions such holder has the right to receive pursuant to the Merger Agreement. Comunibanc shareholders that do not exchange their Comunibanc common shares will not be entitled to receive the Merger Consideration or any dividends or other distributions by Civista until their certificates are surrendered. Only after surrender of the certificates representing Comunibanc shares, will any unpaid dividends or distributions with respect to Civista common shares represented by the certificates be paid, without interest. No interest will be paid or accrue on any cash

Merger consideration or cash in lieu of fractional shares or dividends or distributions payable to the Comunibanc shareholders.

After the effective time of the Merger, the stock transfer books of Comunibanc will be closed and there will be no further registration of transfers of Comunibanc common shares on the records of Comunibanc. Any certificates or book entry shares presented to Civista after the effective time will be cancelled and exchanged in accordance with the Merger Agreement.

Any portion of the exchange fund that remains unclaimed by the shareholders of Comunibanc for six months following the effective time of the Merger will be paid to the surviving corporation. From and after such time, any former holders of Comunibanc common shares who have not properly surrendered their shares may thereafter seek only from the surviving corporation the Merger consideration payable in respect of such Comunibanc common shares, any cash payable in lieu of any fractional shares of Civista and any dividends or distributions such holder has the right to receive pursuant to the Merger Agreement.

If any certificate representing Comunibanc common shares is lost, stolen or destroyed, upon the making of an affidavit of such fact by the person claiming the certificate to be lost, stolen or destroyed and, if required by Civista or the Exchange Agent, the posting by such person of a bond in such amount as Civista or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent or Civista, as applicable, will issue in exchange for the lost, stolen or destroyed certificate the applicable Merger consideration, cash in lieu of fractional shares and any dividends or other distributions that have been payable or become payable in respect of the Comunibanc common shares represented by that certificate pursuant to the Merger Agreement.

Civista will be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any Merger consideration or other amounts payable pursuant to the Merger Agreement to any holder of Comunibanc common shares such amounts as Civista or the Exchange Agent is required to deduct or withhold under applicable tax laws, and any such withheld amounts that are paid to the appropriate taxing authorities will be treated for purposes of the Merger Agreement as having been paid to the holder of Comunibanc common shares from whom such amounts were deducted or withheld.

Comunibanc Shares in the ESOP

At the Effective Time, any remaining shares of Comunibanc common shares held in the Comunibanc ESOP shall be converted into the right to receive, without interest, the Merger Consideration. Within sixty (60) days following the Effective Time, Civista and the ESOP Trustee shall arrange to request from the IRS a determination that the termination of the Comunibanc ESOP is in compliance with Sections 401(a) and 409 of the Code. Civista and the ESOP trustee shall arrange to make partial distributions of up to 75% of the account balances credited to the ESOP participants as of the effective date (taking into account that portion of the Merger Consideration received by the ESOP on the effective date) as soon as administratively practicable after the effective date, with the remaining portion to be distributed as soon as administratively practicable after receipt by Civista of the ESOP determination letter.

Indemnification and Directors’ and Officers’ and Company Liability Insurance

For a period of six (6) years after the effective time of the Merger and subject to compliance with applicable state and federal laws, Civista will indemnify each person who served as a director or officer of Comunibanc on or after the date of the Agreement and before the effective time of the Merger to the fullest extent provided by Comunibanc’s governing documents, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that the person was an officer or director of Comunibanc. In addition, the Merger Agreement provides that, prior to the Merger, Comunibanc will procure, at the expense of Civista, a policy of directors’ and officers’ and company liability insurance to be effective for a period of up to six years following the Merger, on terms no less advantageous than those contained in Comunibanc’s existing policy. However, the combined company is not obligated to expend an amount in excess of 150% of the current annual premium paid as of the date of the Merger Agreement by Comunibanc for such insurance (the “premium cap”).

Employee Matters

Participation by Comunibanc Employees in Civista’s Employee Benefit Program(s): The Merger Agreement provides that employees of Comunibanc or the Subsidiary Bank who become employees of Civista as a result of the Merger will, as determined by Civista, participate in the employee benefit plans sponsored by Civista for Civista’s employees immediately after the Effective Date. Employees of Comunibanc or the Subsidiary Bank will receive credit for their years of service with Comunibanc or the Subsidiary Bank, as applicable, for participation and vesting purposes under the applicable Civista employee benefit plans, including credit for years of service and for seniority under Civista’s vacation and sick pay plans and programs, but subject to the eligibility and other terms of such plans. In addition, Civista will waive all restrictions and limitations on pre-existing conditions to the extent the group health plan and insurance policy of Civista or Civista Bank permit (or may be amended to permit), and give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations, to amounts paid by such continuing employees (and their covered dependents) under the group health plan maintained by Comunibanc or the Subsidiary Bank during the portion of the 2022 plan year prior to the Effective Time.

Severance: Subject to any applicable regulatory restrictions, Civista shall pay to each employee of Comunibanc or its subsidiaries who (i) is not subject to an existing contract providing for severance and/or a change in control payment, (ii) is an employee of Comunibanc or any of its subsidiaries immediately before the Effective Time, (iii) is not offered continued employment by Civista or any of its subsidiaries after the Effective Time or is terminated by Civista without cause within three (3) months after the Effective Time, and (iv) who sign and deliver Civista’s standard form of termination and release agreement, a severance amount equal to two weeks of pay, at their base rate of pay in effect at the time of termination, multiplied by the number of whole years of service of such employee with Comunibanc or any of its Subsidiaries, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment shall equal four weeks of base pay, and the maximum severance payment shall not exceed 26 weeks of base pay. Such severance pay shall be paid in a lump sum within 14 days following the employee’s termination, provided that such employee has not been terminated for cause. In addition, Civista will offer outplacement assistance to any such terminated employee for the same period of time during which such employee is entitled to severance. For any employee of Comunibanc or its Subsidiaries participating in Comunibanc’s, or any of its subsidiaries’, group health program at the Effective Time who is entitled to a severance payment, the employee will be able to purchase health insurance coverage at the full premium rate for the entire COBRA period. Civista will pay the cost of COBRA coverage for such employees for a period equal to the number of weeks such employee is entitled to severance.

Termination of The Henry County Bank Profit Sharing and 401(k) Plan (the “Communibanc 401(k) Plan”): Comunibanc is required to terminate the Comunibanc 401(k) Plan effective immediately prior to the effective time of the Merger. In addition, as soon as feasible after the closing of the Merger, Civista will take commercially reasonable steps to allow employees of Comunibanc and the Subsidiary Bank who continue as employees of Civista and its subsidiaries to participate in the Civista 401(k) Plan and to accept roll-overs of benefits from the Comunibanc 401(k) Plan to the Civista 401(k) Plan.

Termination of ESOP: Comunibanc is required to terminate the ESOP effective as of the date immediately preceding to the effective time of the Merger. At the Effective Time, any remaining Comunibanc common shares held in the ESOP shall be converted into the right to receive, without interest, the Merger Consideration. Within sixty (60) days following the effective time, Civista and the ESOP Trustee shall arrange to request from the IRS a determination that the termination of the ESOP is in compliance with Sections 401(a) and 409 of the Code. Civista and the ESOP Trustee shall arrange to make partial distributions of up to 75% of the account balances credited to the ESOP participants as of the effective date (taking into account that portion of the Merger Consideration received by the ESOP on the effective date) as soon as administratively practicable after the effective date, with the remaining portion to be distributed as soon as administratively practicable after receipt by Civista of the ESOP determination letter.

Termination of Additional Comunibanc Employee Benefit Plans. On or prior to the effective date, Comunibanc is required to terminate and pay all accrued benefit amounts to the respective participants under (i) the Henry County Bank Director Supplemental Retirement Program, (ii) the Henry County Bank Salary Reduction Deferred Compensation Plan, and (iii) the Director Deferred Fee Plan. Additionally, on or prior to the effective date Civista will take all actions necessary to assume and thereafter discharge each respective split dollar agreement with certain executives and directors under (i) the Split Dollar Life Insurance Agreement & Endorsement Method Split Dollar Plan – Executives and (ii) the Split Dollar Life Insurance Agreement & Endorsement Method Split Dollar Plan – Directors.

NASDAQ Stock Listing

Civista’s common shares currently are listed on the Nasdaq Capital Market® under the symbol “CIVB.” The shares to be issued to Comunibanc shareholders as Merger Consideration also will be eligible for trading on the NASDAQ. Civista will list, prior to the Effective Time, the Civista common shares to be issued pursuant to the Merger.

Conditions to Consummation of the Merger

Conditions of Civista and Comunibanc. The respective obligations of Civista and Comunibanc to complete the Merger are subject to the fulfillment or written waiver of each of the following conditions:

•	the Merger Agreement shall have been duly adopted and approved by the requisite vote of the shareholders of Comunibanc.

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all regulatory approvals required to consummate the Merger must have been obtained and remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the board of directors of Civista reasonably determines would, either before or after the effective time of the Merger, have a material adverse effect on Civista and its subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the board of directors of Civista reasonably determines would, either before or after the effective time of the Merger, be unduly burdensome. For purposes of this condition, the failure of any regulatory order applicable to Comunibanc or the Subsidiary Bank to be terminated or the pendency or threat of any of certain regulatory actions against Comunibanc or the Subsidiary Bank shall constitute grounds for Civista to terminate the Merger Agreement;

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no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by the Merger Agreement;

•	the Civista common shares to be issued in the Merger shall have been authorized for listing on the Nasdaq—Capital Market®; and

•	this proxy statement/prospectus and the registration statement must have been declared effective by the SEC and must not be subject to any stop order or any threatened stop order.

Conditions of Comunibanc. Comunibanc will not be required to complete the Merger unless the following conditions are fulfilled or waived in writing:

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the representations and warranties of Civista contained in the Merger Agreement must not be in breach, subject to the standard set forth in the Merger Agreement, as of the date of the Merger Agreement and as of the Effective Time of the Merger (or if any representation or warranty speaks as of a specific date, as of that date), and Comunibanc must have received a certificate, dated as of the effective date, signed on behalf of Civista by its chief executive officer to such effect; and

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Civista must have performed in all material respects all of its obligations under the Merger Agreement which are required to be performed at or prior to the Effective Time of the Merger, and Comunibanc must have received a certificate, dated as of the effective date, signed on behalf of Civista by its chief executive officer to such effect.

Conditions of Civista. Civista will not be required to consummate the Merger unless the following conditions are also fulfilled or waived in writing:

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the representations and warranties of Comunibanc contained in the Merger Agreement shall not be in breach, subject to the standard set forth in the Merger Agreement, as of the date of the Merger Agreement and as of the Effective Time of the Merger (or if any representation or warranty speaks as of a specific date, as of that date), and Civista must have received a certificate, dated as of the effective date, signed on behalf of Comunibanc by its president to such effect;

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Comunibanc must have performed in all material respects all of its obligations under the Merger Agreement which are required to be performed at or prior to the Effective Time of the Merger, and Civista must have received a certificate, dated as of the effective date, signed on behalf of Comunibanc by its president to such effect;

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Comunibanc must have obtained the consent or approval of each person (other than governmental authorities) whose consent or approval is required under the Merger Agreement under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument in connection with the Merger Agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on Civista after the Merger;

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Civista must have received a statement executed on behalf of Comunibanc, dated as of the effective date of the Merger, that satisfies the requirements of regulations of the United States Department of Treasury (“Treasury Regulations”) Section 1.1445-2(c)(3), in a form reasonably applicable to Civista certifying that Comunibanc’s common shares do not represent United States real property interests within the meaning of Section 897 of the Internal Revenue Code and the Treasury Regulation promulgated thereunder;

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the holders of not more than 5% of the outstanding Comunibanc common shares shall have perfected their dissenters’ rights under the OGCL in connection with the transactions contemplated by the Merger Agreement;

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there shall have been no condemnation, eminent domain or similar proceedings commenced or threatened in writing by any government authority with respect to any real estate owned by Comunibanc or any of its subsidiaries, including real estate acquired in connection with foreclosure.

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either (i) the results of each Phase I Environmental Site Assessment conducted pursuant to the Merger Agreement as reported shall not reveal results unsatisfactory to Civista which, in Civista’s reasonable judgment, would require the expenditure of greater than $100,000 in the aggregate to remedy; (ii) any violation or potential violation of the representations and warranties contained in the Merger Agreement disclosed in a Phase I report conducted by Civista shall have been remedied by Comunibanc or the subsidiary banks to the reasonable satisfaction of Civista, or (iii) Civista and Comunibanc shall have agreed to an adjustment to the Merger Consideration to account for any unsatisfactory items in the Phase I;

•	Comunibanc shall have procured a policy of directors’ and officers’ and company liability insurance (the “Tail Policy”) in accordance with the terms of the Merger Agreement;

•	Comunibanc shall have used its best efforts to deliver to Civista an estoppel certificate for each applicable lease agreement; and

•	there must not have occurred any event, circumstance or development that has resulted in or could reasonably be expected to result in a material adverse effect on Comunibanc.

Representations and Warranties

Comunibanc has made customary representations and warranties in the Merger Agreement relating to:

•	corporate organization, standing and authority;

•	capitalization;

•	subsidiaries;

•	corporate power;

•	corporate authority and enforceability of the Merger Agreement;

•	consents and regulatory approvals;

•	financial statements; material adverse effect; and internal controls;

•	legal proceedings;

•	regulatory matters;

•	compliance with laws;

•	material contracts; defaults;

•	broker’s and finder’s fees;

•	employee benefit plans and employee matters;

•	labor matters;

•	takeover laws;

•	environmental matters;

•	tax matters;

•	risk management instruments;

•	books and records;

•	insurance;

•	title to real property and assets;

•	loans and insider transactions;

•	allowance for loan losses;

•	repurchase agreements;

•	deposit insurance;

•	investment securities portfolio;

•	information security;

•	The Bank Secrecy Act, anti-money laundering and Office of Foreign Assets Control and customer information;

•	Community Reinvestment Act compliance;

•	related party transactions;

•	prohibited payments;

•	ProBank Austin’s fairness opinion;

•	absence of undisclosed liabilities;

•	material adverse effect;

•	tax treatment of Merger; and

•	absence of untrue statements or omissions of material fact.

Civista has made customary representations and warranties in the Merger Agreement relating to:

•	corporate organization, standing and authority;

•	capitalization;

•	no ownership of Comunibanc’s common shares;

•	corporate power;

•	corporate authority and enforceability of the Merger Agreement;

•	compliance with SEC reporting requirements;

•	consents and regulatory approvals;

•	financial statements, material adverse effect, and internal controls;

•	regulatory matters;

•	legal proceedings;

•	compliance with laws;

•	broker’s and finder’s fees;

•	takeover laws;

•	tax treatment of Merger; and

•	absence of untrue statements or omissions of material fact.

Comunibanc’s Conduct of Business Pending the Merger

From the date of the Merger Agreement until the Effective Time of the Merger, except as expressly contemplated or permitted by the Merger Agreement or required by any applicable law, regulatory order or regulation, without the prior written consent of Civista, Comunibanc and the Subsidiary Bank must conduct the business of Comunibanc and the Subsidiary Bank in the ordinary and usual course and use reasonable efforts to preserve intact their respective business organizations and assets and maintain their respective rights, franchises and existing relations with customers, suppliers, vendors, employees and business associates, and not (i) voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon Comunibanc’s and the Subsidiary Bank’s ability to perform any of its obligations under the Merger Agreement or prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement, or (ii) enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable law or policies imposed by any governmental authority or by any applicable regulatory order.

During the same period, Comunibanc has agreed not to, and to cause the Subsidiary Bank not to, take any of the following actions without the prior written consent of Civista, except as otherwise expressly contemplated or permitted by the Merger Agreement or required by any applicable law, regulatory order or regulation:

•	issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional Comunibanc common shares, other capital stock or any rights to capital stock of Comunibanc;

•	enter into any agreement with respect to the same;

•	permit any additional common shares to become subject to any subject to new grants of its stock options or similar stock-based employee rights;

•	effect any recapitalization, reclassification, stock split, or similar change in capitalization;

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make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock, other than dividends from Henry County Bank to Comunibanc, and dividends payable by Comunibanc to its shareholders of a dividend of $0.41 on each outstanding share of common stock for the six-month period January 1, 2022 through June 30, 2022, to be declared and paid in June, 2022 consistent with past practices, prorated if the Effective Time occurs prior to the declaration of such dividend, and a dividend $0.20 on each outstanding share of Comunibanc common stock if the Effective Time occurs after October 31, 2022, subject to coordinating with Civista regarding issuance of any dividend to ensure holders of Comunibanc common shares do not receive two (2) dividends, or fail to receive one dividend, in any quarter with respect to their shares of Comunibanc common stock and any of the Civista common shares such holder receives as result of the Merger;

•	directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock;

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enter into, modify, amend, renew or terminate any employment, consulting, severance, retention, change in control or similar agreements or arrangements with directors, consultants, officers or employees of Comunibanc or any of its Subsidiaries;

•	hire or engage any full-time employee or consultant, other than as replacements for positions then existing;

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grant any salary or wage increase or bonus or increase any employee benefit (including incentive or bonus payments), except: (i) for changes that are required by applicable law, and (ii) for changes that are in the ordinary course of business and consistent with past practice;

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enter into, establish, adopt, amend, modify, make any contributions to or terminate any pension, retirement, phantom stock, stock purchase, savings, profit sharing, deferred compensation, change in control, salary continuation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract (including related administrative services contracts), plan or arrangement, or any trust agreement or similar arrangement, with respect to any director, consultant, officer or employee of Comunibanc or any of its subsidiaries, or take any action to accelerate the payment of benefits or the vesting or exercisability of any restricted stock, phantom stock or other compensation or benefits payable, except (i) as may be required by law, (ii) as contemplated in the Merger Agreement, or (iii) to renew insurance contracts;

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sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or any business to any person other than a wholly owned subsidiary, or cancel, release or assign any indebtedness of any person or any claims against any person, in each case other than in the ordinary course, consistent with past practices, including any debt collection or foreclosure transactions.;

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acquire (other than by way of foreclosure or acquisition of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith and in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other person;

•	amend Comunibanc Articles or of the organizational and governing documents of its Subsidiaries;

•	implement or adopt any change in its accounting principles, practices or methods other than as required by generally accepted accounting principles;

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terminate, amend, or waive any provision of, any material contract; (ii) make any change in any instrument or agreement governing the terms of any of its securities, or material lease or any other material contract, other than normal renewals of leases and other material contracts without material adverse changes of terms with respect to Comunibanc or any Comunibanc Subsidiary; (iii) enter into any material contract that (A) would constitute a material contract if it were in effect on the date of the Merger Agreement or (B) that has a term of one year or longer and that requires payments or other obligations by Comunibanc or any Comunibanc Subsidiary of $25,000 or more under the material contract; or (iv) enter into any material contract if the material contract, in the aggregate with all material contracts entered into by Comunibanc or any Comunibanc Subsidiary from and after the date of the Merger Agreement would result in aggregate required payments by Comunibanc or any Comunibanc Subsidiary in excess of $100,000;

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settle any claim, suit, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, suits, actions or proceedings and which involves solely money damages in an amount, individually not to exceed $50,000 or in the aggregate not to exceed $100,000 for all such claims, actions or proceedings;

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take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time, (ii) any of the conditions to the consummation of the Merger not being satisfied, or (iii) a violation of any provision of the Merger Agreement except, in each case, as may be required by applicable law or by any governmental authority;

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except pursuant to applicable law or as required by any governmental authority, (i) implement or adopt any material change in its interest rate or other risk management policies, procedures or practices, (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk, or (iv) fail to follow its existing policies or practices with respect to managing its fiduciary risks;

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other than in the ordinary course, consistent with past practice, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness in the ordinary course, consistent with past practices shall include the creation of deposit liabilities, issuance of letters of credit, purchases of federal funds, borrowings from any of the Federal Home Loan Banks, borrowings from the Federal Reserve Bank, advances on existing lines of credit, sales of certificates of deposit, and entry into repurchase agreements);

•	make or purchase any indirect or brokered loans;

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purchase from or sell to any financial institution or other non-depository lender an interest in a loan, except for such credit facilities made to borrowers in Comunibanc’s territory which are secured by collateral located in the Comunibanc’s territory in the ordinary course and consistent with past practices;

•	make, or commit to make, any capital expenditures that exceed by more than five percent (5%) Comunibanc’s capital expenditure budget;

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(i) enter into any new line of business, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital applicable with respect to its loan portfolio or any segment thereof); (ii) make or acquire, or modify, renew or extend any loan except for loans made acquired, renewed or extended in the ordinary course, consistent with past practices and in compliance with Henry County Bank’s loan policies and underwriting guidelines and standards as in effect as of the date of the Merger Agreement; (iii) make or acquire, or modify, renew or extend any loan (A) in the case of new loans (other than unsecured loans), if immediately after making the loan the person obtaining the loan and the person’s affiliates would have debt owed to Comunibanc or any of its Subsidiaries that is, in the aggregate, in excess of $1,000,000, (B) in the case of the modification, renewal, or extension of any loan (other than unsecured loans) outstanding as of the date of the Merger Agreement, if immediately after the modification, renewal, or extension of the loan the person obtaining the modification, renewal, or extension of the loan and the person’s affiliates would have an aggregate credit exposure to Comunibanc or any of its Subsidiaries that is, in excess of $1,000,000, (C) in the case of new unsecured loans, or the modification, renewal, or extension of any unsecured loan outstanding as of the date of the Merger Agreement, if immediately after making the new unsecured loan or immediately after the modification, renewal or extension of the unsecured loan the person obtaining the new unsecured loan or the modification, renewal or extension of the unsecured loan and the person’s affiliates would have unsecured debt owed to Comunibanc or any of its Subsidiaries that is, in the aggregate, in excess of $500,000 , or (D) that is in excess of $500,000 and that is classified by Henry County Bank as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, in each case, except pursuant to existing commitments entered into prior to the date of the Merger Agreement (iv) grant, or renew the prior grant of, the deferral of any payments under any loan or make or agree to make any other modification that would result in the loan being, or continue the status of the loan as, a CARES Act Modified Loan; provided that in the case of each of items (i) – (iv) above Civista shall be required to respond to any request for a consent to make such Loan or extension of credit in writing within three (3) business days after the loan package is delivered to Civista;

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Restructure or materially change its investment securities portfolio or its portfolio duration, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage-related securities which would be considered “high risk” securities under applicable regulatory pronouncements, or otherwise purchase or sell securities in the portfolio individually that exceed $3,000,000 or in the aggregate that would exceed $15,000,000;

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(i) fail to prepare and file or cause to be prepared and filed in a timely manner consistent with past practice all tax returns that are required to be filed (with extensions) on or before the Effective Time of the Merger, (ii) fail to pay timely any tax due, or (iii) make, change or revoke any tax election or tax accounting method, file any amended tax return, settle any tax claim or assessment, consent to the extension or waiver of any statute of limitations with respect to taxes or offer or agree to do any of the foregoing or surrender its rights to any of the foregoing or to claim any tax refund or file any amended tax return;

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open, close or relocate any branch office, ATMs, loan production office or other significant office or operations facility of Comunibanc or its subsidiaries at which business is conducted, or fail to use commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted;

•	increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner consistent with past practices in relation to rates prevailing in the relevant market;

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foreclose upon or otherwise cause Comunibanc or the Subsidiary Bank to take title to or possession or control of any real property or entity on such property without first obtaining a Phase I Environmental Site Assessment, except that no such report will be required to be obtained with respect to single-family residential real property of one acre or less to be foreclosed upon unless Comunibanc or the Subsidiary Bank reasonably believe such real property may contain any such hazardous material;

•	cause any material change in the amount or general composition of deposit liabilities that would constitute a material adverse effect;

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not take, or fail to take, any action that would reasonably be expected to prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code; or

•	agree or commit to do any of the foregoing.

Civistas’ Conduct of Business Pending the Merger

From the date of the Merger Agreement until the Effective Time of the Merger, except as expressly contemplated or permitted by the Merger Agreement or required by any applicable law, regulatory order or regulation, without the prior written consent of Comunibanc, Civista has agreed not to, and to cause Civista Bank not to do any of the following:

•	effect any recapitalization, reclassification, stock split, or similar change in capitalization;

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amend the Civista Articles or the Civista Regulations in a manner that would materially and adversely affect the holders of Comunibanc common shares, or adversely affect the holders of Comunibanc common shares relative to other holders of Civista common shares;

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take any action that is intended or is reasonably likely to result in any of its representations or warranties in the Merger Agreement becoming materially inaccurate at any time at or prior to the effective time of the Merger, any conditions in the Merger Agreement not being satisfied, a violation of any provision of the Merger Agreement except, in each case, as may be required by applicable law or by any governmental authority, or a delay in the consummation of the transactions contemplated by the Merger Agreement; or

•	agree or commit to do any of the foregoing.

Expenses of the Merger

Civista and Comunibanc are each required to bear their own expenses incurred by it in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement.

Termination of the Merger Agreement

Termination by mutual consent. Civista and Comunibanc may mutually consent to terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective, if the boards of directors of Civista and Comunibanc both approve the termination by vote of a majority of the members of its entire board.

Termination by either Civista or Comunibanc. Either Civista or Comunibanc acting alone upon written notice to the other party may terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective, if the Civista or Comunibanc board of directors approves the termination by vote of a majority of the members of its entire board in the following circumstances:

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if there is a material breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement that cannot be or has not been cured by the breaching party within 30 days after the giving of written notice to the breaching party of such breach;

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if the Merger has not been consummated by November 30, 2022, unless the failure to complete the Merger by that date is due to the knowing action or inaction of the party seeking to terminate the Merger Agreement;

•	if the approval of any governmental authority required for consummation of the Merger and the other transactions contemplated by the Merger Agreement has been denied; or

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if the Comunibanc shareholders fail to adopt and approve the Merger Agreement at their special meeting, unless the party has breached in any material respect any of its obligations under the Merger Agreement in a manner that primarily caused the failure to obtain the requisite Comunibanc shareholder vote at the special meeting.

Termination by Civista. Civista may terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective upon written notice to Comunibanc if the Comunibanc board of directors:

•	fails to recommend to the Comunibanc shareholders in this proxy statement/prospectus that they adopt the Merger Agreement;

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changes Comunibanc’s recommendation to shareholders, including by publicly approving, endorsing or recommending, or publicly proposing to approve, endorse or recommend, any other acquisition proposal; or

•	fails to comply with its obligations under certain provisions of the Merger Agreement.

Termination by Comunibanc. Comunibanc may terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective upon written notice to Civista:

•	if Comunibanc intends to enter into an agreement relating to a superior acquisition proposal in accordance with the Merger Agreement; or

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if, prior to the effective time of the Merger and during the time period specified in the Merger Agreement, the market value of Civista’s common shares drops below a certain pre-determined threshold while the Nasdaq Bank Index does not; subject, however, to Civista’s right to cure by providing notice to Comunibanc that Civista intends to proceed with the Merger by paying additional consideration.

Support Agreements

Under the Merger Agreement, the directors of Comunibanc executed support agreements pursuant to which they agreed to vote their shares of Comunibanc stock owned directly or indirectly, and to request their spouses to consent to such agreement to the extent of such spouse’s interest in such shares in favor of the Merger.

Acquisition Proposals and Termination Fee

Pursuant to the Merger Agreement, Comunibanc may not, and must cause the Subsidiary Bank and its officers, directors, employees, advisors and other agents not to, directly or indirectly take any action to (i) solicit, initiate, encourage, facilitate or induce any inquiries, proposals or offers of any acquisition proposal; (ii) engage in negotiations concerning, or provide any confidential information to, any person other than Civista with respect to any inquiry, proposal or offer, (iii) take any action intended to facilitate an inquiry or proposal, (iv) approve, endorse or recommend any other transaction or proposal; (v) enter into any agreement contemplating or otherwise relating to any acquisition proposal; (vi) enter into any agreement or agreement in principle requiring, directly or indirectly, Comunibanc to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement; or (vii) propose or agree to do any of the foregoing, unless (a) Comunibanc’s board of directors, after consultation with and based upon the advice of financial and legal advisors, determines in good faith that it must enter into negotiations or discussions with another party that has made an unsolicited acquisition proposal in order to fulfill its fiduciary duties to Comunibanc shareholders under applicable law and (b) before furnishing any information to, or entering into discussions or negotiations with another party, Comunibanc provides immediate written notice to Civista of such action, the identity of the bidder and the substance of such unsolicited acquisition proposal.

If (a) Civista terminates the Merger Agreement due to Comunibanc’s acceptance of another acquisition proposal, failure to recommend to the shareholders adoption of the Merger Agreement, or Comunibanc’s breach of the support agreement or the Merger Agreement’s prohibition on solicitation of other acquisition proposals, or (b) Comunibanc terminates the Merger Agreement with the intention of entering into or accepting an alternate, superior proposal, then, in the case of either (a) or (b) above, Comunibanc shall pay to Civista $2,008,000.00.

Amendment

The Merger Agreement may be amended or modified at any time prior to the effective time of the Merger by an agreement in writing signed by Civista and Comunibanc, except that the Merger Agreement may not be amended after the Comunibanc special meeting if such amendment would violate Ohio law.

COMPARISON OF CERTAIN RIGHTS OF COMUNIBANC AND CIVISTA SHAREHOLDERS

If the Merger is completed, the rights of the Comunibanc shareholders who receive Civista common shares in the Merger will be governed by the Ohio General Corporation Law (“OGCL”), the Second Amended and Restated Articles of Incorporation of Civista and the Amended and Restated Regulations of Civista. Prior to the Merger, Comunibanc shareholders’ rights are determined by the OGCL and the Articles of Incorporation of Comunibanc as Comunibanc does not have regulations.

Although the rights of Civista shareholders and the rights of Comunibanc shareholders are similar in many respects, there are some differences. The following is a summary of the material differences between (1) the current rights of holders of Comunibanc common shares under the OGCL and the Comunibanc Articles of Incorporation and (2) the current rights of holders of Civista common shares under Ohio law and the Articles of Incorporation and Regulations.

Civista and Comunibanc believe that this summary describes the material differences between the rights of holders of Civista common shares as of the date of this proxy statement/prospectus and the rights of holders of Comunibanc common shares as of the date of this proxy statement/prospectus. The following chart compares certain rights of the holders of Comunibanc’s common shares to the rights of holders of Civista common shares in areas where those rights are materially different. This summary, however, does not purport to be a complete description of such differences and is qualified in its entirety by reference to the relevant provisions of Ohio law and the respective corporate governance instruments of Comunibanc and Civista. Copies of Comunibanc’s and Civista’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see the section entitled “WHERE YOU CAN FIND MORE INFORMATION” at the forepart of this document.

Comunibanc Corp.	Civista Bancshares, Inc.

Authorized Capital Stock

Authorized Capital. Comunibanc’s current Amended Articles of Incorporation authorizes Comunibanc to issue up to 2,000,000 shares of common stock, no par value per share.

As of the record date, there were 828,504 common shares outstanding.

Authorized Capital. Civista’s current Second Amended and Restated Articles of Incorporation authorizes Civista to issue up to (i) 200,000 shares of preferred stock, without par value, and (ii) 40,000,000 shares of common stock, without par value.

As of April 14, 2022, there were 0 preferred shares outstanding, and there were 14,724,189 common shares outstanding.

Dividends: Subject to the limitations of OGCL Section 1701.33, the directors may declare dividends and distributions on outstanding shares of the corporation from the surplus of the corporation.

Dividends: Civista may, subject to the discretion of its board of directors or a duly appointed committee of that board, generally pay dividends to holders of Series B Preferred Shares out of net income, retained earnings or surplus related to other Tier 1 capital instruments, and subject to the rights of any holder of Senior Shares. Holders of Civista common shares are entitled to receive dividends when, as and if declared by its board of directors from funds legally available therefor.

Board of Directors
Number of Directors. According to OGCL Section 1701.56(A)(2), the number of directors of Comunibanc may be fixed or changed to a number not less than one at a meeting of the shareholders called for the purpose of electing directors at which a quorum is present, by the affirmative vote of the holders of a majority of the shares which are represented at the meeting and entitled to vote on the proposal. The number of directors of Comunibanc is currently fixed at 7.

Number of Directors. According to Civista’s Amended and Restated Regulations, the number of directors shall not be less than five and not more than twenty-five. The number of directors of Civista is currently fixed at fifteen.

The exact number of directors will be determined from time to time by resolution adopted by affirmative vote of a majority of the whole Board of Directors. The Board of Directors may fill any director’s office that is created by an increase in the number of directors, but cannot increase the number of directors to more than twenty-five or reduce the number of directors to less than five.

Under Civista’s Regulations, the board of director must consist of no fewer than 5 and no more than 25 directors, and the exact number of directors shall be determined by affirmative vote of the board of directors. Members of the board of directors shall be elected each year at the annual meeting of shareholders to a one-year term. No member of the board of directors shall have attained the age of 75 on the date of his or her election or appointment to the board, excluding directors who were serving on Civista’s board as of April 14, 1997.

Classification of Directors. OGCL Section 1701.57 provides for one class of Comunibanc directors.	Classification of Directors. Civista’s Amended and Restated Regulations provides for one class of directors.

Removal of Directors. OGCL Section 1701.58 provides that the directors may remove any director: (i) by order of the court; (ii) if within sixty days from the date of election, the director does not accept election or act at a meeting; or (iii) by a majority of shareholder voting power.

Removal of Directors. Civista’s Amended and Restated Regulations provides that any director or the entire Board of Directors may be removed with or without cause by the affirmative vote of a majority of the shares then entitled to vote at the election of directors. However, in the event of any proposed business combination transaction, the affirmative vote of eighty percent (80%) shall be required to remove any or the entire Board of Directors.

Cumulative Voting: OGCL Section 1701.55(C) provides that, by default, each shareholder has the right to vote cumulatively if notice in writing is given by any shareholder to the president, a vice-president, or the

Cumulative Voting: No holder of Civista common shares is entitled to the right of cumulative voting in the election of directors.

secretary of a corporation, not less than forty-eight hours before the time fixed for holding a meeting of the shareholders for the purpose of electing directors if notice of the meeting has been given at least ten days before the meeting, and, if the ten days’ notice has not been given, not less than twenty-four hours before the meeting time, that the shareholder desires that the voting at such election shall be cumulative, provided that an announcement of the giving of that notice is made upon the convening of the meeting by the chairperson or secretary or by or on behalf of the shareholder giving the notice.

Voting
Required Vote to Pass Certain Actions. Comunibanc’s current Amended Articles of Incorporation set an 80% voting threshold of the voting power of outstanding shares in order to approve: (i) any plan of merger; (ii) any plan of exchange; (iii) any sale, lease, transfer or other disposition of all or substantially all of the corporation’s property and assets, including its goodwill, not in the usual right and regular course of its business; (iv) any dissolution of the corporation; and (v) any amendment to Article VII, which sets the 80% threshold. However, if the Board of Directors adopts a resolution approving one of the enumerated matters, other than the dissolution or an Amendment to alter the dissolution vote, and the Board of Directors has determined to recommend the matter for approval by the holders of shares entitled to vote, then the required vote will be the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares.

Required Vote to Pass Certain Actions. In most instances, matters submitted to the Civista shareholders are decided by a majority of votes cast with respect to such matters. Unless otherwise provided in a company’s Articles of Incorporation under the default provisions of the Ohio Revised Code, certain extraordinary corporate actions, including mergers and other business combinations, must be approved by the affirmative vote of the holders of common shares entitling them to exercise at least 2/3 of the voting power of Civista.

Civista’s Articles of Incorporation provide, however, that all such matters may be approved by the affirmative vote of the holders of a majority of the voting power of Civista. In addition, Civista’ Articles of Incorporation requires an 80% affirmative vote of the shareholders to approve any business combination in which a related person has an interest. This 80% voting requirement, however, is not applicable if (i) the continuing directors have approved the business combination by at least a two-thirds vote or (ii) certain conditions relating to the fairness of the transaction have been satisfied.

Civista’ Articles of Incorporation may be amended by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of Civista; provided, however, that an 80% affirmative vote is required for shareholder amendments to Article SIXTH unless such amendment has been proposed and authorized by at least a two-thirds vote of the continuing directors.

Civista’s Regulations may be amended or repealed at any meeting of shareholders called for that purpose by the affirmative vote of the holders of record of shares entitling them to exercise a majority of the voting power on such proposal or, without a meeting, by the written consent of the holders of record of shares entitling them to exercise 2/3 of the voting power on such proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT OF COMUNIBANC

The following table sets forth information with respect to the Comunibanc common shares beneficially owned by each director of Comunibanc, by certain executive officers of Comunibanc and by persons known to us who may be beneficial owners of more than 5% of Comunibanc common shares. The table also shows the number of shares owned by the directors and executive officers as a group as of April 18, 2022. Except as otherwise indicated, each person shown in the table has sole or shared voting and investment power with respect to the common shares indicated. The business address of each director and executive officer of Comunibanc is c/o The Henry County Bank, 122 E. Washington Street, Napoleon, Ohio 43545.

Name and Position(s) of Director or Executive Officer	Number of Shares of Common Stock Beneficially Owned (1)		Percent of Common shares Outstanding
Directors and Executive Officers
William L. Wendt Director and President/Chairman	55,082	(2)	6.65%
Anthony Grieser Director and Treasurer	340		*
Paul K. Chamberlin Director and Secretary	700		*
Richard A. Fisher Director	600		*
Jacob A. Freppel Director	0		*
Rick L. Fruth Director	1,160		*
Nathan E. Weaks Director	1,500		*
Directors and Executive Officers as a Group ( 7 persons)	59,382		7.17%
Beneficial Owners of More than 5%
William L. Wendt c/o Henry County Bank 122 E. Washington Street Napoleon, Ohio 43545	55,082		6.65%

*	Indicates less than 1% of the shares of Comunibanc Common shares Outstanding.
[1]

The information contained in this column is based upon information furnished to the Company by the named individuals and the shareholder records of the Company. Except where otherwise indicated, this column represents the number of shares beneficially owned, which includes shares as to which a person has sole or shared voting and/or investment power.

[2]	Mr. Wendt owns 35,989 shares directly or jointly with a spouse and beneficially owns 18,442 and 742 shares held by his spouse and as custodian for his grandchildren, respectively.

EXPERTS

Civista

The consolidated financial statements of Civista appearing in Civista’s Annual Report on Form 10-K for the year ended December 31, 2021, and the effectiveness of Civista’s internal control over financial reporting as of December 31, 2021 have been audited by BKD, LLP, an independent registered public accounting firm, as set forth in their reports thereon, included in such Annual Report and incorporated herein by reference. The consolidated financial statements of Civista, for the years ended December 31, 2020 and December 31, 2019, appearing in Civista’s Annual Report on Form 10-K for the year ended December 31, 2021 and the effectiveness of Civista’s internal control over financial reporting as of December 31, 2020 and December 31, 2019 have been audited by S.R. Snodgrass P.C., an independent registered public accounting firm, as set forth in their reports thereon, included in such Annual Report and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Dinsmore & Shohl LLP has rendered an opinion that the Civista common shares to be issued to the Comunibanc shareholders in connection with the Merger have been duly authorized and, if issued as contemplated by the Merger Agreement, will be validly issued, fully paid and non-assessable under the laws of the State of Ohio. Certain U.S. federal income tax consequences relating to the Merger will also be passed upon by Dinsmore & Shohl LLP. Certain U.S. federal income tax consequences relating to the Merger will also be passed upon by Shumaker, Loop & Kendrick LLP.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows Civista to incorporate certain information into this document by reference to other information that has been filed with the SEC. This means that Civista can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that Civista incorporates by reference is deemed to be part of this proxy statement/prospectus, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about Civista and you should read this document together with any other documents incorporated by reference in this document. This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC, except to the extent that any information in such filings, including subsequent filings, is deemed “furnished” but not “filed” in accordance with SEC rules.

Civista

This document incorporates by reference the following documents that have previously been filed with the SEC by Civista (File No. 1-36192):

•	Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 15, 2022;

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on March 15, 2022;

•

Our Current Reports on Form 8-K, filed on  January 10, 2022, January 19, 2022,  February 4, 2022 (two separate Current Reports on Form 8-K filed), February  23, 2022, March  1, 2022, March  3, 2022, and April 11, 2022 only to the extent filed and not furnished;

•

The description of our common shares, which is contained in  Exhibit 4 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on March 15, 2022, and as amended by any subsequent amendments and reports filed for the purpose of updating that description; and

•

The descriptions of Civista’s outstanding Series B depositary shares and Civista’s series B preferred shares included in our Registration Statement on Form 8-A filed with the SEC on November 12, 2013, including all amendments and reports filed for the purpose of updating such descriptions.

In addition, Civista is incorporating by reference any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended after the date of this document and prior to the date of each company’s special meeting of shareholders.

Civista files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials Civista files with the SEC without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document.

Neither Civista nor Comunibanc has authorized anyone to give any information or make any representation about the Merger or its companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of

January 10, 2022

by and between

CIVISTA BANCSHARES, INC.

and

COMUNIBANC CORP.

A-i

ARTICLE VIII—TERMINATION		A-47
8.01	Termination	A-47
8.02	Effect of Termination and Abandonment; Enforcement of Agreement	A-49

ARTICLE IX—MISCELLANEOUS		A-50
9.01	No Survival	A-50
9.02	Amendment	A-50
9.03	Extension; Waiver	A-51
9.04	Counterparts	A-51
9.05	Confidential Supervisory Information	A-51
9.06	Governing Law; Jurisdiction	A-51
9.07	Waiver of Jury Trial	A-51
9.08	Expenses	A-51
9.09	Notices	A-52
9.10	Entire Understanding	A-52
9.11	Assignment; Third-Party Beneficiaries	A-52
9.12	Interpretation	A-52
9.13	Specific Performance	A-53
9.14	Severability	A-53
9.15	Delivery by Electronic Transmission	A-53

EXHIBIT A	Form of Support Agreement	A-55
EXHIBIT B	Form of Subsidiary Merger Agreement	A-64

A-ii

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of January 10, 2022 (this “Agreement”), by and between CIVISTA BANCSHARES, INC., an Ohio corporation (“Civista”), and COMUNIBANC CORP., an Ohio corporation (“Comunibanc”).

WITNESSETH

WHEREAS, Civista is a registered financial holding company under the Banking Holding Company Act of 1956, as amended (“BHCA”) and owns all of the outstanding shares of Civista Bank, an Ohio chartered commercial bank (“Civista Bank”);

WHEREAS, Comunibanc is a registered bank holding company under the BHCA and owns all of the outstanding shares of The Henry County Bank, an Ohio banking corporation (“Henry County Bank”);

WHEREAS, the Boards of Directors of Civista and Comunibanc believe that the merger of Comunibanc with and into Civista, followed by the subsidiary bank merger of Henry County Bank with and into Civista Bank, each in accordance with the terms and subject to the conditions of this Agreement, would be in the best interests of the shareholders of Civista and Comunibanc;

WHEREAS, the Boards of Directors of Civista and Comunibanc have each approved this Agreement and the transactions contemplated hereby;

WHEREAS the parties intend this merger to qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

WHEREAS, as an inducement for Civista to enter into this Agreement, certain directors of Comunibanc have entered into Support Agreements with Civista (the “Support Agreements”), each dated as of the date of this Agreement, in the form attached to this Agreement as Exhibit A, pursuant to which such directors have agreed, among other matters, to vote all of the shares of Comunibanc Common Stock beneficially owned by such individuals in favor of the Merger upon the terms and subject to the conditions set forth in the Support Agreement; and

WHEREAS, the parties also desire to provide in this Agreement for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises and of the covenants, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Civista and Comunibanc hereby agree as follows:

ARTICLE I

Certain Definitions

1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acceptance of Superior Proposal” has the meaning set forth in Section 6.06(d).

“Acquisition Proposal” has the meaning set forth in Section 6.06(e)(ii).

“Acquisition Transaction” has the meaning set forth in Section 6.06(e)(iii).

“Affiliate” or “Affiliates” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“Associate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“BHCA” has the meaning set forth in the Recitals to this Agreement.

“CARES Act Modified Loan” has the meaning set forth in Section 5.01(t)(vii).

“CARES Act” has the meaning set forth in Section 5.01(t)(vii).

“Chosen Courts” has the meaning set forth in Section 9.06.

“Civista” has the meaning set forth in the Preamble to this Agreement.

“Civista Articles” means the Articles of Incorporation of Civista, as amended.

“Civista Bank” has the meaning set forth in the Recitals to this Agreement.

“Civista Board” means the Board of Directors of Civista.

“Civista Board Deferred Compensation Plan” means the Civista Bancshares, Inc. and Affiliates Nonqualified Deferred Compensation Plan for Directors of Civista and its Subsidiaries, as amended.

“Civista Common Shares” means shares of common stock, without par value, of Civista.

“Civista Common Share Closing Price” has the meaning set forth in Section 3.02(b)(v).

“Civista Disclosure Schedule” has the meaning set forth in Section 5.02.

“Civista Market Price” has the meaning set forth in Section 8.01(g).

“Civista Market Value” has the meaning set forth in Section 8.01(g).

“Civista Regulations” means the regulations of Civista, as amended.

“Civista SEC Reports” has the meaning set forth in Section 5.02(f)(ii).

“Closing” has the meaning set forth in Section 2.04.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” has the meaning set forth in the Recitals to this Agreement.

“Compensation and Benefit Plans” has the meaning set forth in Section 5.01(k)(i).

“Comunibanc” has the meaning set forth in the Preamble to this Agreement.

“Comunibanc 401(k) Plan” has the meaning set forth in Section 6.10(c).

“Comunibanc Articles” means the Amended and Restated Articles of Incorporation of Comunibanc, as amended.

“Comunibanc Board” means the Board of Directors of Comunibanc.

“Comunibanc Common Stock” has the meaning set forth in Section 5.01(b).

“Comunibanc Disclosure Schedule” has the meaning set forth in Section 5.01.

“Comunibanc ESOP” has the meaning set forth in Section 6.10(h).

“Comunibanc Financial Statements” has the meaning set forth in Section 5.01(e)(i)

“Comunibanc Group” has the meaning set forth in Section 5.01(o)(vii).

“Comunibanc Meeting” has the meaning set forth in Section 5.01(d)(i).

“Comunibanc Recommendation” has the meaning set forth in in Section 6.02(b).

“Comunibanc’s Territory” means, for purposes of this Agreement, the geographic area comprising the entirety of the states of Ohio, Michigan, and Indiana.

“Consultants” has the meaning set forth in Section 5.01(k)(i).

“Data Conversion” has the meaning set forth in Section 6.12.

“Determination Date” has the meaning set forth in Section 8.01(g).

“Determination Letter” has the meaning set forth in Section 6.10(c).

“Directors” has the meaning set forth in Section 5.01(k)(i).

“Dissenting Shares” has the meaning set forth in Section 3.01(d).

“Effective Date” means the date on which the Effective Time occurs.

“Effective Time” means the effective time of the Parent Merger, as provided for in Section 2.03.

“Employees” has the meaning set forth in Section 5.01(k)(i).

“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.01(k)(iii).

“ERISA Affiliate Plan” has the meaning set forth in Section 5.01(k)(iii).

“ESOP Trustee” means Park National Bank.

“ESOP Vote” has the meaning set forth in Section 6.10(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.02(a).

“Exchange Fund” has the meaning set forth in Section 3.02(a).

“Exchange Ratio” shall mean 1.1888.

“FDIC” means the Federal Deposit Insurance Corporation.

“FRB” means the Board of Governors of the Federal Reserve System.

“Final Index Price” has the meaning set forth in Section 8.01(g).

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any court, arbitration panel, administrative agency or commission or other federal, state or local governmental authority or instrumentality (including, without limitation, any Regulatory Authority).

“Group” has the meaning set forth in Section 13(d) under the Exchange Act.

“Hazardous Materials” means, collectively, (a) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and regulations promulgated thereunder, (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended through the date hereof, or regulations promulgated thereunder, and (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any applicable federal, state or local law relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material.

“Henry County Bank” has the meaning set forth in the Recitals to this Agreement

“Index” has the meaning set forth in Section 8.01(g).

“Index Ratio” has the meaning set forth in Section 8.01(g).

“Information” has the meaning set forth in Section 6.16.

“Initial Index Price” has the meaning set forth in Section 8.01(g).

“IRS” has the meaning set forth in Section 5.01(k)(ii).

“Knowledge” means, with respect to Civista, the Knowledge of any officer of Civista with the title of Chief Executive Officer, President or Controller, and, with respect to Comunibanc, the Knowledge of any officer of Comunibanc or Henry County Bank with the title of Chairman, Chief Executive Officer, President, Chief Financial Officer, Operations Officer, Bank Secrecy Act Officer, Chief Lending Officer, or Compliance Officer. An officer of Civista or Comunibanc shall be deemed to have “Knowledge” of a particular fact or matter if such officer is actually aware of such fact or matter or a prudent individual would be reasonably expected to discover or otherwise become aware of such fact or matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Loan” or “Loans” means any loans, loan commitments, letters of credit, credit facility, credit enhancements or any other extensions of credit (including any amendments, renewals, extensions or modifications thereto).

“Material Adverse Effect” means, with respect to Civista, or Comunibanc, as the context may require, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate (i) has been or would reasonably be likely to be (a) material and adverse to the business, properties, assets, liabilities, results of operations or financial condition of Civista and its Subsidiaries, taken as a whole, or (b) material and adverse to the business, properties, assets, liabilities, results of operations or financial condition of Comunibanc and its Subsidiaries, taken as a whole, or (ii) would reasonably be likely to materially impair the ability of either Civista or Comunibanc to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in GAAP or applicable bank regulatory accounting requirements; (B) changes, after the date hereof, in laws, rules or regulations (including the Pandemic Measures) of general applicability to companies in the industries in which the party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Authorities; (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to the party or its Subsidiaries (including any such changes arising out of the Pandemic or any Pandemic Measures); (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the Pandemic); (E) public disclosure of the execution of this Agreement or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees); (F) actions expressly required by this Agreement in contemplation of the transactions contemplated hereby; and (G) the occurrence of any natural or man-made disaster; except, with respect to subclauses (A), (B), (C), (D), and (G) to the extent that the effects of the change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of the party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which the party and its Subsidiaries operate).

“Material Contracts” has the meaning set forth in Section 5.01(i)(ii).

“Merger” collectively refers to the Parent Merger and the Subsidiary Merger, as set forth in Sections 2.01 and 2.05.

“Merger Consideration” has the meaning set forth in Section 3.01(a).

“Notifying Party” has the meaning set forth in Section 6.11(a).

“NASDAQ” has the meaning set forth in Section 3.02(b)(v).

“New Certificate” has the meaning set forth in Section 3.02(a).

“Notice Period” has the meaning set forth in Section 6.06(d)(ii).

“ODFI” means the Ohio Division of Financial Institutions.

“OGCL” means the Ohio General Corporation Law.

“Old Certificates” has the meaning set forth in Section 3.01(b).

“OSS” means the Office of the Secretary of State of the State of Ohio.

“Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions, variants or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto.

“Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, reduced capacity, social distancing, shut down, closure, sequester or other directives, guidelines, executive orders, mandates or recommendations promulgated by any Governmental Authority, including, but not limited to, the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic.

“Parent Merger” has the meaning set forth in Section 2.01(a).

“Parent Merger Certificate” has the meaning set forth in Section 2.2.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” has the meaning set forth in Section 5.01(k)(ii).

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Phase I” has the meaning set forth in Section 6.19.

“Proxy Statement/Prospectus” has the meaning set forth in Section 5.01(d)(i).

“Registration Statement” has the meaning set forth in Section 5.01(d)(i).

“Regulatory Authorities” or “Regulatory Authority” has the meaning set forth in Section 5.01(g)(i).

“Regulatory Order” has the meaning set forth in Section 5.01(g)(i).

“Related Parties” has the meaning set forth in Section 5.01(aa).

“Related Party Agreements” has the meaning set forth in Section 5.01(aa).

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

“Requisite Comunibanc Vote” has the meaning set forth in Section 5.01(c)(i).

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Subsidiary” has the meanings ascribed to it in Section 2(d) of the BHCA.

“Subsidiary Merger” has the meaning set forth in Section 2.05(a).

“Subsidiary Merger Agreement” has the meaning set forth in Section 2.05(a).

“Subsidiary Merger Certificate” has the meaning set forth in Section 2.05(b).

“Superior Proposal” has the meaning set forth in Section 6.06(e)(i).

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Takeover Laws” means all “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover laws and regulations of the State of Ohio including without limitation Sections 1701.83 through 1701.85 of the OGCL.

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, commercial activity, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment and all other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date and any transferee liability in respect of any such items.

“Tax Returns” means any return, amended return, statement, form, claim for refund or other report (including elections, declarations, disclosures, schedules, estimates and information returns) with respect to any Tax, including any amendments thereof.

“Tail Policy” has the meaning set forth in Section 6.18(b).

“Termination Fee” has the meaning set forth in Section 8.02(b)(i).

“Third Party System” has the meaning set forth in Section 5.01(x).

“Treasury” means the United States Department of Treasury.

“Treasury Shares” means Comunibanc Shares held by Comunibanc or any of its Subsidiaries other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

“Support Agreements” has the meaning set forth in the Recitals to this Agreement.

ARTICLE II

The Merger

2.01 The Parent Merger.

(a) The Parent Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Comunibanc shall merge with and into Civista (the “Parent Merger”), Civista shall survive the Parent Merger and continue to exist as an Ohio corporation (Civista, as the surviving corporation in the Parent Merger, is sometimes referred to herein as the “Surviving Corporation”), and the separate corporate existence of Comunibanc shall cease. At the Effective Time:

(i) The Civista Articles, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until amended in accordance with the OGCL;

(ii) The Civista Regulations, as in effect immediately prior to the Effective Time, shall be the regulations of the Surviving Corporation until amended in accordance with the OGCL; and

(iii) Each individual serving as a director of Civista immediately prior to the Effective Time shall remain a director of the Surviving Corporation for the balance of the term for which such individual was elected and shall serve as such until his or her successor is duly elected and qualified in the manner provided for in the Civista Articles and the Civista Regulations or as otherwise provided by the OGCL or until his or her earlier death, resignation or removal in the manner provided in the Civista Articles or the Civista Regulations or as otherwise provided by the OGCL.

(iii) At and after the Effective Time, each share of Civista Common Shares issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Parent Merger.

(b) Option to Change Method of Merger. Civista may at any time prior to the Effective Time change the method of effecting the Parent Merger and/or the Subsidiary Merger (including, without limitation, changing the provisions of this Article II), if and to the extent Civista deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall:

(i) Alter or change the amount or kind of consideration to which the holders of Comunibanc Common Stock are entitled in accordance with the terms and subject to the conditions of this Agreement;

(ii) Materially impede or delay consummation of the transactions contemplated by this Agreement; or

(iii) Cause the Merger to fail to qualify as a “reorganization” under Code Section 368(a)(1)(A) of the Code.

Comunibanc, if requested by Civista, shall enter into one or more amendments to this Agreement in order to effect any such change.

2.02 Effectiveness of Parent Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, the Parent Merger shall become effective upon the later to occur of the following: (i) the filing of the certificate of merger regarding the Parent Merger (the “Parent Merger Certificate”) with the OSS; or (ii) such later date and time as may be set forth in the Parent Certificate of Merger. The Parent Merger shall have the effects prescribed in the OGCL.

2.03 Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, Civista and Comunibanc shall cause the effective date of the Parent Merger (the “Effective Date”) to occur as soon as practicable after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement; provided, however, that the Effective Date shall not fall after the date specified in Section 8.01(c) or after the date or dates on which any Regulatory Authority approval or any extension thereof expires. The time on the Effective Date when the Parent Merger shall become effective is referred to herein as the “Effective Time”.

2.04 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will occur by electronic exchange of documents at 10:00 am, Sandusky, Ohio time, on a date which is no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can be satisfied only at the Closing, but subject to the satisfaction or waiver of all conditions at the Closing), unless extended by mutual agreement of the parties hereto.

2.05 The Subsidiary Merger.

(a) Immediately following the Parent Merger, or at such later time as Civista may determine, Henry County Bank will merge with and into Civista Bank (the “Subsidiary Merger”). Civista Bank shall be the surviving entity in the Subsidiary Merger and, following the Subsidiary Merger, the separate corporate existence of Henry County Bank shall cease and Civista Bank shall survive and continue to exist as an Ohio-chartered commercial bank. Promptly after the date of this Agreement, Civista Bank and Henry County Bank shall enter into an agreement and plan of merger in substantially the form attached hereto as Exhibit B (the “Subsidiary Merger Agreement”).

(b) Each of Civista and Comunibanc shall approve the Subsidiary Merger Agreement and the Subsidiary Merger as the sole shareholders of each subsidiary bank, respectively. Prior to the Effective Time, Comunibanc shall cause Henry County Bank, and Civista shall cause Civista Bank, to execute such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Subsidiary Merger (“Subsidiary Merger Certificate”). The Parent Merger and the Subsidiary Merger shall sometimes collectively be referred to herein as the “Merger.”

ARTICLE III

Merger Consideration

3.01 Conversion of Comunibanc Common Stock.

At the Effective Time, by virtue of the Parent Merger and without any action on the part of Civista, Comunibanc, or the holder of any shares of Comunibanc Common Stock:

(a) Subject to Section 3.02 and Section 3.03, and except as otherwise provided by paragraph (b) of this Section 3.01, each share of Comunibanc Common Stock (other than Treasury Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, without interest, (i) a number of Civista Common Shares equal to the Exchange Ratio (the “Stock Consideration”) and (ii) an amount of cash equal to $30.13 (the “Cash Consideration,” and together with the Stock Consideration, the “Merger Consideration”); and

(b) All of the shares of Comunibanc Common Stock converted into the right to receive the Merger Consideration shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Comunibanc Common Stock) previously representing any such shares of Comunibanc Common Stock shall thereafter represent only the right to receive (i) the Merger Consideration, (ii) cash in lieu of a fractional share which the shares of Comunibanc Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to Section 3.01(a) and Sections 3.02(b)(v), and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 3.02, in each case without any interest thereon. Old Certificates previously representing shares of Comunibanc Common Stock shall be exchanged for certificates or, at Civista’s option, evidence of shares in book entry form representing whole shares of Civista Common Shares as set forth in Section 3.01(a) (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Old Certificates in accordance with Section 3.02, without any interest thereon. If, between the date of this Agreement and the Effective Time, the outstanding shares of Civista Common Shares or Comunibanc Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or extraordinary distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give holders of Comunibanc Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this sentence shall be construed to permit Comunibanc to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Comunibanc Common Stock that are owned by Comunibanc (in each case other than shares (i) held in trust accounts, managed accounts, mutual funds or similar accounts, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or (ii) held, directly or indirectly, as a result of debts previously contracted) shall be cancelled and cease to exist and no Merger Consideration shall be delivered or exchanged therefor.

(d) Notwithstanding anything in this Agreement to the contrary, shares of Comunibanc Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by Persons who have properly exercised, and not withdrawn or waived, appraisal rights with respect thereto (“Dissenting Shares”) in accordance with the OGCL will not be converted into the right to receive the Merger Consideration, but will be entitled in lieu thereof to receive payment of the fair value of their Dissenting Shares in accordance with the provisions of the OGCL unless and until the holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the OGCL. If, after the Effective Time, any holder fails to perfect or effectively withdraws or loses their rights referred to in the preceding sentence, the applicable holder’s shares of Comunibanc Common Stock will thereupon be treated as if the shares had been converted at the Effective Time into the right to receive the Merger Consideration, without any interest thereon. Comunibanc will give Civista prompt notice of any notices of intent to demand payment under the OGCL received by Comunibanc with respect to shares of Comunibanc Common Stock. Prior to the Effective Time, Comunibanc will not, except with the prior written consent of Comunibanc, make any payment with respect to, or settle or offer to settle, any demands referred to in this Section 3.01(d).

3.02 Exchange and Payment Procedures.

(a) Exchange Fund. At or prior to the Effective Time, Civista shall deposit, or shall cause to be deposited, with American Stock Transfer & Trust Company, LLC (the “Exchange Agent”), for the benefit of the holders of Old Certificates for exchange in accordance with this Article III, (i) certificates or, at Civista’s option, evidence in book-entry form, representing shares of Civista Common Shares to be issued to holders of Comunibanc Common Stock (collectively, referred to herein as “New Certificates”), (ii) cash in an amount sufficient to pay the aggregate Cash Consideration to be paid to holders of Comunibanc Common Stock, and (iii) cash in an amount sufficient to pay cash in lieu of any fractional shares (such New Certificates and cash described in the foregoing clauses (i), (ii) and (iii), together with any dividends or distributions with respect thereto payable in accordance with Section 3.02(b)(ii), being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures.

(i) As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, Civista shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Comunibanc Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for certificates representing the number of whole shares of Civista Common Shares, Cash Consideration and any cash in lieu of fractional shares, as applicable, which the shares of Comunibanc Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 3.02(b)(ii). From and after the Effective Time, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (A)(1) a New Certificate representing that number of whole shares of Civista Commons Shares to which such holder of Comunibanc Common Stock shall have become entitled pursuant to the provisions of Section 3.01 and (2) a check representing the amount of (x) Cash Consideration such holder shall have become entitled pursuant to the provisions of Section 3.01, (y) any cash in lieu of a fractional share which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article III and (z) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 3.02(b)(ii), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Civista Common Shares, Cash Consideration, or any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 3.02(b), each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Stock Consideration as provided for in Section 3.01, the Cash Consideration as provided for in Section 3.01, and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by Section 3.02(b)(ii).

(ii) No dividends or other distributions declared with respect to Civista Common Shares shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with Section 3.02(b). After the surrender of an Old Certificate in accordance with Section 3.02(b), the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Civista Common Share which the shares of Comunibanc Common Stock represented by such Old Certificate have been converted into the right to receive (after giving effect to Section 6.15).

(iii) In the event that any New Certificate representing shares of Civista Common Share is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Civista Common Share in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(iv) After the Effective Time, there shall be no transfers on the stock transfer books of Comunibanc of the shares of Comunibanc Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of Civista Common Shares, cash in lieu of fractional shares and dividends or distributions that the holder presenting such Old Certificates is entitled to, as provided in Article III.

(v) Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Civista Common Shares shall be issued upon the surrender for exchange of Old Certificates or otherwise pursuant to this Agreement, no dividend or distribution with respect Civista Common Shares shall be payable on or with respect to any fractional share, and fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Civista. In lieu of the issuance of any fractional share, Civista shall pay to each former shareholder of Comunibanc who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Civista Common Shares on the NASDAQ Stock Market (the “NASDAQ”) as reported by The Wall Street Journal for the five (5) consecutive full trading days ending on the trading day preceding the Closing Date (the “Civista Common Share Closing Price”) by (ii) the fraction of a share (rounded to the nearest one-thousandth when expressed in decimal form) of Civista Common Shares which such holder would otherwise be entitled to receive pursuant to Section 3.01(a). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares is not separately bargained-for-consideration, but merely represents a mechanical rounding off for the purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(vi) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Comunibanc for six months after the Effective Time shall be paid to the Surviving Corporation. Any former holders of Comunibanc Common Stock who have not theretofore exchanged their Old Certificates pursuant to Section 3.02 shall thereafter look only to the Surviving Corporation for payment of the shares of Civista Common Shares and cash in lieu of any fractional shares and any unpaid dividends and distributions on the Civista Common Stock deliverable in respect of each former share of Comunibanc Common Stock that such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Civista, Comunibanc, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Comunibanc Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(vii) Each of Civista and the Exchange Agent shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement all amounts required to be deducted and withheld with respect to the making of the consideration payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Civista or the Exchange Agent, as the case may be, the withheld amounts (i) will be paid over by Civista or the Exchange Agent to the appropriate governmental authority and (ii) will be treated for all purposes of this Agreement as having been paid to the Person in respect of which the deduction and withholding was made.

(viii) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Civista, the posting by such Person of a bond in such amount as Civista or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of Civista Common Shares, and any cash in lieu of fractional shares and dividends or distributions deliverable in respect thereof pursuant to this Agreement.

3.03 Tax Consequences/Tax Opinions .

(a) For federal income tax purposes, the Parent Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Department regulation sections 1.368-2(g) and 1.368-3(a).

(b) Notwithstanding anything in this Agreement to the contrary, if in the reasonable opinion of Civista the Parent Merger may potentially fail to satisfy the “continuity of interest” requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then Civista shall increase the Stock Consideration per share (and cause a corresponding decrease in the Cash Consideration per share equal to the economic value of any such increase) to the minimum extent necessary to enable, in the reasonable opinion of Civista, the Parent Merger to satisfy the “continuity of interest” requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code.

(c) (i) Civista shall have obtained an opinion of Dinsmore & Shohl LLP, in form and substance reasonably acceptable to the parties, dated on or about the Effective Date, to the effect that the Merger effected pursuant to this Agreement will constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinion shall be based upon factual representations received by counsel from Comunibanc and Civista, which representations may take the form of written certifications. (ii) Comunibanc shall have received an opinion from Shumaker, Loop & Kendrick, LLP addressed to the shareholders of Comunibanc, in form and substance reasonably acceptable to the parties, dated on or about the Effective Date, to the effect that the Merger effected pursuant to this Agreement will constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinion shall be based upon factual representations received by counsel from Comunibanc and Civista, which representations may take the form of written certifications.

ARTICLE IV

Actions Pending Consummation of Merger

4.01 Forbearances of Comunibanc. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by law (including Pandemic Measures) or required by an applicable Regulatory Order, without the prior written consent of Civista, which consent shall not be unreasonably withheld, Comunibanc shall not, and shall cause its Subsidiaries not to:

(a) Ordinary Course. Conduct the business of Comunibanc and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their respective business organizations and assets and maintain their respective rights, franchises and existing relations with customers, suppliers, vendors, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon Comunibanc’s ability to perform any of its obligations under this Agreement or prevent or materially delay the consummation of the transactions contemplated by this Agreement, or enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable law or policies imposed by any Governmental Authority or by any applicable Regulatory Order.

(b) Capital Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional Comunibanc Common Stock or other capital stock of Comunibanc, (ii) enter into any agreement with respect to the foregoing, (iii) permit any additional Comunibanc Common Stock to become subject to any Rights, or (iv) effect any recapitalization, reclassification, stock split, or similar change in capitalization.

(c) Dividends; Distributions; Adjustments. (i) Make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock, other than dividends from Henry County Bank to Comunibanc; provided that, subject to the provisions set forth in Section 6.15, (A) Comunibanc shall be permitted to pay a dividend of $0.41 on each outstanding share of Comunibanc Common Stock for the six-month period January 1, 2022 through June 30, 2022, to be declared and paid in June, 2022 consistent with past practices, prorated if the Effective Time occurs prior to the declaration of such dividend, and (B) Comunibanc shall be permitted to pay, immediately prior to Closing, a dividend $0.20 on each outstanding share of Comunibanc Common Stock if the Effective Time occurs after October 31, 2022, so long as in the case of both (A) and (B) the declaration and payment of such dividend complies with all applicable laws, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d) Compensation; Employment Agreements. Enter into, modify, amend, renew or terminate any employment, consulting, severance, retention, change in control, or similar agreements or arrangements with any director, consultant, officer or employee of Comunibanc or any of its Subsidiaries, hire or engage any full-time employee or consultant, other than as replacements for positions existing on the date hereof, or grant any salary or wage increase or bonus or increase any employee benefit (including incentive or bonus payments), except for changes that are required by applicable law and except for changes in the ordinary course of business consistent with past practice.

(e) Benefit Plans. Enter into, establish, adopt, amend, modify, make any contributions to or terminate (except (i) as may be required by applicable law, (ii) as contemplated by this Agreement, or (iii) pursuant to the regular annual renewal of insurance contracts) any pension, retirement, phantom stock, stock purchase, savings, profit sharing, deferred compensation, change in control, salary continuation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract (including related administrative services contracts), plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, consultant, officer or employee of Comunibanc or any of its Subsidiaries, or take any action to accelerate the payment of benefits or the vesting or exercisability of any restricted stock, phantom stock or other compensation or benefits payable thereunder.

(f) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any Person other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness of any Person or any claims against any Person, in each case other than in the ordinary course, consistent with past practices, including any debt collection or foreclosure transactions.

(g) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other Person.

(h) Governing Documents. Amend the Comunibanc Articles or the organizational and governing documents of its Subsidiaries.

(i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.

(j) Material Contracts. (i) Terminate, amend, or waive any provision of, any Material Contract; (ii) make any change in any instrument or agreement governing the terms of any of its securities, or material lease or any other Material Contract, other than normal renewals of leases and other Material Contracts without material adverse changes of terms with respect to Comunibanc or any Comunibanc Subsidiary; (iii) enter into any Material Contract that (A) would constitute a Material Contract if it were in effect on the date of this Agreement or (B) that has a term of one year or longer and that requires payments or other obligations by Comunibanc or any Comunibanc Subsidiary of $25,000 or more under the Material Contract; or (iv) enter into any Material Contract if the Material Contract, in the aggregate with all Material Contracts entered into by Comunibanc or any Comunibanc Subsidiary from and after the date of this Agreement, would result in aggregate required payments by Comunibanc or any Comunibanc Subsidiary in excess of $100,000.

(k) Claims. Settle any claim, suit, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, suits, actions or proceedings and which involves solely money damages in an amount, individually not to exceed $50,000 or in the aggregate not to exceed $100,000 for all such claims, actions or proceedings.

(l) Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied, or (iii) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or by any Governmental Authority.

(m) Risk Management. Except pursuant to applicable law or as required by any Governmental Authority, (i) implement or adopt any material change in its interest rate or other risk management policies, procedures or practices, (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk, or (iv) fail to follow its existing policies or practices with respect to managing its fiduciary risks.

(n) Borrowings. Other than in the ordinary course, consistent with past practice, assume guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness in the ordinary course, consistent with past practices shall include the creation of deposit liabilities, issuance of letters of credit, purchases of federal funds, borrowings from any of the Federal Home Loan Banks, sales of certificates of deposits, and entry into repurchase agreements).

(o) Indirect Loans; Participations. (i) Make or purchase any indirect or brokered Loans, or (ii) purchase from or sell to any financial institution or other non-depository lender an interest in a Loan, except for such credit facilities made to borrowers in Comunibanc’s Territory which are secured by collateral located in the Comunibanc’s Territory in the ordinary course and consistent with past practices.

(p) Capital Expenditures. Make, or commit to make, any capital expenditures that exceed by more than five percent (5%) Comunibanc’s capital expenditure budget set forth in Section 4.01(p) of the Comunibanc Disclosure Schedule.

(q) Lending. (i) Enter into any new line of business, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital applicable with respect to its loan portfolio or any segment thereof); (ii) make or acquire, or modify, renew or extend any Loan except for Loans made acquired, renewed or extended in the ordinary course, consistent with past practices and in compliance with Henry County Bank’s loan policies and underwriting guidelines and standards as in effect as of the date of this Agreement; (iii) make or acquire, or modify, renew or extend any Loan (A) in the case of new Loans (other than unsecured Loans), if immediately after making the Loan the Person obtaining the Loan and the Person’s Affiliates would have debt owed to Comunibanc or any of its Subsidiaries that is, in the aggregate, in excess of $1,000,000, (B) in the case of the modification, renewal, or extension of any Loan (other than unsecured Loans) outstanding as of the date of this Agreement, if immediately after the modification, renewal, or extension of the Loan the Person obtaining the modification, renewal, or extension of the Loan and the Person’s Affiliates would have an aggregate credit exposure to Comunibanc or any of its Subsidiaries that is, in excess of $1,000,000, (C) in the case of new unsecured Loans, or the modification, renewal, or extension of any unsecured Loan outstanding as of the date of this Agreement, if immediately after making the new unsecured Loan or immediately after the modification, renewal or extension of the unsecured Loan the Person obtaining the new unsecured Loan or the modification, renewal or extension of the unsecured Loan and the Person’s Affiliates would have unsecured debt owed to Comunibanc or any of its Subsidiaries that is, in the aggregate, in excess of $500,000 , or (D) that is in excess of $500,000 and that is classified by Henry County Bank as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, in each case, except pursuant to existing commitments entered into prior to the date hereof; (iv) grant, or renew the prior grant of, the deferral of any payments under any Loan or make or agree to make any other modification that would result in the Loan being, or continue the status of the Loan as, a CARES Act Modified Loan; provided that in the case of each of items (i) – (iv) above Civista shall be required to respond to any request for a consent to make such Loan or extension of credit in writing within three (3) business days after the loan package is delivered to Civista.

(r) Investment Securities Portfolio. Restructure or materially change its investment securities portfolio or its portfolio duration, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage-related securities which would be considered “high risk” securities under applicable regulatory pronouncements, or otherwise purchase or sell securities in the portfolio individually that exceed $3,000,000 or in the aggregate that would exceed $15,000,000.

(s) Taxes. (i) Fail to prepare or file or cause to be prepared or filed in a timely manner consistent with past practice all Tax Returns that are required to be filed (with extensions) at or before the Effective Time, (ii) fail to timely pay any Tax due (whether or not required to be shown on any such Tax Returns), or (iii) make, change or revoke any Tax election or Tax accounting method, file any amended Tax Return, settle any Tax claim or assessment or consent to the extension or waiver of any statute of limitations with respect to Taxes (or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund of Taxes or file any amended Tax Return).

(t) Offices and Facilities. (i) Open, close or relocate any branch office, ATMs, loan production office or other significant office or operations facility of Comunibanc or its Subsidiaries at which business is conducted, other than as specified on Section 4.01(t) of the Comunibanc Disclosure Schedule or (ii) fail to use commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted.

(u) Interest Rates. Increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner consistent with past practices in relation to rates prevailing in the relevant market.

(v) Foreclosures. Foreclose upon or otherwise cause Comunibanc or any of its Subsidiaries to take title to or possession or control of any real property or entity thereon without first obtaining a Phase I thereon which indicates that the property does not contain any Recognized Environmental Conditions (as defined in the ASTM-E1527-13 standard for Phase I Environmental Site Assessments); provided, however, that no such report shall be required to be obtained with respect to single-family residential real property of one acre or less to be foreclosed upon unless Comunibanc has reason to believe that such real property may contain any such Hazardous Material.

(w) Deposit Liabilities. Cause or permit any material change in the amount or general composition of deposit liabilities.

(x) Reorganization 368(a). Not take, or fail to take, any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(y) Commitments. Agree or commit to do any of the foregoing.

4.02 Forbearances of Civista. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by law (including Pandemic Measures) or required by an applicable Regulatory Order, without the prior written consent of Comunibanc, Civista shall not, and shall cause its Subsidiaries not to:

(a) Capital Stock. Effect any recapitalization, reclassification, stock split, or similar change in capitalization.

(b) Governing Documents. Amend the Civista Articles or the Civista Regulations in a manner that would materially and adversely affect the holders of Comunibanc Common Stock, or adversely affect the holders of Comunibanc Common Stock relative to other holders of Civista Common Shares.

(c) Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming materially inaccurate at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied, (iii) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or by any Governmental Authority, or (iv) a delay in the consummation of the transactions contemplated by this Agreement.

(d) Commitments. Agree or commit to do any of the foregoing.

ARTICLE V

Representations and Warranties

5.01 Representations and Warranties of Comunibanc. Except as disclosed in the disclosure schedule delivered by Comunibanc to Civista concurrently herewith (the “Comunibanc Disclosure Schedule”); provided that (i) the mere inclusion of an item in the Comunibanc Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Comunibanc that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (ii) any disclosures made with respect to a section of Article V shall be deemed to qualify any other section of Article V specifically referenced or cross-referenced, Comunibanc hereby represents and warrants to Civista as follows:

(a) Organization, Standing and Authority.

(i) Comunibanc is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is a bank holding company duly registered with the FRB under the BHCA. Comunibanc has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Henry County Bank is an Ohio-chartered commercial bank and is supervised and regulated by the ODFI and FDIC. Henry County Bank is duly organized, licensed, validly existing and in good standing under the laws of the State of Ohio, has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed and qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Section 5.01(a)(i) of the Comunibanc Disclosure Schedule sets forth the foreign jurisdictions in which Comunibanc or its Subsidiaries conduct business.

(ii) There are no restrictions on the ability of any Subsidiary of Comunibanc to pay dividends or distributions, except, in the case of a Subsidiary that is an insured depository institution, for restrictions on dividends or distributions generally applicable to all such regulated entities. Section 5.01(a)(ii) of the Comunibanc Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Comunibanc as of the date hereof.

(b) Capital Structure of Comunibanc.

(i) As of date hereof, the authorized capital stock of Comunibanc consists of 2,000,000 shares of Comunibanc Common Stock, of which 828,504 shares are currently issued and outstanding (“Comunibanc Common Stock.”) Comunibanc has no other capital stock authorized. As of date hereof, there are: (A) no shares of Treasury Shares held by Comunibanc or otherwise owned by Comunibanc or its Subsidiaries. All of the issued and outstanding Comunibanc Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Comunibanc does not have, and is not bound by, any outstanding or issued Rights with respect to the Comunibanc Common Stock.

(ii) Neither Comunibanc nor any of its Subsidiaries have any authorized, issued, or outstanding bonds, debentures, notes or other indebtedness for which the holders thereof have the right to vote on any matters on which the shareholders have the right to vote. There are no registration rights, and there is no voting trust, proxy, rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which Comunibanc is a party or by which it is bound with respect to any equity security of any class of Comunibanc or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.

(c) Authority; No Violation.

(i) Comunibanc has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the Subsidiary Merger have been duly and validly approved by the Board of Directors of Comunibanc. The Board of Directors of Comunibanc has determined, subject to Section 6.06 of this Agreement, that the Parent Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Comunibanc and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Comunibanc’s shareholders for approval (with the Comunibanc Board of Directors’ recommendation in favor of approval) at a meeting of the shareholders, and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Comunibanc Common Stock (the “Requisite Comunibanc Vote”), and the adoption and approval of the Subsidiary Merger Agreement by Comunibanc as sole shareholder of Henry County Bank, no other corporate proceedings on the part of Comunibanc are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Comunibanc and (assuming due authorization, execution and delivery by Civista) constitutes a valid and binding obligation of Comunibanc, enforceable against Comunibanc in accordance with its terms (except in all cases as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

(ii) Neither the execution and delivery of this Agreement by Comunibanc nor the consummation by Comunibanc of the transactions contemplated hereby, including the Parent Merger and the Subsidiary Merger, nor compliance by Comunibanc with any of the terms or provisions hereof, will (A) violate any provision of the Comunibanc Articles or (B) assuming that the consents and approvals referred to in Section 5.01(d) are duly obtained, (1) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Comunibanc or any Comunibanc Subsidiaries or any of their respective properties or assets or (2) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or payments, rebates, or reimbursements required under, or result in the creation of any Lien upon any of the respective properties or assets of Comunibanc or any Comunibanc Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Comunibanc or any Comunibanc Subsidiary is a party, or by which they or any of their respective properties or assets may be.

(d) Consents and Regulatory Approvals.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Comunibanc or any of its Subsidiaries in connection with the execution, delivery or performance by Comunibanc of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, except for (A) the filings of applications, waivers or notices, as applicable, with Regulatory Authorities to approve the transactions contemplated by the Agreement, (B) the filing with the SEC and declaration of effectiveness of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act including the proxy statement/prospectus (the “Proxy Statement/Prospectus”) relating to the meeting, including any adjournment or postponements thereof, of Comunibanc shareholders to be held in connection with this Agreement and the Merger (the “Comunibanc Meeting”), (C) Requisite Comunibanc Vote, (D) the filing of the Parent Certificate of Merger with the OSS pursuant to the OGCL, and filing the Subsidiary Merger Certificate with the OSS after approval by the ODFI, and (E) the receipt of the approvals set forth in Section 7.01(b).

(ii) As of the date hereof, Comunibanc is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(e) Financial Statements; Material Adverse Effect; Internal Controls.

(i) Comunibanc has delivered or will deliver to Civista (A) audited consolidated financial statements for each of the fiscal years ended December 31, 2020, 2019 and 2018, respectively, consisting of consolidated balance sheets and the related consolidated statements of income, comprehensive income and shareholders’ equity and cash flows for the fiscal years ended on such dates, including the footnotes thereto and the reports prepared with respect thereto by CliftonLarsenAllen LLP, Comunibanc’s independent registered public accounting firm; (B) unaudited consolidated financial statements for the nine-month interim period ended September 30, 2021 and each subsequent quarter thereafter, consisting of balance sheets and the related statements of income; and (C) unaudited consolidated monthly financial statements for October 31, 2021 and each subsequent month thereafter, consisting of balance sheets and the related statements of income (collectively, the “Comunibanc Financial Statements”). The Comunibanc Financial Statements, as of the dates thereof and for the periods covered thereby, have been prepared in conformity with GAAP, consistently applied throughout the periods indicated, and fairly present the financial position of Comunibanc and its Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods indicated, subject in the case of the interim financial statements to normal year-end adjustments and the absence of notes thereto. As of the date hereof, the books and records of Comunibanc and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, CliftonLarsenAllen LLP has not resigned (or informed Comunibanc that it intends to resign) or been dismissed as independent public accountants of Comunibanc as a result of or in connection with any disagreements with Comunibanc on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(ii) Neither Comunibanc nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever, except for (A) those liabilities that are reflected or reserved against on the consolidated balance sheet of Comunibanc included in the Comunibanc Financial Statements for fiscal year ended December 31, 2020 (including any notes thereto), (B) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2020 or (C) in connection with this Agreement and the transactions contemplated hereby.

(iii) Since December 31, 2020, (A) Comunibanc and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events is reasonably likely to have a Material Adverse Effect with respect to Comunibanc or any of its Subsidiaries.

(iv) Comunibanc has established and maintains a system of internal accounting controls for Comunibanc and its Subsidiaries sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and applicable law, including policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Comunibanc and its Subsidiaries in all material respects; (B) provide reasonable assurance that transactions are recorded as necessary to facilitate preparation of financial statements in conformity with GAAP, and that receipts and expenditures of Comunibanc and its Subsidiaries are being made in accordance with authorizations of management and directors of Comunibanc and its Subsidiaries, as the case may be; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Comunibanc or its Subsidiaries that could have a material effect on their financial statements. Comunibanc has no Knowledge of any deficiency in the effectiveness of Comunibanc’s and its Subsidiaries’ internal controls over financial reporting as of the end of the periods covered by the Comunibanc Financial Statements and, to Comunibanc’s Knowledge, any fraud, whether or not material, that involves management or other employees of Comunibanc or its Subsidiaries. Comunibanc has provided Civista access to all documentation related to Comunibanc’s internal control over financial reporting. Since December 31, 2018, to Comunibanc’s Knowledge, except as set forth in Comunibanc’s Disclosure Schedule, there has been no complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Comunibanc or any of its Subsidiaries or their respective internal accounting controls, including without limitation any complaint, allegation, assertion or claim that Comunibanc or Henry County Bank has engaged in questionable accounting or auditing practices.

(f) Litigation. Except as set forth in Section 5.01(f) of Comunibanc Disclosure Schedule, there is no suit, action, investigation, claim, proceeding or review pending, or to Comunibanc’s Knowledge, threatened against or affecting it or any of its Subsidiaries or any of the current or former directors or executive officers of it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action, investigation, claim, proceeding or review) (i) that involves a Governmental Authority, or (ii) that, individually or in the aggregate, is (A) material to it and its Subsidiaries, taken as a whole, or is reasonably likely to result in a material restriction on its or any of its Subsidiaries’ businesses or, after the Effective Time, the business of Civista or any of its Affiliates, or (B) reasonably likely to materially prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by Comunibanc, any of its Subsidiaries or the assets of it or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Civista or any of its Affiliates) that is or could reasonably be expected to be material to Comunibanc or any of its Subsidiaries.

(g) Regulatory Matters.

(i) Neither Comunibanc nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, formal or informal agreement, memorandum of understanding or similar arrangement with, or a commitment letter, board resolution or similar submission to, or extraordinary supervisory letter (any of the foregoing, a “Regulatory Order”) from any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the FDIC, the FRB, and the ODFI) or the supervision or regulation of it or any of its Subsidiaries (collectively, the “Regulatory Authorities”).

(ii) Neither Comunibanc nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, formal or informal agreement, memorandum of understanding, commitment letter, board resolution, supervisory letter or similar submission.

(h) Compliance with Laws. Comunibanc and each of its Subsidiaries hold, and have held at all times, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding the applicable license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Comunibanc, and, to the Knowledge of Comunibanc, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Comunibanc and each of its Subsidiaries have complied in all material respects with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Authority relating to Comunibanc or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the

Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer Loans.

(i) Material Contracts; Defaults.

(i) Except as set forth in the Comunibanc Disclosure Schedule listed under Section 5.01(i)(i), neither Comunibanc nor any of its Subsidiaries is a party to or is bound by any contract or agreement (whether written or verbal) of the following types as of the date of this Agreement, and no such contract or agreement is presently being negotiated or discussed:

(A) any contract involving commitments to others to make capital expenditures or purchases or sales in excess of $25,000 in any one case or $100,000 in the aggregate in any period of 12 consecutive months;

(B) any contract relating to any direct or indirect indebtedness of Comunibanc or any of its Subsidiaries for borrowed money, other than deposit liabilities in the ordinary course of business (including loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings relating to the extension of credit), or any conditional sales contracts, equipment lease agreements and other security arrangements with respect to personal property with an obligation in excess of $25,000 in any one case or $100,000 in the aggregate in any period of 12 consecutive months;

(C) any employment, severance, consulting or management services contract or any confidentiality or nondisclosure contract with any director, officer, employee or consultant of Comunibanc or any of its Subsidiaries;

(D) any contract containing covenants limiting the freedom of Comunibanc or any of its Subsidiaries to compete in any line of business or with any Person or in any area or territory;

(E) any partnership, joint venture, limited liability company arrangement or other similar agreement;

(F) any profit sharing, phantom stock award, stock option, stock purchase, stock appreciation, deferred compensation, issuance, or other plan or arrangement for the benefit of Comunibanc’s or any of its Subsidiaries’ current or former directors, officers, employees or consultants;

(G) any license agreement, either as licensor or licensee, or any other contract of any type relating to any intellectual property, except for license agreements relating to off-the-shelf software or software components pursuant to a non-negotiable standard form or “shrink wrap” license agreement;

(H) any contract with any insider of Comunibanc or any of its Subsidiaries or any arrangement under which Comunibanc or any of its Subsidiaries has advanced or loaned any amount to any of their respective insiders or immediate family member of any insider (the terms “insider” and “immediate family member” have the meanings given to them under Regulation O (12 C.F.R. Part 215) as promulgated by the FRB);

(I) any contract, whether exclusive or otherwise, with any sales agent, representative, franchisee or distributor;

(J) other than this Agreement and any ancillary agreements being executed in connection with this Agreement, any contract providing for the acquisition or disposition of any portion of the assets, properties or securities of Comunibanc or any of its Subsidiaries;

(K) any contract that requires the payment of royalties;

(L) any contract pursuant to which Comunibanc or any of its Subsidiaries has any obligation to share revenues or profits derived from Comunibanc or any of its Subsidiaries with any other Person;

(M) any contract between (i) Comunibanc or any of its Subsidiaries, on the one hand, and any officer, director, employee or consultant of Comunibanc or any of its Subsidiaries, on the other hand, and (ii) Comunibanc or any of its Subsidiaries, on the one hand, and any Associate or Affiliate of any director, officer, employee or consultant of Comunibanc or any of its Subsidiaries, on the other hand; and

(N) any other legally binding contract not of the type covered by any of the other items of this Section 5.01(i) involving money or property and having an obligation in excess of $25,000 in the aggregate in any period of 12 consecutive months or which is otherwise not in the ordinary and usual course of business.

(ii) “Material Contracts” shall mean those contracts on the Comunibanc Disclosure Schedule listed under Section 5.01(i)(ii). True, complete and correct copies of all of the Material Contracts have been made available to Civista. All of the Material Contracts are in full force and effect and are legal, valid, binding and enforceable in accordance with their terms (A) as to Comunibanc or any of its Subsidiaries, as the case may be, and (B) to the Knowledge of Comunibanc, as to the other parties to such Material Contracts. Except as disclosed in the Comunibanc Disclosure Schedule, Comunibanc and/or its Subsidiaries, as applicable, and to the Knowledge of Comunibanc, each other party to the Material Contracts, has performed and is performing all material obligations, conditions and covenants required to be performed by it under the Material Contracts. Neither Comunibanc nor its Subsidiaries, and to the Knowledge of Comunibanc, no other party, is in violation, breach or default of any material obligation, condition or covenant under any of the Material Contracts, and neither Comunibanc nor its Subsidiaries, and to the Knowledge of Comunibanc, no other party, has received any notice that any of the Material Contracts will be terminated or will not be renewed. Neither Comunibanc nor any of its Subsidiaries has received from or given to any other Person any notice of default or other violation under any of the Material Contracts, nor, to the Knowledge of Comunibanc, does any condition exist or has any event occurred which with notice or lapse of time or both would constitute a default under any of the Material Contracts.

(j) Brokerage and Finder’s Fees. Except as set forth in Section 5.01(j) of Comunibanc Disclosure Schedule, neither Comunibanc nor any of its Subsidiaries has engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.

(k) Employee Benefit Plans; Employee Matters.

(i) Section 5.01(k) of Comunibanc Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment, retention, change in control, severance agreements, and all similar practices, policies and arrangements, whether written or unwritten, that are currently effective or were in effect at any time in the previous five years, in which any employee or former employee (the “Employees”), consultant or former consultant (the “Consultants”) or director or former director (the “Directors”) of Comunibanc or any of its

Subsidiaries or any ERISA Affiliate participates, sponsors or contributes, or to which any such Employees, Consultants or Directors are a party or under which Comunibanc or its Subsidiaries or any ERISA Affiliate has any present or future liability (the “Compensation and Benefit Plans”). Neither Comunibanc nor any of its Subsidiaries nor any ERISA Affiliate has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan. Except as disclosed in Section 5.01(k) of Comunibanc Disclosure Schedule, no Compensation and Benefit Plan holds any Comunibanc Common Stock.

(ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has either received a favorable Determination Letter from the Internal Revenue Service (“IRS”), and no circumstances exist which are likely to result in revocation of any such favorable Determination Letter; or has been adopted on a prototype plan which has received a current opinion letter from the national office of the IRS. There is no pending or, to the Knowledge of Comunibanc, threatened legal action, suit or claim relating to the Compensation and Benefit Plans. Neither Comunibanc nor any of its Subsidiaries nor any ERISA Affiliate has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Comunibanc or any of its Subsidiaries or any ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA. Except as disclosed in Section 5.01(k) of Comunibanc Disclosure Schedule, to the Knowledge of Comunibanc, no event has occurred or circumstance exists that could result in a material increase in premium cost of a Compensation and Benefit Plan that is insured, or a material increase in benefit cost of such Compensation and Benefit Plans that are self-insured.

(iii) None of the Compensation and Benefit Plans is subject to Title IV of ERISA. No liability under Title IV of ERISA has been or is expected to be incurred by Comunibanc or any of its Subsidiaries with respect to any terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, formerly maintained by any of them, or any single-employer plan of any entity (an “ERISA Affiliate”) which is considered one employer with Comunibanc under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an “ERISA Affiliate Plan”). None of Comunibanc, its Subsidiaries or any ERISA Affiliate has contributed, or has been obligated to contribute, to either a defined benefit pension plan subject to Title IV of ERISA or to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan. To the Knowledge of Comunibanc, there is no pending investigation or enforcement action by the U.S. Department of Labor or the IRS or any other Governmental Authority with respect to any Compensation and Benefit Plan.

(iv) All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Comunibanc or any of its Subsidiaries was or is a party have been timely made or have been reflected in the Comunibanc Financial Statements.

(v) Except as otherwise provided under Section 6.10(c), neither Comunibanc nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder. There has been no communication to Employees by Comunibanc or its Subsidiaries that would reasonably be expected to promise or guarantee such Employees’ retiree health or life insurance or other retiree death benefits on a permanent basis.

(vi) Neither Comunibanc, any of its Subsidiaries nor any ERISA Affiliate maintain any Compensation and Benefit Plans covering leased or foreign (i.e., non-United States) Employees, independent contractors or non-employees.

(vii) With respect to each Compensation and Benefit Plan, if applicable, Comunibanc has provided or made available to Civista, true and complete copies of existing (A) Compensation and Benefit Plan documents and amendments thereto, including a written description of any Compensation and Benefit Plan or any other employee benefit obligation that is not otherwise in writing, and all board actions approving the same, (B) trust instruments and insurance contracts, including renewal notices, (C) the three most recent Forms 5500 filed with the IRS (including all schedules thereto and the opinions of independent accountants), (D) the most recent actuarial report and financial statement, (E) the most recent summary plan description or wrap document and summaries of material modifications, (F) notices or forms filed with the PBGC (other than for premium payments), (G) the most recent determination letter issued by the IRS, (H) any Form 5310 or Form 5330 filed with the IRS, (I) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests), and (J) all contracts with third party administrators, actuaries, investment managers, compensation consultants and other independent contractors that relate to a Compensation and Benefit Plan.

(viii) The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan, or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

(ix) Neither Comunibanc nor any of its Subsidiaries or any ERISA Affiliate maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the Treasury regulations issued thereunder.

(x) Except as disclosed in Section 5.01(k) of Comunibanc Disclosure Schedule, as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Civista, Comunibanc or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code and applicable regulations thereunder) of Comunibanc on a consolidated basis or which would violate 12 U.S.C. Section 1828(k) or regulations thereunder.

(xi) Comunibanc and each of its Subsidiaries are and have been in compliance with all applicable federal, state and local laws, regulations, ordinances and rulings respecting employment and employment practices, terms and conditions of employment, and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and (i) none of Comunibanc or any of its Subsidiaries are engaged in any unfair labor practice or other employment and/or wage-related policy, practice or action in violation of any federal, state or local law, regulation, ordinance or ruling, including without limitation those related to wages and hours under the Fair Labor Standards Act (FLSA), and (ii) there is no unfair labor practice or employment-related complaint against Comunibanc or any of its Subsidiaries pending or, to the knowledge of Comunibanc, threatened before any state or federal court, the National Labor Relations Board, the Equal Employment Opportunity

Commission (EEOC) or any other federal, state or local administrative body relating to employment or employment-related policies, practices or conditions.

(l) Labor Matters. Neither Comunibanc nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Comunibanc or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Comunibanc or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Comunibanc’s Knowledge, threatened, nor is Comunibanc aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Comunibanc and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.

(m) Takeover Laws. The Comunibanc Board has approved this Agreement, the Support Agreements and the transactions contemplated hereby and thereby as required to render inapplicable to this Agreement, the Support Agreements and the transactions contemplated thereby from the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover laws and regulations of the State of Ohio including without limitation Sections 1701.83 through 1701.85 of the OGCL (“Takeover Laws”).

(n) Environmental Matters. Neither the conduct nor the operation of Comunibanc or any of its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Comunibanc’s Knowledge, no condition exists or has existed or event has occurred with respect to any of them or any such property that is reasonably likely to result in liability under Environmental Laws. Neither Comunibanc nor any of its Subsidiaries has received any notice from any Person that Comunibanc or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Hazardous Materials at, on, beneath, or originating from any such property.

(o) Tax Matters.

(i)(A) All Tax Returns that were or are required to be filed by or with respect to Comunibanc and its Subsidiaries have been duly and timely filed, or an appropriate extension has been granted, and all such Tax Returns are true, correct and complete in all material respects, (B) all Taxes due (whether or not required to be shown to be due on the Tax Returns referred to in clause (i)(A) of this Section 5.01(o)) have been paid in full, and (C) no unexpired waivers of statutes of limitation have been given by or requested with respect to any Taxes of Comunibanc or its Subsidiaries. Comunibanc has made available to Civista true and correct copies of the United States federal income Tax Returns filed by Comunibanc and its Subsidiaries for each of the three most recent fiscal years. Neither Comunibanc nor any of its Subsidiaries has any liability with respect to any Taxes in excess of the amounts accrued with respect thereto that are reflected in the Comunibanc Financial Statements or that have arisen in the ordinary and usual course of business since September 30, 2014. The accruals and reserves for Taxes reflected in Comunibanc Financial Statements are adequate for the periods covered. There are no Liens for Taxes upon the assets of Comunibanc or any of its Subsidiaries other than Liens for current Taxes not yet due and payable.

(ii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

(iii) Comunibanc and its Subsidiaries have withheld or collected and paid over to the appropriate Governmental Authorities, or are properly holding for such payment, all Taxes required by law to be withheld or collected.

(iv) No claim has ever been made by any Governmental Authority in a jurisdiction where Comunibanc or any of its Subsidiaries do not file Tax Returns that Comunibanc or any of its Subsidiaries is or may be subject to taxation by that jurisdiction nor is there any factual basis for any such claim.

(v) Neither Comunibanc nor any of its Subsidiaries has applied for any ruling from any Governmental Authority with respect to Taxes nor entered into a closing agreement (or similar arrangement) with any Governmental Authority.

(vi) Neither Comunibanc nor any of its Subsidiaries has been audited by any Governmental Authority for taxable years ending on or subsequent to December 31, 2015. No Tax audit or administrative or judicial Tax proceedings of any Governmental Authority are pending or being conducted with respect to Comunibanc or any of its Subsidiaries and, to the Knowledge of Comunibanc, no such audit or other proceeding has been threatened. No Governmental Authority has asserted, is now asserting, or, to the Knowledge of Comunibanc, is threatening to assert against Comunibanc or any of its Subsidiaries any deficiency or claim for additional Taxes.

(vii) Neither Comunibanc nor any of its Subsidiaries (A) is a party to any Tax allocation or sharing agreement, (B) has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than an affiliated group of which Comunibanc is or was the common parent corporation (the “Comunibanc Group”), or (C) has any liability for the Taxes of any Person (other than members of the Comunibanc Group) as a transferee or successor, by contract, or otherwise.

(viii) Neither Comunibanc nor any of its Subsidiaries has agreed to any extension of time with respect to any Tax Return or a Tax assessment or deficiency, and no such extension of time has been requested.

(ix) Neither Comunibanc nor any of its Subsidiaries has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect its liability for Taxes.

(x) There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which Comunibanc or its Subsidiaries is a party that could be treated as a partnership for Tax purposes.

(xi) Except as set forth on Section 5.01(o) of the Comunibanc Disclosure Schedule, neither Comunibanc nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of “excess parachute payments” within the meaning of Section 280G of the Code.

(xii) None of the assets of the Bank are “tax exempt use property” or “tax exempt bond financed property” within the meaning of Section 168 of the Code and the Bank is not a party to a “long-term contract” within the meaning of Section 460 of the Code.

(xiii) Comunibanc has not taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(p) Risk Management Instruments. Except as set forth in Section 5.01(p), neither Comunibanc nor any of its Subsidiaries is a party to or otherwise bound by any interest rate swaps, caps, floors, option agreements, futures or forward contracts or other similar risk management arrangements.

(q) Books and Records. The books of account, minute books, stock record books, and other records of Comunibanc and its Subsidiaries, all of which have been made available to Civista, are complete and correct in all material respects and have been maintained in accordance with sound business practices and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Comunibanc and its Subsidiaries, including the maintenance of an adequate system of internal controls that is sufficient to provide reasonable assurances that transactions are executed in accordance with management’s authorization, that transactions are recorded as necessary, that access to assets is permitted only in accordance with management’s authorization, and that the recorded accountability for assets is compared at reasonable intervals and appropriate action is taken with respect to any differences. The minute books of Comunibanc and its Subsidiaries contain accurate and complete records of all meetings of, and corporate action taken by, the shareholders, the Comunibanc Board and the governing bodies of its Subsidiaries, and committees of the Comunibanc Board and the governing bodies of its Subsidiaries, and no meeting of any such shareholders, Comunibanc Board and the governing bodies of its Subsidiaries, or committee has been held for which minutes have been prepared and are not contained in such minute books. Notwithstanding the foregoing, Civista acknowledges that the minutes of meetings of the Comunibanc Board and Committees provided to Civista do not contain a complete description of matters related to the Merger.

(r) Insurance. Section 5.01(r) of the Comunibanc Disclosure Schedule sets forth a summary description of all of the insurance policies, binders, or bonds maintained by Comunibanc or its Subsidiaries. Comunibanc and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as is prudent in accordance with safe and sound industry practices. All such insurance policies are in full force and effect; Comunibanc and its Subsidiaries are not in material default thereunder, all claims thereunder have been filed in due and timely fashion and Comunibanc and its Subsidiaries will cause to be filed in due and timely fashion any claims that have not yet been filed as of the date of this Agreement or which arise before the Effective Time of the Merger.

(s) Title to Real Property and Assets.

(i) Section 5.01(s) of the Comunibanc Disclosure Schedule lists and describes all real property, and any leasehold interest in real property, owned or held by Comunibanc or its Subsidiaries. Comunibanc and its Subsidiaries have good and marketable title, free and clear of all Liens, to all of the properties and assets, real and personal, reflected on the Comunibanc Financial Statements as being owned by Comunibanc as of December 31, 2020, or acquired after such date, except (A) statutory Liens for amounts not yet due and payable, (B) pledges to secure deposits and other Liens incurred in the ordinary course of banking business, (C) with respect to real property, such imperfections of title, easements, encumbrances, Liens, charges, defaults or equitable interests, if any, as do not materially affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (D) dispositions and encumbrances in the ordinary course of business. No portion of any real property owned by Comunibanc or its Subsidiaries is (Y) operated as a nonconforming use under applicable zoning codes, (Z) located in either a “Special Flood Hazard Area” pursuant to the Federal Insurance Rate Maps created by the Federal Emergency Management Agency or an area which is inundated by a “100 year” flood as provided by any Governmental Authority.

(ii) Each lease agreement set forth on Section 5.01(s) of the Comunibanc Disclosure Schedule is valid, legally binding, in full force and effect, and enforceable in accordance with its terms. There is not under any such lease agreements any default by Comunibanc or its Subsidiaries, or to the Knowledge of Comunibanc, to the other party under any such lease agreement, which with notice or lapse of time, or both, would constitute a default. The consummation of the transactions contemplated hereby will not result in a breach or default under any such lease agreements. Neither Comunibanc nor any of its Subsidiaries has received written notice that the landlord under such lease agreements, as applicable, would refuse to renew such lease agreement upon expiration of the period thereof upon substantially the same terms, except for rent increases consistent with past experience or market rentals.

(iii) The real property owned or leased by Comunibanc or its Subsidiaries complies in all material respects with all applicable private agreements, zoning codes, ordinances and requirements and other governmental laws and regulations relating thereto and there are no litigation or condemnation proceedings pending or, to Comunibanc’s Knowledge, threatened with respect to any such real property. All licenses and permits necessary for the occupancy and use of the real property owned or leased by Comunibanc or its Subsidiaries, as used in the ordinary course, consistent with past practices of Comunibanc and its Subsidiaries, have been obtained and are in full force and effect. All buildings, structures and improvements located on, fixtures contained in, and appurtenances attached to the real property owned or leased by Comunibanc or its Subsidiaries are in good condition and repair, subject to normal wear and tear, and no condition exists which materially interferes with the economic value or use thereof.

(iv) All leases pursuant to which Comunibanc or its Subsidiaries, as lessee, leases personal property are valid without default thereunder by the lessee or, to the Knowledge of Comunibanc, the lessor.

(t) Loans.

(i) The allowance for loan and lease losses as reflected on the Comunibanc Financial Statements was (A) in the reasonable opinion of the members of senior management and the boards of directors of each of Comunibanc and Henry County Bank, adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, (B) consistent with GAAP and reasonable and sound banking practices and (C) in conformance with recommendations and comments in reports of examination in all material respects.

(ii) Each loan, extension of credit, loan agreement, credit agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) of Comunibanc and Comunibanc Subsidiaries (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent carried on the books and records of Comunibanc and Comunibanc Subsidiaries as a secured Loan, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (C) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to enforceability as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. Section 5.01(t) of the Comunibanc Disclosure Schedule lists each Loan that has as of the date hereof an outstanding balance of $100,000 or more and that (A) is over 90 days or more delinquent in payment of principal or interest, (B) is classified by Comunibanc or its Subsidiaries as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, (C) has undergone troubled debt restructuring, or (D) is entirely or predominantly unsecured.

(iii) Each outstanding Loan of Comunibanc and the Comunibanc Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Comunibanc and the Comunibanc Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(iv) None of the agreements pursuant to which Comunibanc or any of the Comunibanc Subsidiaries has sold Loans or pools of Loans, or participations in Loans or pools of Loans, contains any obligation to repurchase the Loans or interests therein solely on account of a payment default by the obligor on the Loan (other than first payment defaults and other than mortgage Loans sold to government sponsored entities).

(v) There are no outstanding Loans made by Comunibanc or any of the Comunibanc Subsidiaries to any “executive officer” or other “insider” (as each term is defined in Regulation O promulgated by the FRB) of Comunibanc or the Comunibanc Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom, which are listed in Section 5.01(t) of the Comunibanc Disclosure Schedule.

(vi) Neither Comunibanc nor any of the Comunibanc Subsidiaries is (A) now nor has it ever been since January 1, 2018, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority or Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans, and (B) aware of any actual or threatened claim, proceeding or investigation with respect thereto by any Person.

(vii) Without limitation of the foregoing, Comunibanc and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable provision of, or any applicable regulation, policy and/or guideline of any Governmental Authority promulgated under or relating to, the CARES Act. Section 5.01(t) of the Comunibanc Disclosure Schedule lists (A) each Loan of Comunibanc or any Comunibanc Subsidiary as of the date of this Agreement that was made in connection with the Paycheck Protection Program established under the CARES Act, and (B) each Loan of Comunibanc and the Comunibanc Subsidiaries that is subject to payment deferral or otherwise has undergone troubled debt restructuring under the CARES Act as of the date of this Agreement (including all outstanding amounts and the expiration date for any deferral or other modification) (each Loan referred to in (B) a “CARES Act Modified Loan”). For purposes of this Agreement, “CARES Act” means, collectively, the Coronavirus Aid, Relief, and Economic Security Act, as amended, any extension thereof, and any other economic stimulus or other laws, rules, and regulations related to the Pandemic.

(u) Repurchase Agreements. With respect to all agreements pursuant to which Comunibanc or its Subsidiaries has purchased securities subject to an agreement to resell, if any, Comunibanc or any of its Subsidiaries, as the case may be, has a valid, perfected first Lien in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(v) Investment Securities Portfolio. All investment securities held by Comunibanc or its Subsidiaries, as reflected in the Comunibanc Financial Statements are carried in accordance with GAAP consistent with the applicable guidelines issued by the Regulatory Authorities. Comunibanc or any of its Subsidiaries, as applicable, have good, valid and marketable title to all securities held by them, respectively, except securities held in any fiduciary or agency capacity, free and clear of any Lien, except as set forth in the Comunibanc Financial Statements and except to the extent any such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of Comunibanc or its Subsidiaries.

(w) Deposit Insurance. All of the deposits held by Comunibanc or any Comunibanc Subsidiary (including the records and documentation pertaining to the held deposits) have been established and are held in compliance in all material respects with (i) all applicable policies, practices and procedures of Comunibanc or the Comunibanc Subsidiary, as applicable and (ii) all applicable laws. The deposit accounts of Comunibanc and any Comunibanc Subsidiary are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination or revocation of the insurance are pending or, to Comunibanc’s Knowledge, threatened.

(x) Information Security. Except as set forth in Section 5.01(x) of the Comunibanc Disclosure Schedule, to Comunibanc’s Knowledge, no third party has gained unauthorized access to any information systems or networks controlled by or material to the operation of the business of Comunibanc and the

Comunibanc Subsidiaries (including without limitation any information system or networks owned or controlled by any third party (a “Third Party System”)), and, to Comunibanc’s Knowledge, there are no material data security or other technological vulnerabilities with respect to its information technology systems or networks or any Third Party System material to the operation of the business of Comunibanc and the Comunibanc Subsidiaries, in each case that, individually or in the aggregate, would reasonably be expected to be material to Comunibanc. Comunibanc maintains an information privacy and security program that maintains reasonable measures designed to protect the privacy, confidentiality and security of all data or information that constitutes personal data or personal information under applicable law against any (i) loss or misuse of the data, (ii) unauthorized or unlawful operations performed upon the data, or (iii) other act or omission that compromises the security or confidentiality of the data.

(y) Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information. Comunibanc is not aware of any facts or circumstances, which would cause Comunibanc or any of its Subsidiaries to be deemed (i) to be operating in violation of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law, or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act. Comunibanc is not aware of any facts or circumstances that would cause Comunibanc to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause Comunibanc or any of its Subsidiaries to undertake any material remedial action. The Comunibanc Board (or, where appropriate, the governing bodies of its Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply, in all material respects, with the Patriot Act and such anti-money laundering program meets the requirements of the Patriot Act and the regulations thereunder, and Comunibanc (or its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

(z) CRA Compliance. Neither Comunibanc nor any of its Subsidiaries has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder, and Henry County Bank has received a CRA rating of “satisfactory” or better as a result of its most recent CRA examination. Neither Comunibanc nor any of its Subsidiaries has Knowledge of any fact or circumstance or set of facts or circumstances which could cause Comunibanc or any of its Subsidiaries to receive notice of non-compliance with such provisions or cause the CRA rating of any Comunibanc Subsidiary to fall below “satisfactory.”

(aa) Related Party Transactions. Except as set forth in Section 5.01(aa) of the Comunibanc Disclosure Schedule, neither Comunibanc nor any of its Subsidiaries has entered into any transactions with any Affiliate of Comunibanc or its Subsidiaries or any Affiliate of any director or officer of Comunibanc or its Subsidiaries (collectively, the “Related Parties”). Except as set forth in Section 5.01(aa) of the Comunibanc Disclosure Schedule, none of the Related Parties presently (i) owns, directly or indirectly, any interest in (excepting not more than 5% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, customer, distributor, sales agent, or supplier of Comunibanc or any of its Affiliates, (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property that Comunibanc or any of its Subsidiaries uses or the use of which is necessary for conduct of their business, (iii) has brought any action against, or owes (other than Loans made to such entities in the ordinary course of business) any amount to, Comunibanc or its Subsidiaries, or (iv) on behalf of Comunibanc or any of its Subsidiaries, has made any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any officer or director of Comunibanc or its Subsidiaries, is a partner or stockholder (excepting stock holdings solely for investment purposes in securities of publicly held and traded companies). Section 5.01(aa) of the Comunibanc Disclosure Schedule contains a complete list of all contracts between Comunibanc, its Subsidiaries and any Related Party

(collectively, the “Related Party Agreements”) entered into on or prior to the date of this Agreement or contemplated under this Agreement to be entered into before the Effective Date (other than those contracts entered into after the date of this Agreement for which Civista has given its prior written consent). The Bank is not party to any transaction with any Related Party on other than arm’s-length terms.

(bb) Prohibited Payments. None of Comunibanc, or the Comunibanc Subsidiaries, or to the Knowledge of Comunibanc, any director, officer, employee, agent or other Person acting on behalf of Comunibanc or any of the Comunibanc Subsidiaries has, directly or indirectly, (i) used any funds of Comunibanc or any of the Comunibanc Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Comunibanc or any of the Comunibanc Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Comunibanc or any of the Comunibanc Subsidiaries, (v) made any fraudulent entry on the books or records of Comunibanc or any of the Comunibanc Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Comunibanc or any of the Comunibanc Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Comunibanc or any of the Comunibanc Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(cc) Fairness Opinion. The Comunibanc Board has received the opinion of ProBank Austin to the effect that, as of the date hereof, the Merger Consideration to be received by the Comunibanc shareholders in the Parent Merger is fair to the holders of Comunibanc Common Stock from a financial point of view.

(dd) Absence of Undisclosed Liabilities. Neither Comunibanc nor any of its Subsidiaries has any liability (whether accrued, absolute, contingent or otherwise) that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on Comunibanc on a consolidated basis, except as disclosed in the audited balance sheet dated December 31, 2020 contained in the Comunibanc Financial Statements or set forth in Section 5.01(dd) of the Comunibanc Disclosure Schedule.

(ee) Material Adverse Effect. Comunibanc has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since December 31, 2020, that has had or could reasonably be expected to have a Material Adverse Effect on Comunibanc or any of its Subsidiaries.

(ff) Tax Treatment of Merger. As of the date of this Agreement, Comunibanc is not aware of any fact or state of affairs relating to Comunibanc that could cause the Merger not to be treated as a “reorganization” under Section 368(a) of the Code

(gg) Comunibanc Information. The information provided in writing by Comunibanc relating to Comunibanc and its Subsidiaries that is to be contained in the Registration Statement, the Proxy Statement/Prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Authorities in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Securities Act, the Exchange Act, the rules and regulations thereunder, and any other governing laws or regulations, as applicable. No representation or warranty by Comunibanc, and no statement by Comunibanc in any certificate, agreement, schedule or other document furnished or to be furnished in connection with the transactions contemplated by this Agreement, was or will be inaccurate, incomplete or incorrect in any material respect as of the date furnished or contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to Civista.

5.02 Representations and Warranties of Civista. Except (a) as disclosed in the disclosure schedule delivered by Civista to Comunibanc concurrently herewith to the extent applicable (the “Civista Disclosure Schedule”); provided that (i) the mere inclusion of an item in the Civista Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Civista that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (ii) any disclosures made with respect to a section of Article V shall be deemed to qualify any other section of Article V specifically referenced or cross-referenced, or (b) as disclosed in any Civista SEC Reports publicly filed with or furnished to the SEC by Civista after January 1, 2021 and prior to the date hereof, Civista hereby represents and warrants to Comunibanc as follows:

(a) Organization, Standing and Authority.

(i) Civista is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is a financial holding company duly registered with the FRB under the BHCA. Civista has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Civista is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(ii) Each Subsidiary of Civista (A) is duly organized and validly existing under the laws of its jurisdiction of organization, (B) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (C) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Civista to pay dividends or distributions, except, in the case of a Subsidiary that is an insured depository institution, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of Civista Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of Comunibanc, threatened.

(b) Capital Structure of Civista. As of date hereof, the authorized capital stock of Civista consists of 40,000,000 Civista Common Shares, of which 14,948,797 shares are outstanding and 200,000 shares of preferred stock, without par value, none of which are outstanding. The outstanding Civista Common Shares have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of any preemptive rights. As of the Agreement Date, Civista has available 154,123 Civista Common Shares reserved for issuance for the Civista Board Deferred Compensation Plan and for grants to senior management and other employees. As of date hereof, 2,760,787 Civista Common Shares were held in treasury by Civista.

(c) Ownership of Comunibanc Common Stock. As of the date of this Agreement, Civista and its Subsidiaries do not beneficially own any of the outstanding Comunibanc Common Stock.

(d) Authority; No Violation.

(i) Civista has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Parent Merger and the Subsidiary Merger have been duly and validly approved by the Board of Directors of Civista. The Board of Directors Civista has determined that the Parent Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Civista and its shareholders and has adopted a resolution to the foregoing effect. Except for the adoption and approval of the Subsidiary Merger Agreement by Civista, as

Civista Bank’s sole shareholder, no other corporate proceedings on the part of Civista are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Civista and (assuming due authorization, execution and delivery by Comunibanc) constitutes a valid and binding obligation of Civista, enforceable against Civista in accordance with its terms (except in all cases as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization). The Civista Common Shares to be issued in the Merger have been validly authorized and, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Civista will have any preemptive right or similar rights in respect thereof.

(ii) Neither the execution and delivery of this Agreement by Civista, nor the consummation by Civista of the transactions contemplated hereby, including the Merger and the Subsidiary Merger, nor compliance by Civista with any of the terms or provisions hereof, will (A) violate any provision of the Civista Articles or the Civista Regulations, or (B) assuming that the consents and approvals referred to in Section 5.02(e) are duly obtained, (1) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Civista, any of the Civista Subsidiaries or any of their respective properties or assets or (2) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Civista or any of the Civista Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Civista or any of the Civista Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (2) above) for such violations, conflicts, breaches or defaults which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Civista.

(e) Consents and Regulatory Approvals.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Civista or any of its Subsidiaries in connection with the execution, delivery or performance by Civista of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, except for (A) the filings of applications, waivers or notices, as applicable, with Regulatory Authorities to approve the transactions contemplated by the Agreement, (B) the filing the Registration Statement, (C) Requisite Comunibanc Vote, (D) the filing of the Parent Merger Certificate with the OSS pursuant to the OGCL, and filing the Subsidiary Merger Certificate with the OSS, (E) any approvals and notices required with respect to the Civista Common Shares to be issued as part of the Merger Consideration under the rules of NASDAQ and (f) the receipt of the approvals set forth in Section 7.01(b).

(ii) As of the date hereof, Civista is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(f) SEC Reports.

(i) Civista has timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that it was required to file with the SEC, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and has paid all fees and assessments due and payable in connection therewith.

(ii) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Civista pursuant to the

Securities Act or the Exchange Act prior to the date of this Agreement (the “Civista SEC Reports”) is publicly available. No such SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), and considering all amendments to any Civista SEC Report filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Civista SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

(g) Financial Statements; Material Adverse Effect; Internal Controls.

(i) The financial statements of Civista and its Subsidiaries included (or incorporated by reference) in Civista SEC filings (including the related notes, where applicable) (A) have been prepared from, and are in accordance with, the books and records of Civista and its Subsidiaries, (B) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Civista and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (C) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (D) have been prepared in accordance with generally accepted accounting principles, consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of Civista and its Subsidiaries have been maintained in all material respects in accordance with generally accepted accounting principles and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, BKD, LLP has not resigned (or informed Civista that it intends to resign) or been dismissed as independent public accountants of Civista as a result of or in connection with any disagreements with Civista on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(ii) Neither Civista nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever, except for (A) those liabilities that are reflected or reserved against on the consolidated balance sheet of Civista included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (including any notes thereto), (B) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2020 or (C) in connection with this Agreement and the transactions contemplated hereby.

(h) Regulatory Matters.

(i) Neither Civista nor Civista Bank nor any of their respective properties is a party to or is subject to a Regulatory Order from any Regulatory Authority.

(ii) Neither Civista nor Civista Bank has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, formal or informal agreement, memorandum of understanding, commitment letter, board resolution, supervisory letter or similar submission.

(i) Litigation. Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Civista, no litigation, claim or other proceeding before any court or Governmental Authority is pending against Civista or Civista Bank, and, to Civista’s Knowledge, no such litigation, claim or other proceeding has been threatened, and there is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against Civista.

(j) Compliance with Laws. Civista and each of its Subsidiaries (i) are in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto, and (ii) have all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable law, except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Civista and, to the Civista’s Knowledge, no suspension or cancellation of any such necessary license, franchise, permit or authorization has, prior to the date hereof, been threatened in writing, and (iii) has not received any notification or communication from any Governmental Authority (A) asserting that Civista or any of its Subsidiaries are not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor do any grounds for any of the foregoing exist). Civista and each of its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, any applicable law relating to Civista or any of its Subsidiaries.

(k) Brokerage and Finder’s Fees. Except for Stephens, Inc., Civista has not engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.

(l) Takeover Laws. Civista has taken all action required to be taken by Civista in order to exempt this Agreement, the Support Agreements and the transactions contemplated hereby and thereby from, and this Agreement, the Support Agreements and the transactions contemplated hereby and thereby are exempt from, (i) the requirements of any Takeover Laws, and (ii) any applicable provisions of the Civista Articles, the Civista Regulations and/or the governing documents of Civista Bank.

(m) Tax Treatment of Merger. As of the date of this Agreement, Civista is not aware of any fact or state of affairs relating to Civista that could cause the Merger not to be treated as a “reorganization” under Section 368(a) of the Code.

(n) Civista Information. The information provided in writing by Civista relating to Civista and its Subsidiaries that is to be contained in the Registration Statement, the Proxy Statement/Prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Authorities in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Securities Act, the Exchange Act, the rules and regulations thereunder, and any other governing laws or regulations, as applicable. No representation or warranty by Civista, and no statement by Civista in any certificate, agreement, schedule or other document furnished or to be furnished in connection with the transactions contemplated by this Agreement, was or will be inaccurate, incomplete or incorrect in any material respect as of the date furnished or contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to Comunibanc.

ARTICLE VI

Covenants

6.01 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of Comunibanc and Civista shall use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

6.02 Shareholder Approvals.

(a) Comunibanc shall take all action necessary in accordance with applicable law and the Comunibanc Articles to duly call, give notice of, convene and, as soon as practicable after the Registration Statement is declared effective, hold a meeting of its shareholders and, except as otherwise provided herein, use its reasonable best efforts to take such other actions necessary to obtain the relevant shareholder approvals, in each case as promptly as practicable for the purpose of obtaining the Requisite Comunibanc Vote. Comunibanc shall keep Civista informed on a current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement/Prospectus to the shareholders of Comunibanc. Each member of the Comunibanc Board shall have executed and delivered to Civista a Support Agreement concurrently with the execution of this Agreement.

(b) Except in the case of an Acceptance of Superior Proposal permitted by Section 6.06, Comunibanc shall solicit, and use its reasonable best efforts to obtain, the Requisite Comunibanc Vote at the Comunibanc Meeting. Subject to Section 6.06(d), Comunibanc shall (i) through the Comunibanc Board, recommend to its shareholders adoption of this Agreement (the “Comunibanc Recommendation”), and (ii) include such recommendation in the Proxy Statement/Prospectus. Comunibanc hereby acknowledges its obligation to submit this Agreement to its shareholders at the Comunibanc Meeting as provided in this Section 6.02. If requested by Civista after consultation with Comunibanc, Comunibanc will engage a proxy solicitor, reasonably acceptable to Civista and at Civista’s expense, to assist in the solicitation of proxies from shareholders relating to the Requisite Comunibanc Vote.

6.03 Registration Statement; Proxy Statement/Prospectus.

(a) Upon the execution and delivery of this Agreement, Civista, with the assistance of Comunibanc shall promptly cause the Registration Statement to be prepared and Civista shall cause the Registration Statement to be filed with the SEC. Civista and Comunibanc shall use their commercially reasonable best efforts to have the Registration Statement declared effective by the SEC as soon as practicable after the filing thereof. The parties shall cooperate in responding to and considering any questions or comments from the SEC staff regarding the information contained in the Registration Statement. If at any time after the Registration Statement is filed with the SEC, and prior to the Effective Time, any event relating to Comunibanc or Civista is discovered by Comunibanc or Civista, as applicable, which should be set forth in an amendment of, or a supplement to, the Registration Statement, the discovering party shall promptly inform the other party with all relevant information relating to such event, whereupon Civista shall promptly cause an appropriate amendment to the Registration Statement to be filed with the SEC. Upon the effectiveness of such amendment, each of Comunibanc and Civista (if prior to the meeting of the Comunibanc shareholders pursuant to Section 6.02 hereof) will take all necessary action as promptly as practicable to permit an appropriate amendment or supplement to be transmitted to the shareholders entitled to vote at such meeting. Civista shall also use reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Comunibanc shall furnish all information concerning Comunibanc and the holders of Comunibanc Common Stock as may be reasonably requested in connection with any such action. Comunibanc shall provide Civista with all information concerning its directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement.

(b) Civista and Comunibanc each agrees to use its commercially reasonable efforts and to cooperate with the other party in all reasonable respects to prepare the Proxy Statement/Prospectus for filing with the SEC and, when the Registration Statement is effective, for delivery to the Comunibanc shareholders.

(c) If either party becomes aware prior to the Effective Time of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, that party shall promptly inform the other thereof and take the necessary steps to correct the Proxy Statement/Prospectus.

6.04 Public Announcements. Neither Comunibanc nor Civista shall, and neither Comunibanc nor Civista shall permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement, or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld, conditioned or delayed) of Civista, in the case of a proposed announcement, statement or disclosure by Comunibanc, or Comunibanc, in the case of a proposed announcement, statement or disclosure by Civista; provided that either Civista may, without the prior consent of Comunibanc (but after prior consultation with Comunibanc to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by applicable law or by the rules of the SEC.

6.05 Access; Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Comunibanc shall, and shall cause each of its Subsidiaries to, afford Representatives of Civista, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, Comunibanc shall, and shall cause its Subsidiaries to, make available to Civista (i) a copy of each report, schedule, registration statement and other documents filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws, and (ii) all other information concerning its business, properties and personnel as Civista may reasonably request, including periodic updates of the information provided in Section 5.01(gg). Comunibanc shall allow one Representative of Civista selected by Civista from time to time to attend, solely as observers, all meetings of the Comunibanc Board (and committees thereof) and Henry County Bank board after the date of this Agreement; provided, however, that in no event shall such Civista Representative be invited to or permitted to attend any executive session of Comunibanc’s Board, Henry County Bank’s board or any meeting at which Comunibanc reasonably determines that such attendance is inconsistent with the fiduciary obligations or confidentiality requirements of the Comunibanc Board, Henry County Bank board, as applicable. Upon the reasonable request of Comunibanc, Civista shall furnish such reasonable information about it and its business as is relevant to Comunibanc and its shareholders in connection with the transactions contemplated by this Agreement. Neither Comunibanc nor Civista, nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Neither Comunibanc nor Civista will, nor shall either party’s Representatives, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement, and such information will be subject to the confidentiality provisions of Section 6.16.

(c) In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

(d) During the period from the date of this Agreement to the Effective Time, as soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date hereof, Comunibanc will furnish to Civista (i) consolidated financial statements (including balance sheets, statements of operations and stockholders’ equity) of Comunibanc or any of its Subsidiaries (to the extent available) as of and for such month then ended, (ii) internal management reports showing actual financial performance against plan and previous period, and (iii) to the extent permitted by applicable law, any reports provided to the Comunibanc Board or any committee thereof relating to the financial performance and risk management of Comunibanc or any of its Subsidiaries.

6.06 Acquisition Proposal.

(a) From the date of this Agreement through the first to occur of the Effective Time or the termination of this Agreement, Comunibanc shall not, and shall cause any of its Subsidiaries and the officers, directors, employees, advisors and other agents of Comunibanc and its Subsidiaries not to, directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of providing information) or induce any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person or Group any confidential or nonpublic information with respect to or in connection with, an Acquisition Proposal, (iii) take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend any Acquisition Proposal or any agreement related thereto, (v) enter into any agreement contemplating or otherwise relating to any Acquisition Transaction or Acquisition Proposal, (vi) enter into any agreement or agreement in principle requiring, directly or indirectly, Comunibanc to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (vii) propose or agree to do any of the foregoing.

(b) Notwithstanding anything to the contrary in Section 6.06(a), if Comunibanc or any of its Representatives receives an unsolicited bona fide Acquisition Proposal that did not result from or arise in connection with a breach of Section 6.06(a), Comunibanc and its Representatives may take any action described in Section 6.06(a)(ii), if, and only if, the Comunibanc Board determines in good faith, after consultation with Comunibanc’s outside legal and financial advisors, that (i) such Acquisition Proposal constitutes or is reasonably capable of becoming a Superior Proposal, (ii) the failure of the Comunibanc Board to take such action would more likely than not be deemed a breach by the Comunibanc Board of its fiduciary duties to the shareholders of Comunibanc under applicable Law; provided, that Comunibanc receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to the disclosing party than the confidentiality terms of this Agreement.

(c) As promptly as practicable (but in no event more than 24 hours) following receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to any Acquisition Proposal, Comunibanc shall (i) advise Civista in writing of the receipt of any Acquisition Proposal, request or inquiry and the terms and conditions of such Acquisition Proposal, request or inquiry, (ii) shall promptly provide to Civista a written summary of the material terms of such Acquisition Proposal, request or inquiry including the identity of the Person or Group making the Acquisition Proposal, and (iii) shall keep Civista promptly apprised of any related developments, discussions and negotiations (including providing Civista with a copy of all material documentation and correspondence relating thereto) on a current basis. Comunibanc agrees that it shall simultaneously provide to Civista any information concerning Comunibanc that may be provided (pursuant to Section 6.06(b)) to any other Person or Group in connection with any Acquisition Proposal which has not previously been provided to Civista.

(d) Notwithstanding anything herein to the contrary, at any time prior to the Comunibanc Meeting, Comunibanc may accept or approve a Superior Proposal thereby withdrawing its recommendation of the Agreement (“Acceptance of Superior Proposal”), if and only if (x) from and after the date hereof, Comunibanc has complied with Sections 6.02 and 6.06, and (y) the Comunibanc Board has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would more likely than not be deemed a breach by the Comunibanc board of its fiduciary duties to the shareholders of Comunibanc under applicable law; provided, that the Comunibanc Board may not effect an Acceptance of Superior Proposal unless:

(i) Comunibanc shall have received an unsolicited bona fide written Acquisition Proposal and the Comunibanc Board shall have concluded in good faith (after consultation with Comunibanc’s financial advisors and outside legal counsel) that such Acquisition Proposal is a Superior Proposal, after taking into account any amendment or modification to this Agreement agreed to or proposed by Civista;

(ii) Comunibanc shall have provided prior written notice to Civista at least five business days in advance (the “Notice Period”) of taking such action, which notice shall advise Civista that the Comunibanc Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (including the identity of the Person or Group making the Superior Proposal);

(iii) during the Notice Period, Comunibanc shall, and shall cause its financial advisors and outside counsel to, negotiate with Civista in good faith (to the extent Civista desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and

(iv) the Comunibanc Board shall have concluded in good faith (after consultation with Comunibanc’s financial advisors and outside legal counsel) that, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications offered or agreed to by Civista, if any, that such Acquisition Proposal continues to constitute a Superior Proposal.

If during the Notice Period any revisions are made to the Superior Proposal, Comunibanc shall deliver a new written notice to Civista giving rise to a new five business day Notice Period and shall again comply with the requirements of this Section 6.06(d) with respect to such new written notice.

(e) As used in this Agreement:

(i) “Superior Proposal” means any bona fide written Acquisition Proposal on terms which the Comunibanc Board determines in good faith, after consultation with Comunibanc’s outside legal counsel and independent financial advisors, and taking into account all the legal, financial, regulatory and other aspects of such Acquisition Proposal, including as to certainty and timing of consummation, would, if consummated, result in a transaction that is more favorable to the holders of Comunibanc Common Stock from a financial point of view than the terms of this Agreement (in each case, taking into account any revisions to this Agreement made or proposed by Civista); provided that for purposes of the definition of “Superior Proposal,” the references to “20% or more” in the definition of Acquisition Proposal or Acquisition Transaction shall be deemed to be references to “50% or more.”

(ii) “Acquisition Proposal” means any proposal, offer, inquiry, or indication of interest (whether binding or non-binding, and whether communicated to Comunibanc or publicly announced to Comunibanc’s shareholders) by any Person or Group (in each case other than Civista or any of its Affiliates) relating to an Acquisition Transaction involving Comunibanc or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the purchase assets of which constitute 20% or more of the consolidated assets of Comunibanc as reflected on Comunibanc’s consolidated statement of condition prepared in accordance with GAAP.

(iii) “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving (A) any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination or other similar transaction) or purchase from Comunibanc by any Person or Group, other than Civista or any of its Affiliates, of 20% or more in interest of the total outstanding voting securities of Comunibanc or any of its Subsidiaries (measured by voting power), or any tender offer or exchange offer that if consummated would result in any Person or Group, other than Civista or any of its Affiliates, beneficially owning 20% or more in interest of the total outstanding voting securities of Comunibanc or any of its Subsidiaries (measured by voting power), or any merger, consolidation, share exchange, business combination or similar transaction involving Comunibanc pursuant to which the shareholders of Comunibanc immediately preceding such transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction (or, if applicable, the ultimate parent thereof) (measured by voting power), (B) any sale or lease or exchange, transfer, license, acquisition or disposition of a business, deposits or assets that constitute 20% or more of the consolidated assets, business, revenues, net income, assets or deposits of Comunibanc, or (C) any liquidation or dissolution of Comunibanc or any of its Subsidiaries.

6.07 Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Support Agreements to be subject to requirements imposed by the Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) this Agreement, the Support Agreements and the transactions contemplated by this Agreement from or, if necessary, challenge the validity or applicability of, the Takeover Law, as now or hereafter in effect.

6.08 Certain Policies. Before the Effective Time, Comunibanc shall, upon the request of Civista, (i) modify and change its loan, investment portfolio, asset liability management and real estate valuation policies and practices (including, but not limited to, loan classifications and levels of reserves) so that such policies and practices may be applied on a basis that is consistent with those of Civista, and (ii) evaluate the need for any reserves including, but not limited to, reserves relating to any outstanding litigation, any Tax audits or any liabilities to be incurred upon cancellation of any contracts as a result of the Merger; provided, however, that Comunibanc shall not be obligated to take any such action pursuant to this Section 6.08 unless and until Civista acknowledges that all conditions to its obligation to consummate the Merger have been satisfied (including, but not limited to, the receipt of the regulatory approvals required by Section 7.01(b)) and certifies to Comunibanc that Civista’s representations and warranties, subject to Section 5.02, are true and correct as of such date and that Civista is otherwise in material compliance with this Agreement; provided further, however, that Comunibanc shall not be obligated to take any such action pursuant to this Section 6.08 if such action would be clearly inconsistent with GAAP. Comunibanc’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.08.

6.09 Regulatory Applications.

(a) Civista and Comunibanc and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts to allow Civista to prepare, submit and file all applications and requests for regulatory approval, to timely effect all filings and to obtain all consents, approvals and/or authorizations of all the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement. In exercising the rights under this Section 6.09, each of the parties hereto agrees to act reasonably and as promptly as practicable. Civista agrees that it will consult with Comunibanc with respect to the obtaining of all material consents, approvals and authorizations from the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement and to keep Comunibanc apprised of the status of material matters relating to obtainment of such consents, approvals and/or authorizations from the Regulatory Authorities. Comunibanc shall have the right to review in advance, subject to applicable laws relating to the exchange of information, all material written information submitted to the Regulatory Authorities in connection with the transactions contemplated by this Agreement. Notwithstanding the forgoing sentence, Comunibanc shall not have any right to review and/or inspect any competitively sensitive business or other proprietary information submitted by Civista to any Regulatory Authority, including, but not limited to any business plan and/or financial data or analysis prepared by Civista in relation to such consents, approvals and/or authorizations from the Regulatory Authorities.

(b) Comunibanc agrees, upon request, to furnish Civista with all information concerning itself, Henry County Bank and their directors, officers and shareholders and such other matters as may be reasonably necessary, advisable and/or required in connection with any filing, notice or application made by or on behalf of Civista or any of its Subsidiaries to any Regulatory Authority.

6.10 Employment Matters; Employee Benefits.

(a) It is understood and agreed that nothing in this Section 6.10 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give Comunibanc’s or any of its Subsidiaries’ employees any rights other than as employees at will under applicable law, and Comunibanc’s and its Subsidiaries’ employees shall not be deemed to be third-party beneficiaries of this Agreement. Employees of Comunibanc or any of its Subsidiaries who become employees of Civista as a result of the Merger shall participate in the employee benefit plans sponsored by Civista for Civista’s employees immediately after the Effective Time (with credit for their years of service with Comunibanc or its Subsidiaries for participation and vesting purposes under Civista’s applicable plans, to the extent such plans permit), including credit for years of service and for seniority under vacation and sick pay plans and programs, but subject to the eligibility and other terms of such plans. In addition, Civista agrees to use commercially reasonable efforts to (i) waive all restrictions and limitations for pre-existing conditions under Civista’s group health plan and applicable insurance and (ii) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations, to amounts paid by such continuing employees (and their covered dependents) under the group health plan maintained by Comunibanc or one of its Subsidiaries during the portion of the 2022 plan year prior to the Effective Time.

(b) Subject to any applicable regulatory restrictions, Civista shall pay to each employee of Comunibanc or its Subsidiaries who (i) is not subject to an existing contract providing for severance and/or a change in control payment, (ii) is an employee of Comunibanc or any of its Subsidiaries immediately before the Effective Time, (iii) is not offered continued employment by Civista or any of its Subsidiaries after the Effective Time or is terminated by Civista without cause within three (3) months after the Effective Time, and (iv) who sign and deliver Civista’s standard form of termination and release agreement, a severance amount equal to two weeks of pay, at their base rate of pay in effect at the time of termination, multiplied by the number of whole years of service of such employee with Comunibanc or any of its Subsidiaries, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment shall equal four weeks of base pay, and the maximum severance payment shall not exceed 26 weeks of base pay. Such severance pay shall be paid in a lump sum within 14 days following the employee’s termination, provided that such employee has not been terminated for cause. In addition, Civista will offer outplacement assistance to any such terminated employee for the same period of time during which such employee is entitled to severance hereunder. For any employee of Comunibanc or its Subsidiaries participating in Comunibanc’s, or any of its Subsidiaries’, group health program at the Effective Time who is entitled to a severance payment, the employee will be able to purchase health insurance coverage at the full premium rate for the entire COBRA period; Civista will pay the cost of COBRA coverage for such employees for a period equal to the number of weeks such employee is entitled to severance.

(c) Prior to the Effective Date, but after the receipt of the last to be obtained of either the Requisite Comunibanc Vote and the regulatory approvals required by Section 7.01(b) of this Agreement, the Comunibanc Board shall adopt a resolution approving the termination of its and/or the applicable Subsidiaries’ 401(k) Plan(s) (the “Comunibanc 401(k) Plan”) effective as of a date immediately preceding the Effective Date. In addition, the Comunibanc Board shall approve the adoption of any amendments to the Comunibanc 401(k) Plan sufficient to terminate the Comunibanc 401(k) Plan immediately preceding the Effective Date and to provide for distributions in cash. Following the Effective Date, Civista, as the successor in interest to Comunibanc, shall begin the process of requesting from the IRS a determination that the termination of the Comunibanc 401(k) Plan is in compliance with Section 401(a) of the Code (the “Determination Letter”) and distributing benefits under the Comunibanc 401(k) Plan to plan participants after the receipt by Civista of the Determination Letter. Civista agrees to take all commercially reasonable steps necessary or appropriate to accept roll-overs of benefits from the Comunibanc 401(k) Plan to the Civista 401(k) plan for employees of Comunibanc and its Subsidiaries who continue as employees of Civista and its Subsidiaries after the Effective Time, subject to the provisions of the Civista 401(k) Plan.

(d) As soon as practicable after the date of this Agreement, Comunibanc will request that the ESOP Trustee take all necessary action required by the Comunibanc ESOP plan documents and applicable law to conduct a pass-through vote of the Comunibanc ESOP participants to direct the ESOP Trustee to vote the shares of Comunibanc Common Stock owned by the Comunibanc ESOP and allocated to the plan accounts of Comunibanc ESOP participants either in favor of or against the Parent Merger (the “ESOP Vote”). Comunibanc will further request the ESOP Trustee provide to Civista for review and comment, reasonably in advance of the ESOP Vote, but in any event within 10 business days of the initial filing of the Registration Statement, all materials (including the information statement and any similar disclosure materials, frequently asked questions, and meeting slides or handouts, as applicable) proposed to be disclosed to the Cumunibanc ESOP participants in connection with the ESOP Vote. Civista shall have five (5) business days to review and provide comments with respect to the materials to be distributed to ESOP participants with respect to the ESOP Vote.

(e) Prior to the Effective Date, but after the receipt of the last to be obtained of either the Requisite Comunibanc Vote and the regulatory approvals required by Section 7.01(b) of this Agreement, the Comunibanc Board shall adopt a resolution approving the termination of the Comunibanc ESOP effective as of a date immediately preceding the Effective Date. In addition, the Comunibanc Board shall approve the adoption of any amendments to the Comunibanc ESOP sufficient to terminate the Comunibanc ESOP immediately preceding the Effective Date and to otherwise give effect to the provisions of this Section 6.10(e). The accounts of all participants in the Comunibanc ESOP as of the Effective Time shall become fully vested upon termination of the ESOP. At the Effective Time, any remaining shares of Comunibanc Common Stock held in the Comunibanc ESOP shall be converted into the right to receive, without interest, the Merger Consideration. Within sixty (60) days following the Effective Date, Civista and the ESOP Trustee shall arrange to request from the IRS a determination that the termination of the Comunibanc ESOP is in compliance with Sections (401(a) and 409 of the Code (the “ESOP Determination Letter”). Civista and the ESOP Trustee shall arrange to make partial distributions of up to 75% of the account balances credited to the ESOP participants as of the Effective Date (taking into account that portion of the Merger Consideration received by the ESOP on the Effective Date) as soon as administratively practicable after the Effective Date, with the remaining portion to be distributed as soon as administratively practicable after receipt by Civista of the ESOP Determination Letter.

(f) On and after the date hereof, any broad-based employee notices or communication materials (including any website posting) to be provided or communicated by Comunibanc with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement shall be subject to the prior prompt review and comment of Civista, and Comunibanc shall consider in good faith revising such notice or communication to reflect any comments or advice that Civista timely provides.

(g) Nothing in this Agreement shall confer upon any employee, director or consultant of Comunibanc or any of the Comunibanc Subsidiaries or affiliates any right to continue in the employ or service of Civista, or any Civista Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of Comunibanc, Civista or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, director or consultant of Comunibanc or any of the Comunibanc Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause (subject to the provisions of Article IV of this Agreement). Without limiting the generality of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, including, without limitation, any current or former employee, director or consultant of Comunibanc or any of the Comunibanc Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(h) Notwithstanding anything else in this Agreement to the contrary, on or prior to the Effective Date Comunibanc shall take all actions necessary to fully vest, terminate and pay all accrued benefit amounts to the respective participants under (i) the Henry County Bank Director Supplemental Retirement Program, (ii) the Henry County Bank Salary Reduction Deferred Compensation Plan, and the (iii) the Director Deferred Fee Plan.

(i) On or prior to the Effective Date Civista will take all actions necessary to assume and thereafter discharge each respective split dollar agreement with certain executives and directors under the (A) Split Dollar Life Insurance Agreement & Endorsement Method Split Dollar Plan – Executives and (B) Split Dollar Life Insurance Agreement & Endorsement Method Split Dollar Plan – Directors (collectively the “Split Dollar Plans”). At the request of Civista, Comunibanc will use its reasonable best efforts to terminate each participant agreement under the Split Dollar Plans. Any payment made to a participant in connection with the termination of their respective split dollar agreement under the Split Dollar Plans shall be approved by Civista prior to payment.

6.11 Notification of Certain Matters; Disclosure Supplements.

(a) Civista and Comunibanc (for purposes of this Section 6.11, the “Notifying Party”) shall each promptly advise the other party of any change or event (i) that has had or is reasonably likely to have a Material Adverse Effect on the Notifying Party or (ii) which the Notifying Party believes would or would be reasonably likely to cause or constitute a material breach of any of the Notifying Party’s representations, warranties or covenants contained herein that reasonably could be expected to give rise, either individually or in the aggregate, to the failure of a condition set forth in Article VII; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.11 or the failure of any condition set forth in Article VII to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Article VII to be satisfied.

(b) Civista and Comunibanc shall each promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the Civista Disclosure Schedule and the Comunibanc Disclosure Schedule (as applicable) with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Civista Disclosure Schedule or the Comunibanc Disclosure Schedule (as applicable) or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of Civista or Comunibanc (as applicable) contained herein materially incorrect, untrue or misleading. No supplement, amendment or update to the Civista Disclosure Schedule or Comunibanc Disclosure Schedule (as applicable) shall (i) cure any breach of a representation or warranty existing as of the date of this Agreement or any breach of a covenant in this Agreement after the execution of this Agreement; or (ii) affect a party’s rights with respect to termination under Article VIII of this Agreement.

6.12 Data Conversion. From and after the date hereof, the parties shall use their commercially reasonable efforts to facilitate the integration of Comunibanc with the business of Civista following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic information technology system (the “Data Conversion”) to those used by Civista. The parties agree to use all commercially reasonable efforts to promptly commence preparations for implementation of the Data Conversion, with the goal of effecting the Data Conversion on or about October 21, 2022. The parties agree to cooperate in preparing for the Data Conversion, including by providing reasonable access to data, information systems, and personnel having expertise with their and their respective Subsidiaries’ information and data systems.

6.13 Consents. Comunibanc shall use its reasonable best efforts to obtain any required consents to the transactions contemplated by this Agreement.

6.14 Insurance Coverage. Comunibanc shall cause the policies of insurance listed in the Comunibanc Disclosure Schedule, or replacements therefor on substantially similar terms, to remain in effect until the Effective Time.

6.15 Dividends. In the calendar quarter in which the Closing occurs, each of Civista and Comunibanc shall coordinate with the other the declaration of any dividends in respect of Civista Common Shares and Comunibanc

Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Comunibanc Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Comunibanc Common Stock and any shares of Civista Common Share any such holder receives in exchange therefor in the Merger.

6.16 Confidentiality. Except for the use of information in connection with the Proxy Statement/Prospectus described in Section 6.03 hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of Comunibanc and Civista pursuant to the terms of this Agreement shall be kept in strictest confidence and not used for any purpose other than a mutually acceptable transaction contemplated hereby; provided that, subsequent to the mailing of the Proxy Statement/Prospectus to the shareholders of Comunibanc, this Section 6.16 shall not apply to Information included in the Proxy Statement/Prospectus. Comunibanc and Civista agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement. Comunibanc and Civista agree to hold the Information in strictest confidence and shall not use such Information for any purpose other than a mutually acceptable transaction contemplated hereby, and shall not disclose directly or indirectly any of such Information except when, after and to the extent such Information (i) is or becomes generally available to the public other than through the failure of Comunibanc or Civista to fulfill its obligations hereunder, (ii) is demonstrated as already known to the party receiving the Information on a nonconfidential basis prior to the disclosure, or (iii) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information. In the event the transactions contemplated by this Agreement are not consummated, Comunibanc and Civista agree to return all copies of the Information (including all copies, summaries, memorandum thereof) provided to the other promptly and destroy all electronic copies of such Information.

6.17 Regulatory Matters. Civista, Comunibanc and each of their Subsidiaries shall cooperate and each of them agrees to use its commercially reasonable efforts to remediate any order, decree, formal or informal agreement, memorandum of understanding or similar agreement by Comunibanc or any Subsidiary with, or a commitment letter, board resolution or similar submission by Comunibanc or any Subsidiary to, or supervisory letter from any Regulatory Authority to Comunibanc or Subsidiary, to the satisfaction of such Regulatory Authority.

6.18 Indemnification.

(a) For a period of six (6) years after the Effective Time, Civista shall indemnify each Person who served as a director or officer of Comunibanc on or after the date of this Agreement and before the Effective Time, to the fullest extent provided by the Comunibanc Articles and the provisions of the OGCL, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that such Person was a director or officer of Comunibanc; provided, however, that any such indemnification shall be subject to compliance with the provisions of applicable state and federal laws.

(b) Before the Effective Date, Comunibanc shall procure, at the expense of Civista, a policy of officers’ and directors’ and company liability insurance with respect to actions, omissions, events, matters or circumstances occurring prior to the Effective Time as currently maintained by Comunibanc (“Tail Policy”) to be effective for a period of six years following the Effective Time, on terms no less advantageous than those contained in Comunibanc’s existing directors’ and officers’ and company’s liability insurance policy; provided, however, that the premium on the Tail Policy shall not exceed 150% of Comunibanc’s current premium levels.

6.19 Environmental Assessments. Comunibanc hereby agrees to permit Civista to engage, at the expense of Civista, a qualified consultant, mutually agreeable to Comunibanc and Civista, to conduct a Phase I Environmental Site Assessment in accordance with the requirements of ASTM E1527-13 “Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process (“Phase I”), or such other lesser standard of review as determined by Civista in its sole discretion, of each parcel of real estate owned by

Comunibanc or any Subsidiary, including real estate acquired by Henry County Bank upon foreclosure. Civista agrees to take commercially reasonable efforts to minimize any disruption of Comunibanc’s business operations and will indemnify and hold harmless Comunibanc with respect to any damages or losses resulting from or arising out of the Phase I, except for any damages or losses caused by Comunibanc’s or any of its Subsidiaries’ negligence or willful misconduct.

6.20 Litigation and Claims. Each of Civista and Comunibanc shall, to the extent permitted under applicable law and regulation, promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator pending or, to the knowledge of Civista or Comunibanc, as applicable, threatened against Civista, Comunibanc or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement, the Subsidiary Merger Agreements or the other agreements contemplated hereby or thereby or any actions taken or to be taken by against Civista, Comunibanc or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Comunibanc shall give Civista the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against Comunibanc and/or its directors or Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Comunibanc’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.21 NASDAQ Listing. Civista shall cause the Civista Common Shares to be issued in the Merger to be approved for listing on the NASDAQ - Capital Market® as of the Effective Time.

6.22 Absence of Control. It is the intent of the parties to this Agreement that Civista, by reason of this Agreement, shall not be deemed (until consummation of the transactions contemplated herein) to control, directly or indirectly, Comunibanc or any of its Subsidiaries and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of Comunibanc or any of its Subsidiaries. Prior to the Effective Time, Comunibanc exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.23 Representation on Civista Board . Civista shall cause one (1) Person who is currently a member of the Comunibanc Board to be vetted and appointed to the Civista Bank board of directors for a term commence as soon as practicable after the Effective Time, in accordance with the Civista Bank Regulations, corporate governance guidelines, and applicable law. The Person selected to be appointed to the Civista Bank board will be mutually agreed to in writing by Civista and Comunibanc, acting in good faith.

6.23 Advisory Board. Civista shall use commercially reasonable efforts to cause the formation of an advisory board of Civista Bank comprised of those Comunibanc Directors serving as of the day prior to the execution of the Agreement.

ARTICLE VII

Conditions to Consummation of the Merger; Closing

7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of Civista and Comunibanc to consummate the Merger is subject to the fulfillment or written waiver by Civista and Comunibanc prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. This Agreement and the Merger shall have been duly adopted and approved by the requisite vote of the shareholders of Comunibanc.

(b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the Civista Board reasonably determines would either before or after the Effective Time have a Material Adverse Effect on Civista and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the Civista Board reasonably determines would either before or after the Effective Time be unduly burdensome. For purposes of this Section 7.01(b), any regulatory approval that does not result in the termination of all outstanding Regulatory Orders applicable to Comunibanc and/or its Subsidiaries, if any, prior to or at the Effective Time shall be deemed to have a Material Adverse Effect on Civista and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(c) Listing of Civista Common Shares. The Civista Common Shares to be issued in the Merger shall have been authorized for listing on the NASDAQ—Capital Market®.

(d) Effectiveness of Registration Statement and Proxy Statement/Prospectus. The Registration Statement and Proxy Statement/Prospectus shall have been declared effective by the SEC and shall not be subject to any stop order or any threatened stop order by the SEC.

7.02 Conditions to Obligation of Comunibanc. The obligation of Comunibanc to consummate the Merger is also subject to the fulfillment or written waiver by Comunibanc prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Civista set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Comunibanc shall have received a certificate, dated the Effective Date, signed on behalf of Civista, by the chief executive officer of Civista to such effect.

(b) Performance of Obligations of Civista. Civista shall have performed in all material respects all obligations required to be performed by Civista under this Agreement at or prior to the Effective Time, and Comunibanc shall have received a certificate, dated the Effective Date, signed on behalf of Civista by the Chief Executive Officer of Civista to such effect.

7.03 Conditions to Obligation of Civista. The obligation of Civista to consummate the Merger is also subject to the fulfillment or written waiver by Civista prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Comunibanc set forth in this Agreement shall be true and correct, subject to Section 5.01, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and Civista shall have received a certificate, dated the Effective Date, signed on behalf of Comunibanc, by the president of Comunibanc to such effect.

(b) Performance of Obligations of Comunibanc. Comunibanc shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Civista shall have received a certificate, dated the Effective Date, signed on behalf of Comunibanc by the president of Comunibanc to such effect.

(c) Consents. Comunibanc shall have obtained the consent or approval of each Person (other than Governmental Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any Loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, in Civista’s reasonable estimate have a Material Adverse Effect, after the Effective Time, on the Surviving Corporation.

(d) FIRPTA Certification. Civista shall have received a statement executed on behalf of Comunibanc, dated as of the Effective Date, satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3) (in a form reasonably acceptable to Civista certifying that the Comunibanc Common Stock do not represent United States real property interests within the meaning of Section 897 of the Code and the Treasury regulations promulgated thereunder.

(e) Dissenting Shares. The holders of not more than 5% of the outstanding Comunibanc Common Stock shall have perfected their dissenters’ rights in accordance with the OGCL.

(f) Real Estate. There shall have been no condemnation, eminent domain or similar proceedings commenced or threatened in writing by any Government Authority with respect to any real estate owned by Comunibanc or any of its Subsidiaries, including real estate acquired in connection with foreclosure. Any one of the following conditions is met (i) the Phase Is shall not reveal results unsatisfactory to Civista which, in Civista’s reasonable judgment, would require the expenditure of greater than $100,000 in the aggregate to remedy, (ii) any violation or potential violation of the representations and warranties contained in Section 5.01(n) of this Agreement disclosed in a Phase I report shall have been remedied by Comunibanc or any of its Subsidiaries to the reasonable satisfaction of Civista, or (iii) Civista and Comunibanc shall have agreed to an adjustment to the Merger Consideration to account for any unsatisfactory items in the Phase I or any violations or potential violations of Section 5.01(n).

(g) Tail Policy. Comunibanc shall have procured the Tail Policy in accordance with the terms and subject to the conditions of Section 6.18(b).

(h) Estoppel Certificates. Comunibanc shall have used its best efforts to deliver to Civista an estoppel certificate, in such form as is acceptable to Civista, for each lease agreement set forth in Section 5.01(s) of the Comunibanc Disclosure Schedule from the applicable counterparty.

(i) No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on Comunibanc.

ARTICLE VIII

Termination

8.01 Termination. This Agreement may be terminated, and the Merger may be abandoned:

(a) At any time prior to the Effective Time, by the mutual written consent of Civista and Comunibanc, if the board of directors of each so determines by vote of a majority of the members of its entire board.

(b) At any time prior to the Effective Time, by Civista or Comunibanc upon written notice to the other party, if its board of directors so determines by vote of a majority of the members of the entire board, in the event of either (i) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, in the reasonable opinion of the non-breaching party, to result in a Material Adverse Effect.

(c) At any time prior to the Effective Time, by Civista or Comunibanc upon written notice to the other party, if its board of directors so determines by vote of a majority of the members of its entire board, in the event that the Parent Merger is not consummated by November 30, 2022, except to the extent that the failure of the Parent Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

(d) By Comunibanc or Civista upon written notice to the other party, if its board of directors so determines by a vote of a majority of the members of its entire board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied and the denial has become final and nonappealable, (ii) any Governmental Authority whose approval is required for consummation of the Merger and the other transactions contemplated by this Agreement shall have requests, directed or advised Civista or Comunibanc to withdraw its application for approval of the Merger, or (iii) any Governmental Authority of competent jurisdiction shall have issued a final nonappealable law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Parent Merger or the Subsidiary Merger.

(e) By either Comunibanc or Civista if the Requisite Comunibanc Vote shall not have been obtained at the Comunibanc Meeting duly convened therefor or at any adjournment or postponement thereof; provided, that no party may terminate this Agreement pursuant to this Section 8.01(e) if the party has breached in any material respect any of its obligations under this Agreement, in each case in a manner that primarily caused the failure to obtain the Requisite Comunibanc Vote at the Comunibanc Meeting or at any adjournment or postponement thereof.

(f) By:

(i) Comunibanc if (A) the Comunibanc Board (or a duly authorized committee thereof) has authorized an Acceptance of Superior Proposal, and (B) Comunibanc has complied in all respects with Section 6.06; provided, that the right of Comunibanc to terminate this Agreement pursuant to this Section 8.01(f) is conditioned on and subject to the prior payment by Comunibanc to Civista of the Termination Fee in accordance with Section 8.02(b). Any purported termination pursuant to this Section 8.01(f) shall be void and of no force or effect if Comunibanc shall not have paid and Civista shall not have received the Termination Fee; or

(ii) Civista prior to the time the Requisite Comunibanc Vote is obtained, if (A) the Comunibanc Board shall have (1) failed to include the Comunibanc Recommendation in the Proxy Statement/Prospectus, or withdrawn, modified or qualified the Comunibanc Recommendation in a manner adverse to Civista, or publicly disclosed that it intends to do so, or failed to recommend against acceptance of a tender offer or exchange offer constituting an Acquisition Proposal that has been publicly disclosed within five (5) business days after the commencement of the tender or exchange offer, in any case whether or not permitted by the terms hereof or (2) recommended or endorsed an Acquisition Proposal or publicly disclosed its intention to do so, or failed to issue a press release announcing its unqualified opposition to the Acquisition Proposal within five (5) business days after an Acquisition Proposal is publicly announced, or (B) Comunibanc or its Board of Directors has breached its obligations under Section 6.02 or Section 6.06 in any material respect.

(g) By written notice of Comunibanc to Civista if, and only if, both of the following conditions are satisfied at any time during the five-day period commencing on the Determination Date, such termination to be effective on the tenth day following the Determination Date:

(i) the Civista Market Value on the Determination Date is less than the Civista Market Price multiplied by 0.80; and

(ii) the number obtained by dividing the Civista Market Value on the Determination Date by the Civista Market Price shall be less than the Index Ratio minus 0.20;

Subject, however, to the following three sentences: If Comunibanc elects to exercise its termination right pursuant to this Section 8.01(g), it shall give prompt written notice thereof to Civista. During the five business day period commencing with Civista’s receipt of such notice, Civista shall have the option to increase the Exchange Ratio to equal a quotient, the numerator of which is equal to the product of the Civista Market Price, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.20 and the denominator of which is equal to the Civista Market Value on the Determination Date. If within such five business day period, Civista delivers written notice to Comunibanc that it intends to proceed with the Parent Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies Comunibanc of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 8.01(g), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified).

For purposes of this Section 8.01(g), the following terms shall have the meanings indicated below:

“Determination Date” shall mean any date following the first date on which all regulatory approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period) and prior to the Effective Date.

“Final Index Price” means the average of the daily closing value of the Index for the ten consecutive trading days immediately preceding the Determination Date.

“Index” means the NASDAQ Bank Index or, if such Index is not available, such substitute or similar index as substantially replicates the NASDAQ Bank Index.

“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Initial Index Price” means $5,345.88, the closing value of the Index on January 7, 2022.

“Civista Market Price” shall mean the volume average weighted closing sale price of a Civista Common Share on The NASDAQ—Capital Market® during the 20 consecutive trading days immediately preceding the date of this Agreement.

“Civista Market Value” means, as of any specified date, the average of the volume weighted daily closing sales prices of a share of Civista Common Shares as reported on The NASDAQ—Capital Market® for the ten consecutive trading days immediately preceding such specified date.

8.02 Effect of Termination and Abandonment; Enforcement of Agreement.

(a) In the event of termination of this Agreement pursuant to Section 8.01, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (i) Section 6.16, this Section 8.02, and Article IX shall survive any termination of this Agreement; and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Civista nor Comunibanc shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement occurring prior to termination.

(b) In the event that:

(i)(A) after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management or the Comunibanc Board or has been made directly to the Comunibanc shareholders generally or any Person shall have publicly announced (and, in each case, not unconditionally withdrawn) an Acquisition Proposal with respect to Comunibanc, and (1) this Agreement is terminated by either Civista or Comunibanc pursuant to Section 8.01(f), or (2) thereafter this Agreement is terminated by Civista pursuant to Section 8.01(b) as a result of a willful breach by Comunibanc; and (B) prior to the date that is twelve (12) months after the date of the termination of this Agreement, Comunibanc enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Comunibanc shall, on the earlier of the date it enters into the definitive agreement and the date of consummation of the transaction, pay Civista, by wire transfer of same day funds (to an account designated in writing by Civista), a fee equal to $2,008,000 (the “Termination Fee”); and

(ii) this Agreement is terminated by Comunibanc or Civista pursuant to Section 8.01(f), then Comunibanc shall pay Civista, by wire transfer of same day funds (to an account designated in writing by Civista), the Termination Fee no later than two (2) business days after the termination of this Agreement.

(c) Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s fraud or willful and material breach of any provision of this Agreement, in the event that this Agreement is terminated as provided in Section 8.01 under circumstances where the Termination Fee is payable to Civista and paid in full by Comunibanc pursuant to this Section 8.02, the payment of such Termination Fee shall be the sole and exclusive remedy available to Civista and the maximum aggregate liability of Comunibanc with respect to this Agreement and the transactions contemplated by this Agreement, and Comunibanc shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Civista or any of its Affiliates or Representatives.

(d) Comunibanc acknowledges that the agreements contained in Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Civista would not enter into this Agreement; accordingly, if Comunibanc fails promptly to pay Termination Fee, and, in order to obtain the payment Civista commences a suit which results in a judgment against Comunibanc for payment of any such amount, Comunibanc shall pay the costs and expenses of Civista (including reasonable attorneys’ fees and expenses) in connection with the suit. In addition, if Comunibanc fails to pay the Termination Fee, then Comunibanc shall pay interest on the overdue amounts (for the period commencing as of the date that the overdue amount was originally required to be paid and ending on the date that the overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as published in the Wall Street Journal) in effect on the date on which the payment was required to be made for the period commencing as of the date that the overdue amount was originally required to be paid. The Termination Fee constitutes liquidated damages and not a penalty, and, except in the case of fraud or willful and material breach of this Agreement, shall be (together with the amounts specified in this Section 8.02(d)) the sole monetary remedy of Civista in the event of a termination of this Agreement specified in the section under circumstances where the Termination Fee is payable and is paid in full.

ARTICLE IX

Miscellaneous

9.01 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.02 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Comunibanc Vote; provided, however, that after the receipt of the Requisite Comunibanc Vote, there may not be, without further approval of such shareholders of Comunibanc, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties.

9.03 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, however, that after the receipt of the Requisite Comunibanc Vote, there may not be, without further approval of such shareholders of Comunibanc, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.04 Counterparts. This Agreement may be executed in counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.05 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation, or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including “confidential supervisory information” as defined in any regulation or rule adopted or promulgated by a Regulatory Authority) by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

9.06 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to any applicable conflicts of law principles. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in either the Federal District Court for the Northern District of Ohio or state court located in Erie County, Ohio (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.06.

9.07 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT THE PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.07.

9.08 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

9.09 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or if by email, upon confirmation of receipt, (ii) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (iii) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Comunibanc to:	Comunibanc Corp. 122 East Washington Street Napoleon, Ohio 43545 Attention: William L. Wendt, President and CEO; and Anthony E. Grieser, EVP and CFO Email:tgrieser@thehenrycountybank.com

With a copy to:	Shumaker, Loop & Kendrick, LLP 1000 Jackson Street Toledo, Ohio 43604 Attention: Thomas C. Blank Email: tblank@Shumaker.com

If to Civista, to:	Civista Bancshares, Inc. 100 East Water Street Sandusky, OH 44870 Attention: Dennis G. Shaffer, CEO & President Email: dgshaffer@civista.bank

With a copy to:	Civista Bancshares, Inc. 100 East Water Street Sandusky, OH 44870 Attention: Lance A. Morrison, Sr. Vice President & General Counsel Email: lamorrison@civista.bank

9.10 Entire Understanding. This Agreement, the Comunibanc Disclosure Schedule, the Support Agreements and any separate agreement entered into by the parties on even date herewith represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than such Support Agreements or any such separate agreement).

9.11 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any Person other than the parties hereto any right, remedy, or claim hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12 Interpretation.

The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement.

9.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.14 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.15 Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

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AGREEMENT AND PLAN OF MERGER

Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized officers, all as of the day and year first above written.

COMUNIBANC CORP.

By	/s/ William L. Wendt
William L. Wendt, Chairman, President and CEO

CIVISTA BANCSHARES, INC.

By	/s/ Dennis G. Shaffer
Dennis G. Shaffer, CEO & President

EXHIBIT A

FORM OF SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), is entered into as of January ___, 2022, by and among Civista Bancshares, Inc., a financial holding company incorporated under Ohio law (“Civista”), Comunibanc Corp., a bank holding company incorporated under Ohio law (“Comunibanc”), and the undersigned shareholder of Comunibanc (“Shareholder”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Civista and Comunibanc are entering into an Agreement and Plan of Merger, dated as of the date of this Agreement (as amended or supplemented from time to time, the “Merger Agreement”), pursuant to which, among other things, Comunibanc shall be merged with and into Civista, upon the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms not otherwise defined in this Agreement shall have meanings provided in the Merger Agreement.

WHEREAS, as of the date of this Agreement, Shareholder is the record and beneficial owner and has the power to vote the number of shares of Comunibanc Common Stock set forth, and in the manner reflected, on Attachment A to this Agreement (the shares listed on Attachment A, together with all shares of Comunibanc Common Stock subsequently acquired by the Shareholder during the term of this Agreement, are referred to in this Agreement as the “Owned Shares”).

WHEREAS, as an inducement and condition to entering into the Merger Agreement, Civista has required that Shareholder agree, and Shareholder has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follow:

ARTICLE I

VOTING AGREEMENT

Section 1.1 Agreement to Vote. Shareholder hereby agrees that, during the time this Agreement is in effect, at the Comunibanc Meeting, and at any other meeting of the shareholders of Comunibanc, however called, or any adjournment or postponement thereof, Shareholder shall:

(a) appear at each meeting or otherwise cause the Owned Shares to be counted as present at each meeting for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, all of the Owned Shares (i) in favor of (A) the adoption and approval of the Parent Merger, the Merger Agreement and the transactions contemplated thereby, (B) any other matter that is required to facilitate the transactions contemplated by the Merger Agreement and (C) any proposal to adjourn or postpone the meeting to a later date if there are not sufficient votes to approve the Parent Merger, the Merger Agreement and the transactions contemplated thereby; (ii) against any action or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Comunibanc contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Parent Merger or the transactions contemplated by the Merger Agreement or the performance by Shareholder of Shareholder’s obligations under this Agreement.

Section 1.2 Shareholder Capacity. Notwithstanding anything to the contrary contained in this Agreement, Shareholder makes no agreement or understanding in this Agreement in Shareholder’s capacity as a director or officer, as applicable, of Comunibanc or the Comunibanc Subsidiaries, and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Shareholder in Shareholder’s capacity as such a director or officer, as applicable, of Comunibanc or the Comunibanc Subsidiaries, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit or restrict Shareholder from exercising in a manner consistent with the terms of the Merger Agreement Shareholder’s fiduciary duties as a director or officer, as applicable, to Comunibanc, the Comunibanc Subsidiaries or their respective shareholders.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Shareholder represents and warrants to Civista as follows:

Section 2.1 Authority; Authorization.

(a) Shareholder has all requisite power, right, authority and capacity to execute and deliver this Agreement, to perform Shareholder’s obligations under this Agreement, and to consummate the transactions contemplated by this Agreement.

(b) This Agreement has been duly and validly executed and delivered by Shareholder, and the execution, delivery and performance of this Agreement by Shareholder and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Shareholder, and no other actions or proceedings on the part of Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement.

(c) Assuming the authorization, execution and delivery of this Agreement by Civista, this Agreement constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.

(d) If Shareholder is married and the Owned Shares set forth by the name of Shareholder on the signature page to this Agreement constitute property owned jointly with Shareholder’s spouse, Shareholder will use their best efforts to cause their spouse to execute this Agreement within five (5) days of the date hereof. Assuming execution of this Agreement by the Shareholder’s spouse, it will constitute the valid and binding agreement of Shareholder’s spouse. If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into and perform this Agreement.

Section 2.2 Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the consummation of the transactions contemplated by this Agreement and the compliance with the provisions of this Agreement will not (a) to the knowledge of Shareholder, require Shareholder to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, (b) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on Shareholder, (c) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Shareholder, or (d) violate any other agreement to which Shareholder is a party including, without limitation, any voting agreement, shareholder agreement, irrevocable proxy or voting trust. The Owned Shares are not, with respect to the voting or transfer of the Owned Shares, subject to any other agreement, including any voting agreement, shareholder agreement, irrevocable proxy or voting trust.

Section 2.3 Ownership of Securities. On the date of this Agreement, the Owned Shares set forth on Attachment A to this Agreement are owned of record or beneficially by Shareholder in the manner reflected on Attachment A, include all of the shares of Comunibanc Common Stock owned of record or beneficially by Shareholder, and are free and clear of any proxy or voting restriction, claims, liens, encumbrances and security interests (other than as created by this Agreement). As of the date of this Agreement Shareholder has, and at the Comunibanc Meeting or any other shareholder meeting of Comunibanc in connection with the Parent Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement (except respecting Owned Shares that Shareholder is permitted to Transfer (as defined in Section 3.2(a) below) pursuant to this Agreement), Shareholder will have, sole voting power and sole dispositive power with respect to all of the Owned Shares. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

Section 2.4 Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of its affiliates before or by any governmental authority that could reasonably be expected to impair the ability of Shareholder to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement on a timely basis.

Section 2.5 Reliance by Civista. Shareholder understands and acknowledges that Civista is entering into the Merger Agreement in reliance upon Shareholder’s execution, delivery and performance of this Agreement.

ARTICLE III

COVENANTS

Section 3.1 No Solicitation; Notice of Acquisitions; Proposals Regarding Prohibited Transactions.

(a) Shareholder agrees, that during the term of this Agreement, Shareholder shall not, and shall not permit any investment banker, financial advisor, attorney, accountant or other representative retained by Shareholder, directly or indirectly, to (i) take any of the actions specified in Section 6.06 of the Merger Agreement, except as permitted by such Section 6.06 of the Merger Agreement, (ii) participate in, directly or indirectly, a “solicitation” of “proxies” (as those terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any shares of Comunibanc Common Stock in connection with any vote or other action on any matter of a type described in Section 1.1(b) of this Agreement, other than to recommend that shareholders of Comunibanc vote in favor of the adoption and approval of the Merger Agreement and the Parent Merger and as otherwise expressly permitted by this Agreement or the Merger Agreement. Except as permitted by the Merger Agreement, Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Civista with respect to any possible Acquisition Proposal and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it of the obligations undertaken by Shareholder pursuant to this Section 3.1.

(b) Shareholder hereby agrees to notify Civista promptly (and, in any event, within 48 hours) in writing of the number of any additional shares of Comunibanc Common Stock of which Shareholder acquires beneficial or record ownership on or after the date hereof.

Section 3.2 Restrictions on Transfer and Proxies; Non-Interference.

(a) Shareholder agrees that it will not, prior to the termination of this Agreement, Transfer or agree to Transfer any Owned Shares other than with Civista’ prior written consent. For purposes of this Agreement, “Transfer” shall mean to, other than in connection with the Parent Merger or the other transactions contemplated by the Merger Agreement, offer, sell, contract to sell, pledge, assign, distribute by gift or donation, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise)), directly or indirectly, any shares of capital stock of Comunibanc or any securities convertible into, or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction. Notwithstanding the foregoing, Shareholder may make gifts of Owned Shares during the term of this Agreement if the donee enters into an agreement containing covenants governing the voting and transfer of the transferred Owned Shares equivalent to those set forth in this Agreement.

(b) Shareholder hereby covenants and agrees that, except for this Agreement, it (i) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Owned Shares, (ii) has not granted, and except for proxies granted as contemplated by Section 1.1(b), shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to the Owned Shares, (iii) has not taken any action, and shall not take any action at any time while this Agreement remains in effect, that would or is reasonably likely to (A) make any representation or warranty contained in this Agreement untrue or incorrect in any material respect or (B) have the effect of preventing Shareholder from performing its obligations under this Agreement.

Section 3.3 Dissenters’ Rights. Shareholder agrees not to exercise any right to dissent (including, without limitation, under any rights set forth in Sections 1701.84 through 1701.85 of the OGCL) as to any Owned Shares which may arise with respect to the Parent Merger or the transactions contemplated by the Merger Agreement.

Section 3.4 Stop Transfer. Shareholder agrees that it shall not request that Comunibanc register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Owned Shares, unless the transfer is made in compliance with this Agreement.

Section 3.5 Further Assurances; Cooperation.

(a) Shareholder, without further consideration, will (i) use all reasonable efforts to cooperate with Civista and Comunibanc in furtherance of the transactions contemplated by the Merger Agreement, (ii) promptly execute and deliver all additional documents that may be reasonably necessary in furtherance of the transactions contemplated by the Merger Agreement, and take all reasonable actions as are necessary or appropriate to consummate the transactions contemplated by the Merger Agreement, and (iii) promptly provide any information, and make all filings, reasonably requested by Civista for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with any Regulatory Authorities).

(b) Shareholder consents to the publication and disclosure in the Proxy Statement/Prospectus (and, as and to the extent otherwise required by law or any Regulatory Authority or Governmental Authority, in any other documents or communications provided by Civista or Comunibanc to any Regulatory Authority or Governmental Authority or to security holders of Civista or Comunibanc) of Shareholder’s identity and beneficial and record ownership of the Owned Shares, the nature of Shareholder’s commitments, arrangements and understandings under and relating to this Agreement and the Merger Agreement and any additional requisite information regarding the relationship of Shareholder with Civista and the Civista Subsidiaries and/or Comunibanc, and the Comunibanc Subsidiaries.

ARTICLE IV

TERMINATION

Section 4.1 Termination. This Agreement shall terminate upon the earlier to occur of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the date that is eighteen (18) months following the Effective Time.

Section 4.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 4.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, no termination of this Agreement shall relieve any party to this Agreement from any liability for any breach of this Agreement occurring prior to the termination of this Agreement or any obligations under this Agreement.

ARTICLE V

MISCELLANEOUS

Section 5.1 Amendment; Waivers. Any provision of this Agreement may be amended or waived if, and only if, the amendment or waiver is in writing and signed (a) in the case of an amendment, by the parties hereto, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver the applicable right, power or privilege, nor shall any single or partial exercise any right, power or privilege preclude any other or further exercise of the applicable right, power or privilege or the exercise of any other right, power or privilege.

Section 5.2 Expenses. Subject to Section 5.8, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring the expenses.

Section 5.3 Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by one party to the other party shall be in writing and (a) served by personal delivery upon the party for whom it is intended, (b) sent by an internationally recognized overnight courier service upon the party for whom it is intended, or (c) sent by email, provided that the transmission of the e-mail is promptly confirmed:

If to Shareholder:	The address provided on Attachment A hereto.

If to Comunibanc to:	Comunibanc Corp. 122 East Washington Street Napoleon, Ohio 43545 Attention: William L. Wendt, President and CEO; and Anthony E. Greiser, EVP and CFO Email:tgreiser@thehenrycountybank.com

If to Civista, to:	Civista Bancshares, Inc. 100 East Water Street Sandusky, OH 44870 Attention: Dennis G. Shaffer, CEO & President Email: dgshaffer@civista.bank

With a copy to:	Civista Bancshares, Inc. 100 East Water Street Sandusky, OH 44870 Attention: Lance A. Morrison, Sr. Vice President & General Counsel Email: lamorrison@civista.bank

Section 5.4 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. Neither this Agreement, nor any of the rights and obligations under this Agreement, shall be transferred by Shareholder without the prior written consent of Civista.

Section 5.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party to this Agreement and their respective successors, heirs, and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 5.6 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, the invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in the applicable jurisdiction, and this Agreement shall be reformed, construed and enforced in the applicable jurisdiction so that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 5.7 Specific Performance; Remedies. Each of the parties to this Agreement agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Civista would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by Shareholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which Civista may be entitled (including monetary damages), Civista shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement. Shareholder further agrees that neither Civista nor any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.7, and Shareholder irrevocably waives any right it may have to require the obtaining, furnishing or posting of any bond or similar instrument. All rights, powers and remedies provided under this Agreement or otherwise available in respect of this Agreement at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Section 5.8 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to any applicable conflicts of law principles. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in exclusively in either the Federal District Court for the Northern District of Ohio or state court located in Erie County, Ohio (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 5.8. Notwithstanding any other provision in this Agreement, in the event of any action arising out of or resulting from this Agreement, the prevailing party shall be entitled to recover its costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the action.

Section 5.9 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT THE PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING

WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.9.

Section 5.10 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.11 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile, email of a PDF copy, or other electronic means) all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 5.12 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by email delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any agreement or instrument entered into in connection with this Agreement shall raise the use of a facsimile machine or email delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any defense based on the foregoing.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

VOTING AGREEMENT

Signature Page

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day first written above.

SHAREHOLDER	CIVISTA BANCSHARES, INC.

By:
[Name]

SHAREHOLDER’S SPOUSE
(If applicable)	COMUNIBANC CORP.

By:
[Name]	William L. Wendt, President and CEO

ATTACHMENT A

Shareholder	Address and Email	Owned Shares

EXHIBIT B

FORM OF AGREEMENT AND PLAN OF BANK MERGER

This is an Agreement and Plan of Bank Merger (this “Agreement”) dated as of ___________, 2022, between Civista Bank, a commercial bank organized under the laws of the State of Ohio, being located in Sandusky, county of Erie, in the State of Ohio (“Civista Bank”), and The Henry County Bank, a commercial bank organized under the laws of the State of Ohio, being located in Napoleon, county of Henry, in the State of Ohio (“Henry County Bank”).

RECITALS

A. Civista Bancshares, Inc., an Ohio corporation owning all of the outstanding shares of Civista Bank (“Civista”), and Comunibanc Corp., an Ohio corporation all of the outstanding shares of Henry County Bank (“Comunibanc”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated January 10, 2022, pursuant to which Comunibanc will merger with and into Civista, with Civista being the surviving corporation (“Parent Merger”).

B. The Merger Agreement contemplates that immediately following, the consummation of the Parent Merger, or at such later time as Civista may determine, Henry County Bank is to be merged with and into Civista Bank.

C. Civista, as the sole shareholder of Henry County Bank and Civista Bank immediately after consummation of the Parent Merger, desires to cause Henry County Bank to merge with and into Civista Bank immediately following the Parent Merger or at such later time as Civista may determine (the “Bank Merger”).

D. In consideration of the recitals and the mutual agreements, covenants and undertakings contained herein and for the purpose of setting forth the terms and conditions of the Bank Merger, the parties, intending to be legally bound, agree as follows:

AGREEMENTS

1. Bank Merger. At the Effective Time (as hereinafter defined) and upon the terms and conditions set forth in this Agreement, Henry County Bank shall be merged with and into Civista Bank, and Civista Bank shall continue in existence as the surviving corporation of the merger (the “Surviving Bank”).

2. Merger Certificates. Subject to consummation of the Parent Merger and the other provisions of this Agreement, immediately after the Parent Merger or at such later time as Civista may determine, and upon receipt of all required shareholder and regulatory approvals, Civista Bank and Henry County Bank shall cause such certificates or articles of merger and such other documents and certificates as are necessary to be executed and delivered for filing to the Ohio Secretary of State (“Merger Certificates”).

3. Effective Time. The date and time specified in the Merger Certificates filed with the Ohio Secretary of State shall be deemed the effective time of the Bank Merger (the “Effective Time”).

4. Articles of Incorporation and Regulations. The Articles of Incorporation of Civista Bank, as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Bank, until they shall be thereafter altered, amended, or repealed in accordance with law. Until amended or repealed as therein provided, the Regulations of Civista Bank in effect at the Effective Time shall be the Regulations of the Surviving Bank.

5. Directors and Officers. The directors and officers of Civista Bank shall be the directors and officers of the Surviving Bank until the next annual meeting of shareholders and directors of Surviving Bank, unless their tenure as officers or directors is sooner terminated.

6. Names and Offices. The name of the Surviving Bank shall be “Civista Bank.” The main office of the Surviving Bank shall be the main office of Civista Bank immediately prior to the Effective Time. All branch offices of Civista Bank and offices of Henry County Bank which were in lawful operation immediately prior to the Effective Time shall be the branch offices of the Surviving Bank upon consummation of the Bank Merger, subject to the opening or closing of any offices which may be authorized by Civista Bank or the Henry County Bank and applicable regulatory authorities after the date hereof.

7. Conversion of Henry County Bank Shares. At the Effective Time, each issued and outstanding share of Henry County Bank capital stock shall automatically by virtue of the Bank Merger be canceled without payment.

8. Civista Bank Capital Stock. The shares of Civista Bank capital stock issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall not be affected by the Bank Merger.

9. Certain Effects of Merger. At the Effective Time, in addition to the effects otherwise provided by the laws of the United States and Ohio, Civista Bank and Henry County Bank shall become a single corporation and the separate existence of Henry County Bank shall cease. Surviving Bank shall possess all the rights, privileges, powers and franchises of both a public and private nature of Henry County Bank subject to all of its restrictions, disabilities and duties, and shall also possess all of the property (real, personal and mixed) and all debts due to Henry County Bank. All other things in action of or belonging to Henry County Bank shall be vested in the Surviving Bank; and all property, rights, privileges, powers and franchises and all and every other interest shall thereafter be the property of the Surviving Bank, and the title to any real estate vested by deed or otherwise in Henry County Bank shall not revert or be in any way impaired by reason of the Bank Merger. All rights of creditors and all liens of Henry County Bank shall be preserved unimpaired, and all debts, liabilities and duties of Henry County Bank shall at the Effective Time become obligations of the Surviving Bank and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

10. Termination. This Agreement shall be terminated upon the agreement of the parties hereto. In addition, this Agreement shall terminate automatically upon termination of the Merger Agreement prior to the consummation of the Parent Merger.

11. Conditions. The respective obligations of each party hereto to effect the Bank Merger shall be subject to: (a) the consummation of the Parent Merger; and (b) the receipt of all approvals and consents of regulatory authorities required by law to effect the Bank Merger.

12. Amendment. On or before the Effective Time, the parties may amend, modify or supplement this Plan of Merger in the manner as may be agreed upon between the parties in writing.

13. Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts (including by facsimile or other electronic means), each of which shall be deemed to be an original but all of which together shall constitute one agreement.

14. Governing Law. This Agreement shall be governed in all respects by the laws of the State of Ohio.

15. Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party that is entitled to the benefit thereof.

16. Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date set forth above.

CIVISTA BANK	THE HENRY COUNTY BANK

By:	By:

Annex B

DISSENTERS’ RIGHTS UNDER SECTION 1701.85 OF THE OHIO GENERAL CORPORATION LAW

1701.85 Dissenting shareholders – compliance with section – fair cash value of shares.

(A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal.

(3) Not later than 20 days before the date of the meeting at which the proposal will be submitted to the shareholders, the corporation may notify the corporation’s shareholders that relief under this section is available. The notice shall include or be accompanied by all of the following:

(a) A copy of this section;

(b) A statement that the proposal can give rise to rights under this section if the proposal is approved by the required vote of the shareholders;

(c) A statement that the shareholder will be eligible as a dissenting shareholder under this section only if the shareholder delivers to the corporation a written demand with the information provided for in division (A)(4) of this section before the vote on the proposal will be taken at the meeting of the shareholders and the shareholder does not vote in favor of the proposal.

(4) If the corporation delivers notice to its shareholders as provided in division (A)(3) of this section, a shareholder electing to be eligible as a dissenting shareholder under this section shall deliver to the corporation before the vote on the proposal is taken a written demand for payment of the fair cash value of the shares as to which the shareholder seeks relief. The demand for payment shall include the shareholder’s address, the number and class of such shares, and the amount claimed by the shareholder as the fair cash value of the shares.

(5) If the corporation does not notify the corporation’s shareholders pursuant to division (A)(3) of this section, not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(6) If a signatory, designated and approved by the dissenting shareholder, executes the demand, then at any time after receiving the demand, the corporation may make a written request that the dissenting shareholder provide evidence of the signatory’s authority. The shareholder shall provide the evidence within a reasonable time but not sooner than 20 days after the dissenting shareholder has received the corporation’s written request for evidence.

(7) The dissenting shareholder entitled to relief under division (A)(3) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (A)(5) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within 20 days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(4) of this section.

(8) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion

(9) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within 15 days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within 20 days after the lapse of the 15-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within 30 days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C)(1) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, both of the following shall be excluded:

(a) Any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders;

(b) Any premium associated with control of the corporation, or any discount for lack of marketability or minority status.

(2) For the purposes of this section, the fair cash value of a share that was listed on a national securities exchange at any of the following times shall be the closing sale price on the national securities exchange as of the applicable date provided in division (C)(1) of this section:

(a) Immediately before the effective time of a merger or consolidation;

(b) Immediately before the filing of an amendment to the articles of incorporation as described in division (A) of section 1701.74 of the Revised Code;

(c) Immediately before the time of the vote described in division (A)(1)(b) of section 1701.76 of the Revised Code.

(D)(1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

Annex C

7205 W. Central Avenue Toledo, OH 43617 419.841.8521 www.probank.com

January 10, 2022

Personal & Confidential

Board of Directors

Comunibanc Corp.

122 East Washington Street

Napoleon, OH 43545

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Comunibanc Corp. (“Comunibanc”) common stock pursuant to the Agreement and Plan of Merger dated January 10, 2022 (the “Agreement”) by and between Civista Bancshares, Inc. (“Civista”) and Comunibanc. The Agreement provides for Comunibanc to merge with and into Civista, with Civista being the surviving entity (the “Merger”). Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement.

The Agreement provides for each of the 828,504 shares of Comunibanc common stock to be converted into the right to receive: (i) $30.13 in cash (the “Cash Consideration”); and (ii) 1.1888 shares of Civista common stock (the “Stock Consideration”). No fractional shares of Civista will be issued in connection with the Merger, and in lieu thereof, fractional shares will be paid in cash.

ProBank Austin, as part of its investment banking practice, is customarily engaged in advising and valuing financial institutions in connection with mergers and acquisitions and other corporate transactions. In connection with rendering our opinion set forth herein, we have reviewed and/or considered among other things, the following:

(i)	the Agreement dated January 10, 2022;

(ii)	certain publicly available financial statements and other historical financial information of Comunibanc and Civista that we deemed relevant;

(iii)	certain non-public internal financial and operating data of Comunibanc and Civista that were prepared and provided to us by the respective management of Comunibanc and Civista;

(iv)	internal financial projections for Comunibanc for the year ending December 31, 2022, prepared by, and reviewed with, management of Comunibanc;

(v)

the pro forma financial impact of the Merger on Civista, based on assumptions relating to transaction expenses, acquisition accounting adjustments, and cost savings as discussed with representatives of Civista;

(vi)

publicly reported historical stock price and trading activity for Civista’s common stock, including an analysis of certain financial and stock information of certain other publicly traded companies deemed comparable to Civista;

(vii)	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available, deemed comparable to the Merger;

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Board of Directors Comunibanc Corp. January 10, 2022 Page 2

(viii)	the current market environment generally and the banking environment in particular; and,

(ix)	such other information, financial studies, analyses, and investigations, financial, economic, and market criteria as we considered relevant.

We also discussed with certain members of senior management of Comunibanc the business, financial condition, results of operations and prospects of Comunibanc, including certain operating, regulatory and other financial matters. We held similar discussions with senior management of Civista regarding the business, financial condition, results of operations and prospects of Civista.

ProBank Austin’s opinion was given in reliance on information and representations made or given by Comunibanc and Civista, and their respective officers, directors, auditors, counsel, and other agents, and on filings, releases and other information issued by Comunibanc and Civista, including, without limitation, financial statements, financial projections, and stock price data as well as certain other information from recognized independent sources. ProBank Austin assumed and relied upon the accuracy and completeness of all such information and data and did not independently verify any of such information or data for purposes of its opinion. ProBank Austin does not assume any responsibility or liability for the accuracy or completeness of such information or data provided by Comunibanc, Civista, or third-party independent source.

As part of the due diligence process, we made no independent verification as to the status and value of Comunibanc’s or Civista’s assets, including the value of their respective loan portfolios and allowances for loan and lease losses, and have instead relied upon representations and information concerning the value of assets and the adequacy of reserves in the aggregate. In addition, ProBank Austin assumed in the course of obtaining the necessary approvals for the transaction, no condition will be imposed that will have a material adverse effect on the contemplated benefits of the transaction to Comunibanc and its shareholders.

This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. This opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by Comunibanc shareholders. As part of the engagement, ProBank Austin reserves the right to review any public disclosures describing this fairness opinion or the firm. ProBank Austin has acted as financial advisor to the board of directors of Comunibanc in rendering this opinion and will receive a fee for our services. In addition, Comunibanc has agreed to indemnify ProBank Austin from and against certain liabilities.

ProBank Austin expresses no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction, including without limitation, the form or structure of the Merger, any consequences of the Merger to Comunibanc, its stockholders, creditors, or otherwise, or any terms, aspects, merits or implications of any employment, retention, consulting, voting, support, cooperation, stockholder, or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger. ProBank Austin’s opinion does not address the fairness of the amount or nature of any compensation to any of Comunibanc’s officers, directors or employees or any class of such persons, if any, to be received in the Merger. This opinion has been approved by the fairness opinion committee of ProBank Austin.

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Board of Directors Comunibanc Corp. January 10, 2022 Page 3

This opinion may be included in its entirety in any filing made by Civista with the Securities and Exchange Commission in connection with the Merger. We also hereby consent to the inclusion of our written description or summary of this opinion in a proxy statement or other proxy soliciting materials to be sent to shareholders of Comunibanc, and to the references to our firm name therein.

Based upon our analysis and subject to the qualifications described herein, we believe that as of the date of this letter, the Merger Consideration is fair, from a financial point of view, to the holders of Comunibanc common stock.

Respectfully,

/s/ ProBank Austin

ProBank Austin

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Part II

Information Not Required In Prospectus

Item 20.	Indemnification of Directors and Officers.

(a) Ohio General Corporation Law

Section 1701.13(E) of the Ohio Revised Code grants corporations broad powers to indemnify directors, officers, employees and agents. Section 1701.13(E) provides:

(E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if the person had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person’s conduct was unlawful.

(2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b) Any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Revised Code.

(3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter in the action, suit, or proceeding, the person shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the action, suit, or proceeding.

(4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c) By the shareholders;

(d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of that notification, the person shall have the right to petition the court of common pleas or the court in which the action or suit was brought to review the reasonableness of that determination.

(5)(a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which the director agrees to do both of the following:

(i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that the director’s action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay that amount, if it ultimately is determined that the person is not entitled to be indemnified by the corporation.

(6) The indemnification or advancement of expenses authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification or advancement of expenses under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of that person. A right to indemnification or to advancement of expenses arising under a provision of the articles or the regulations shall not be eliminated or impaired by an amendment to that provision after the occurrence of the act or omission that becomes the subject of the civil, criminal, administrative, or investigative action, suit, or proceeding for which the indemnification or advancement of expenses is sought, unless the provision in effect at the time of that act or omission explicitly authorizes that elimination or impairment after the act or omission has occurred.

(7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

(8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

(9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as the person would if the person had served the new or surviving corporation in the same capacity.

(b) Amended and Restated Articles of Incorporation and Amended and Restated Regulations of Civista

The Amended and Restated Articles of Incorporation of Civista and Amended and Restated Regulations of Civista contain the following provisions with respect to the indemnification of directors and officers:

Pursuant to Article EIGHTH of the amended and restated articles of incorporation, Civista has the power to indemnify its present and past directors, officers, employees and agents to the fullest extent permitted under the Ohio Revised Code. Article VIII of the amended and restated code of regulations provides that Civista will indemnify, to the fullest extent permitted or authorized by applicable law, any person made or threatened to be made a party to any suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or employee of Civista, or is or was serving at the request of Civista as a director, trustee, officer, or employee of a bank, or other corporation, partnership, joint venture, trust or other enterprise. In order to receive indemnification, the person must have acted in good faith and in a manner that he or she reasonably believed to be in and not opposed to the best interest of Civista. With regard to any criminal action or proceeding, Civista will indemnify the person if he or she had no reasonable cause to believe his or her conduct was unlawful. Civista will not indemnify a person with respect to such person’s willful misconduct.

As a condition precedent to Civista providing such indemnification, the person to be indemnified must (i) promptly notify Civista of any actual or potential action, suit or proceeding, (ii) except with respect to a criminal proceeding, authorize and permit Civista, in its sole discretion, to choose any legal counsel to defend and otherwise handle the action, suit or proceeding and related matters, (iii) except with respect to a criminal proceeding, permit Civista to assume total, complete and exclusive control of the action, suit or proceedings and all related proceedings and matters, and (iv) in all respects, cooperate with Civista and its counsel in the defense and/or settlement of the action, suit or proceeding and in the prosecution and/or settlement of any counterclaims, cross-claims and defenses.

The indemnification provided by Civista’s amended and restated code of regulations is not exclusive of any other rights to which any person seeking indemnification may be entitled, both as to action in his or her official capacity and as to action in another capacity while holding such office. In addition, such indemnification will continue as to a person who has ceased to be a director, trustee, officer or employee and will inure to the benefit of such person’s heirs, executors and administrators.

(c) Insurance

Civista maintains insurance policies under which directors and officers of Civista are insured, within the limits and subject to the limitations of such policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of Civista.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits

See Index to Exhibits below.

(b) Financial Statement Schedules

All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under related instructions or are inapplicable and, therefore, have been omitted.

Item 22.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d)

That every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(e)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f)

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus which forms a part of the registration statement pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

INDEX TO EXHIBITS

Exhibit Number	Description	Exhibit Location

2.1	Agreement and Plan of Merger, dated as of January 10, 2022, as amended, by and between Civista Bancshares, Inc. and Comunibanc Corp.	Included as Annex A to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4.

3.1	Second Amended and Restated Articles of Incorporation of Civista Bancshares, Inc., as filed with the Ohio Secretary of State on November 15, 2018.	Filed as Exhibit 3.1 to Civista Bancshares, Inc.’s Current Report on Form 8-K dated and filed on November 16, 2018 and incorporated herein by reference (File No. 001-36192).

3.2	Amended and Restated Code of Regulations of Civista Bancshares, Inc. (adopted April 15, 2008).	Filed as Exhibit 3.2 to Civista Bancshares, Inc.’s Quarterly Report on Form 10-Q for the period ended September 30, 2017, filed on November 8, 2017 and incorporated herein by reference. (File No. 001-36192).

4.1	Indenture dated November 30, 2021, by and between Civista Bancshares, Inc. and UMB Bank, National Association, as Trustee.	Filed as Exhibit 4.1 to Civista Bancshares, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on March 15, 2022 and incorporated herein by reference (File No. 001-36192).

4.2	Forms of 3.25% Fixed-to-Floating Rate Subordinated Notes due 2031.	Filed as Exhibit 4.2 to Civista Bancshares, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on March 15, 2022 and incorporated herein by reference (File No. 001-36192).

4.3	Agreement to furnish instrument and agreements defining rights of holders of long-term debt.	Filed as Exhibit 4.3 to Civista Bancshares, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on March 15, 2022 and incorporated herein by reference (File No. 001-36192).

4.4	Description of Capital Stock of Civista Bancshares, Inc.	Filed as Exhibit 4.2 to Civista Bancshares, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on March 15, 2021 and incorporated herein by reference. (File No. 001-36192).

4.5	Form of Registration Rights Agreement dated November 30, 2021, by and among Civista Bancshares, Inc. and the Purchasers thereto.	Filed as Exhibit 4.3 to Civista Bancshares, Inc.’s Registration Statement on Form S-4 filed on February 2, 2022 and incorporated herein by reference (File No. 333-262907).

5.1	Opinion of Dinsmore & Shohl LLP regarding the legality of the securities being registered.	Filed herewith.

8.1	Opinion of Dinsmore & Shohl LLP regarding certain tax matter.	Filed herewith.

8.2	Opinion of Shumaker, Loop & Kendrick LLP regarding certain tax matter.	Filed herewith.

10.1*	Form of Change of Control Agreement by and among Civista Bancshares, Inc., Civista Bank and certain executive officers.	Filed as Exhibit 10.1 to Civista Bancshares, Inc.’s Current Report on Form 8-K dated and filed on March 8, 2019 and incorporated herein by reference. (File No. 001-36192).

10.2*	Form of Amended and Restated Change of Control Agreement by and among Civista Bancshares, Inc., Civista Bank and certain executive officers.	Filed as Exhibit 10.1 to Civista Bancshares, Inc.’s Current Report on Form 8-K dated and filed on March 8, 2019 and incorporated herein by reference. (File No. 001-36192).

10.3*	Form of Pension Shortfall Agreement by and among Civista Bancshares, Inc., Civista Bank and certain executive officers.	Filed as Exhibit 10.2 to Civista Bancshares, Inc.’s Current Report on Form 8-K dated and filed on October 29, 2015 and incorporated herein by reference. (File No. 001-36192).

10.4*	Supplemental Nonqualified Executive Retirement Plan.	Filed as Exhibit 10.12 to Civista Bancshares, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011, filed on March 15, 2012 and incorporated herein by reference (File No. 0-25980).

10.5*	Amendment to Supplemental Nonqualified Executive Retirement Plan.	Filed as Exhibit 10.13 to Civista Bancshares, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011, filed on March 15, 2012 and incorporated herein by reference (File No. 0-25980).

10.6*	Second Amendment to Supplemental Nonqualified Executive Retirement Plan.	Filed as Exhibit 10.1 to Civista Bancshares, Inc.’s Quarterly Report on Form 10-Q for the period ended June 30, 2016, filed on August 9, 2016 and incorporated herein by reference (File No. 1-36192).

10.7*	2018 Amendment to Supplemental Nonqualified Executive Retirement Plan.	Filed as Exhibit 10.1 to Civista Bancshares, Inc.’s Quarterly Report on Form 10-Q for the period ended June 30, 2018, filed on August 8, 2018 and incorporated herein by reference (File No. 1-36192).

10.8*	Civista Bancshares, Inc. 2014 Incentive Plan.	Filed as Exhibit 10.1 to Civista Bancshares, Inc.’s Registration Statement on Form S-8 filed on February 26, 2015 and incorporated herein by reference (File No. 333-202316).

10.9*	Form of Restricted Stock Award Agreement under Civista Bancshares, Inc. 2014 Incentive Plan.	Filed as Exhibit 10.8 to Civista Bancshares, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018, filed on March 15, 2019 and incorporated herein by reference. (File No. 1-36192).

13.1	Civista Bancshares, Inc. 2020 Annual Report to Shareholders (not deemed filed except for portions which are specifically incorporated by reference in the Annual Report on Form 10-K filed March 15, 2022).	Filed as Exhibit 13.1 to Civista Bancshares, Inc.’s Annual Report on Form 10-K filed March 15, 2022. (File No. 1-36192).

21.1	Subsidiaries of Civista.	Filed as Exhibit 21.1 to Civista Bancshares, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on March 15, 2022 and incorporated herein by reference (File No. 1-36192).

23.1	Consent of Independent Registered Public Accounting Firm – BKD, LLP.	Filed herewith.

23.2	Consent of Independent Registered Public Accounting Firm – S.R. Snodgrass P.C.	Filed herewith.

23.3	Consent of Dinsmore & Shohl LLP.	Included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference.

23.4	Consent of Dinsmore & Shohl LLP.	Included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference.

23.5	Consent of Shumaker, Loop & Kendrick, LLP.	Included as part of its opinion filed as Exhibit 8.2 and incorporated herein by reference.

24.1	Power of Attorney for Directors and Executive Officers of Civista.	Filed herewith.

99.1	Consent of ProBank Austin.	Filed herewith.

99.2	Form of Proxy Card for Special Meeting of Shareholders of Comunibanc.	Filed herewith.

107	Filing Fee Table.	Previously filed with the S-4 on April 4, 2022.

*	Management Compensation Plan or Agreement

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sandusky, State of Ohio, on April 18, 2022.

CIVISTA BANCSHARES, INC.

By:	/s/ Dennis G. Shaffer
Dennis G. Shaffer President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Date	Capacity

/s/ Thomas A. Deplar* Thomas A. Deplar	April 18, 2022	Director

/s/ Julia A. Mattlin* Julie A. Mattlin	April 18, 2022	Director

/s/ Todd A. Michel* Todd A. Michel	April 18, 2022	Senior Vice President (Principal Financial and Accounting Officer)

/s/ James O. Miller* James O. Miller	April 18, 2022	Director and Chairman of the Board

/s/ Dennis E. Murray Jr.* Dennis E. Murray Jr.	April 18, 2022	Director

/s/ Allen R. Nickles* Allen R. Nickles	April 18, 2022	Director

/s/ M. Patricia Oliver* M. Patricia Oliver	April 18, 2022	Director

/s/ William F. Ritzmann* William F. Ritzmann	April 18, 2022	Director

/s/ Dennis G. Shaffer Dennis G. Shaffer	April 18, 2022	Director, President and Chief Executive Officer

/s/ Harry Singer* Harry Singer	April 18, 2022	Director

/s/ Daniel J. White* Daniel J. White	April 18, 2022	Director

*

The above-named directors and officers of the Registrant sign this Registration Statement on Form S-4 by Dennis G. Shaffer their attorney-in-fact, pursuant to Power of Attorney signed by the above-named directors and officer, which Power of Attorney is filed with this Registration Statement on Form S-4 as Exhibit 24.1

By:	/s/ Dennis G. Shaffer
Dennis G. Shaffer
President and Chief Executive Officer Attorney-in-Fact